 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 2, 1996.

                                                 REGISTRATION NO. 33-64575
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ---------------
                             WELLS FARGO & COMPANY
            (Exact name of registrant as specified in its charter)

        DELAWARE                         6021                       13-2553920
(State or other jurisdiction of  (Primary Standard Industrial       (I.R.S. Employer
 incorporation or                 Classification Code Number)
 organization)                        Identification No.)

                            420 MONTGOMERY STREET
                       SAN FRANCISCO, CALIFORNIA 94163
                                (415) 477-1000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             GUY ROUNSAVILLE, JR.
            EXECUTIVE VICE PRESIDENT, CHIEF COUNSEL AND SECRETARY
                            WELLS FARGO & COMPANY
                            420 MONTGOMERY STREET
                        SAN FRANCISCO, CALIFORNIA 94163
                                (415) 477-1000
  (Name and address, including zip code, and telephone number, including area code, of agent for service)
                               ---------------
                                  COPY TO:
                              ALAN J. SINSHEIMER
                             SULLIVAN & CROMWELL
                               125 BROAD STREET
                           NEW YORK, NEW YORK 10004
                                (212) 558-4000
                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS
     PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                               ---------------

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
                               ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             WELLS FARGO & COMPANY

                            CROSS-REFERENCE SHEET
                  PURSUANT TO ITEM 501(B) OF REGULATION S-K

              FORM S-4 ITEM NUMBER AND HEADING           LOCATION IN PROSPECTUS
              --------------------------------           ----------------------
 1.  Forepart of Registration Statement and Outside
      Front Cover Page of Prospectus................... Outside Front Cover Page
 2.  Inside Front and Outside Back Cover
      Pages of Prospectus.............................. Table of Contents;
                                                        Available Information;
                                                        Incorporation of Certain
                                                        Information by Reference
 3.  Risk Factors, Ratio of Earnings to Fixed
      Charges and Other Information.................... Prospectus Summary
 4.  Terms of the Transaction.......................... Prospectus Summary;
                                                        Background of the Offer;
                                                        The Offer; Description
                                                        of Wells Fargo Capital
                                                        Stock; Comparison of
                                                        Rights of Holders of
                                                        Shares and Wells Fargo
                                                        Common Stock; Market
                                                        Prices and Dividends
 5.  Pro Forma Financial Information................... Pro Forma Combined
                                                        Financial Data
 6.  Material Contacts with the Company Being
      Acquired......................................... Background of the Offer;
                                                        The Offer
 7.  Additional Information Required for Reoffering
      by Persons and Parties Deemed to be
      Underwriters..................................... *
 8.  Interests of Named Experts and Counsel............ Validity of Wells Fargo
                                                        Common Stock; Experts
 9.  Disclosure of Commission Position on
      Indemnification for Securities Act Liabilities... *
 10. Information with Respect to S-3 Registrants....... Incorporation of Certain
                                                        Information by Reference
 11. Incorporation of Certain Information
      by Reference..................................... Incorporation of Certain
                                                        Information by
                                                        Reference; Description
                                                        of Wells Fargo Capital
                                                        Stock
 12. Information with Respect to S-2 or
      S-3 Registrants.................................. *
 13. Incorporation of Certain Information
      by Reference..................................... *
 14. Information with Respect to Registrants Other
      Than S-2 or S-3 Registrants...................... *
 15. Information with Respect to S-3 Companies......... Incorporation of Certain
                                                        Information by
                                                        Reference; Background of
                                                        the Offer
 16. Information with Respect to S-2 or
      S-3 Companies.................................... *
 17. Information with Respect to Companies Other
      than S-2 or S-3 Companies........................ *
 18. Information if Proxies, Consents or Authorizations
      are to be Solicited.............................. *
 19. Information if Proxies, Consents or Authorizations
      are not to be Solicited or in an Exchange Offer.. Outside Front Cover
                                                        Page; Prospectus
                                                        Summary; The Offer;
                                                        Incorporation of Certain
                                                        Information by Reference

--------
*Indicates that Item is not applicable or answer is in the negative.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

               SUBJECT TO COMPLETION, DATED JANUARY 2, 1996
PROSPECTUS

           OFFER TO EXCHANGE EACH OUTSTANDING SHARE OF COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)

                                       OF

                            FIRST INTERSTATE BANCORP

                                      FOR

                     TWO-THIRDS OF A SHARE OF COMMON STOCK

                                       OF

                             WELLS FARGO & COMPANY


   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON , 1996, UNLESS EXTENDED. SHARES WHICH ARE TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER.

  Wells Fargo & Company, a Delaware corporation ("Wells Fargo"), hereby offers, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (collectively, the "Offer"), to exchange two-thirds of a share of Common Stock, par value $5.00 per share, of Wells Fargo ("Wells Fargo Common Stock") for each outstanding share of Common Stock, par value $2.00 per share (each, a "Share" and collectively, the "Shares"), of First Interstate Bancorp ("First Interstate"), including the associated common stock purchase rights (each, a "Right" and collectively, the "Rights") issued pursuant to the Rights Agreement, dated as of November 21, 1988, between First Interstate and First Interstate Bank of California, as successor Rights Agent, validly tendered on or prior to the Expiration Date and not withdrawn. Unless the context otherwise requires and unless and until the Rights are redeemed,
all references to Shares shall include the associated Rights. On     , 1996,
the closing price of the Shares on the New York Stock Exchange was $   per
Share. Based on the closing price of Wells Fargo Common Stock on the same date,
the value of the Offer was $   per Share. The value of the Offer will change as
the market price of the Wells Fargo Common Stock changes.

  WELLS FARGO'S OBLIGATION TO EXCHANGE SHARES OF WELLS FARGO COMMON STOCK FOR SHARES PURSUANT TO THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH, TOGETHER WITH THE SHARES BENEFICIALLY OWNED BY WELLS FARGO AND ITS AFFILIATES FOR THEIR OWN RESPECTIVE ACCOUNTS (CURRENTLY 100 SHARES), WILL CONSTITUTE AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS (I.E., AS THOUGH ALL OPTIONS OR OTHER
SECURITIES CONVERTIBLE INTO OR EXERCISABLE OR EXCHANGEABLE FOR SHARES, OTHER
THA     N THE RIGHTS, HAD BEEN SO CONVERTED, EXERCISED OR EXCHANGED) AS OF THE
DATE THE SHARES ARE ACCEPTED FOR
                                                  (cover continued on next page)

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

                                  -----------

                  THE DEALER MANAGER[S] FOR THE OFFER IS[ARE]:

                                   [TO COME]

    , 1996

EXCHANGE BY WELLS FARGO PURSUANT TO THE OFFER (THE "MINIMUM TENDER CONDITION") (BASED ON THE NUMBER OF SHARES OUTSTANDING OR RESERVED FOR ISSUANCE PURSUANT TO FIRST INTERSTATE'S EMPLOYEE STOCK OPTIONS AND DIVIDEND REINVESTMENT AND STOCK PURCHASE PLANS AS OF OCTOBER 31, 1995 AS REPORTED BY FIRST INTERSTATE, SHARES PURPORTED TO BE ISSUABLE PURSUANT TO THE RECIPROCAL STOCK OPTION AGREEMENT WITH FIRST BANK SYSTEM INC. DESCRIBED HEREIN AND SHARES CURRENTLY OWNED BENEFICIALLY BY WELLS FARGO AND ITS AFFILIATES FOR THEIR OWN RESPECTIVE ACCOUNTS, WELLS FARGO BELIEVES THE MINIMUM TENDER CONDITION WOULD BE SATISFIED IF AT LEAST AN AGGREGATE OF 47,475,241 SHARES, OR 62.7% OF THE SHARES OUTSTANDING AS OF OCTOBER 31, 1995, ARE VALIDLY TENDERED PURSUANT TO THE OFFER AND NOT WITHDRAWN), (II) APPROVAL OF THE ISSUANCE OF SHARES OF WELLS FARGO COMMON STOCK PURSUANT TO THE OFFER BY A MAJORITY VOTE OF THE HOLDERS OF WELLS FARGO COMMON STOCK VOTING AT A MEETING OF SUCH HOLDERS (THE "WELLS FARGO STOCKHOLDER APPROVAL CONDITION"), (III) THE BOARD OF DIRECTORS OF FIRST INTERSTATE HAVING REDEEMED THE RIGHTS AND, PURSUANT TO SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW (THE "DGCL"), APPROVED THE ACQUISITION OF SHARES PURSUANT TO THE OFFER, OR WELLS FARGO BEING OTHERWISE SATISFIED IN ITS SOLE DISCRETION THAT THE RIGHTS AND THE PROVISIONS OF SECTION 203 RESTRICTING CERTAIN BUSINESS COMBINATIONS ARE INVALID OR ARE NOT APPLICABLE TO THE ACQUISITION OF SHARES PURSUANT TO THE OFFER AND THE MERGER (THE "RIGHTS PLAN AND DGCL 203 CONDITION"), (IV) THE STOCKHOLDERS OF FIRST INTERSTATE NOT HAVING APPROVED THE AGREEMENT AND PLAN OF MERGER BETWEEN FIRST INTERSTATE, FIRST BANK SYSTEM, INC. AND ELEVEN ACQUISITION CORP. (THE "FIB/FBS MERGER AGREEMENT CONDITION"), AND (V) ALL REGULATORY APPROVALS REQUIRED TO CONSUMMATE THE OFFER AND THE MERGER HAVING BEEN OBTAINED AND REMAINING IN FULL FORCE AND EFFECT, ALL STATUTORY WAITING PERIODS IN RESPECT THEREOF HAVING EXPIRED AND NO SUCH APPROVAL CONTAINING ANY CONDITIONS OR RESTRICTIONS WHICH THE BOARD OF DIRECTORS OF WELLS FARGO REASONABLY DETERMINES IN GOOD FAITH WILL HAVE OR REASONABLY BE EXPECTED TO HAVE A MATERIAL ADVERSE EFFECT (AS DEFINED HEREIN) ON WELLS FARGO, FIRST INTERSTATE AND THEIR RESPECTIVE SUBSIDIARIES TAKEN AS A WHOLE (THE "REGULATORY APPROVAL CONDITION").

                               ----------------

THIS PROSPECTUS AND THE OFFER MADE HEREBY DO NOT CONSTITUTE A SOLICITATION OF ANY PROXIES OR CONSENTS. ANY SUCH SOLICITATIONS WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934.

                               ----------------

                                   IMPORTANT

  Any stockholder desiring to tender all or any portion of his Shares and the associated Rights should either (a) complete and sign the Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal or such facsimile and any other required documents to the Exchange Agent and either deliver the certificates for such Shares and Rights to the Exchange Agent along with the Letter of Transmittal, deliver such Shares and Rights pursuant to the procedures for book-entry transfer set forth herein (in the case of Rights, only if such procedures are available) or comply with the guaranteed delivery procedures set forth below or (b) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him. A stockholder having Shares and Rights registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if he desires to tender such Shares and Rights.

  Stockholders will be required to tender one Right for each Share tendered in order to effect a valid tender of Shares, unless the Rights Plan and DGCL 203 Condition (insofar as it relates to the Rights) has been satisfied or waived. Unless the First Interstate Distribution Date (as defined herein) occurs, a tender of Shares will constitute a tender of the associated Rights.

  Questions and requests for assistance may be directed to the Information Agent or to the Dealer Manager[s] at [its] [their respective] address[es] and telephone numbers set forth on the back cover of this Prospectus. Requests for additional copies of this Prospectus and the Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Available Information.....................................................  iv
Incorporation of Certain Information by Reference.........................  iv
First Interstate Information..............................................   v
Prospectus Summary........................................................   1
Background of the Offer...................................................  16
 The Original Proposal....................................................  16
 The FIB/FBS Merger Agreement.............................................  16
 The Offer and Related Actions............................................  17
 Comparison of the Proposals..............................................  19
 Litigation...............................................................  29
 FIB/FBS Merger Agreement.................................................  30
The Offer.................................................................  38
 General..................................................................  38
 Timing of the Offer......................................................  40
 Extension, Termination and Amendment.....................................  40
 Exchange of Shares; Delivery of Wells Fargo Common Stock.................  41
 Cash in Lieu of Fractional Shares of Wells Fargo Common Stock............  41
 Withdrawal Rights........................................................  42
 Procedure for Tendering .................................................  42
 Certain Federal Income Tax Consequences..................................  45
 Effect of Offer on Market for Shares; Registration Under the Exchange
 Act......................................................................  47
 Purpose of the Offer; the Merger.........................................  48
 Minimum Tender Condition.................................................  49
 Wells Fargo Stockholder Approval Condition...............................  50
 Rights Plan and DGCL 203 Condition.......................................  50
 FIB/FBS Merger Agreement Condition.......................................  52
 Regulatory Approval Condition............................................  52
 Certain Other Conditions of the Offer....................................  56
 Relationships with First Interstate......................................  57
 Fees and Expenses........................................................  58
                                                                            PAGE
                                                                            ----
 Accounting Treatment......................................................  58
 Stock Exchange Listing....................................................  58
Business of Wells Fargo....................................................  59
Pro Forma Combined Financial Information...................................  60
Description of Wells Fargo Capital Stock...................................  68
 Wells Fargo Common Stock..................................................  68
 Repurchases of Wells Fargo Common Stock...................................  68
 Wells Fargo Preferred Stock...............................................  68
 Certain Regulatory Considerations.........................................  70
Comparison of Rights of Holders of Shares and Wells Fargo Common Stock.....  75
 Special Meetings of Stockholders..........................................  75
 Number of Directors.......................................................  75
 Advance Notice of Stockholder Nominations of Directors....................  75
 Stockholder Proposal Procedures...........................................  76
 Indemnification...........................................................  76
 Certain Voting Rights for Mergers.........................................  76
 Cumulative Voting.........................................................  76
 Removal of Directors; Filling Vacancies on the Board of Directors.........  76
 Stockholder Action by Written Consent.....................................  77
 Amendment of Bylaws.......................................................  77
 Classification of Board of Directors......................................  77
Market Prices and Dividends................................................  78
 Wells Fargo...............................................................  78
 First Interstate..........................................................  79
Validity of Wells Fargo Common Stock.......................................  79
Experts....................................................................  79
Schedule A--Directors and Executive Officers of Wells Fargo................ A-1
Schedule B--Section 203 of the Delaware General Corporation Law............ B-1

                             AVAILABLE INFORMATION

  Wells Fargo and First Interstate are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Wells Fargo and First Interstate with the Commission may be inspected and copied at the Commission's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the public reference facilities in the Commission's regional offices located at: 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 400, Chicago, Illinois 60661. Copies of such material may be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Shares and the Wells Fargo Common Stock are listed on the New York Stock Exchange (the "NYSE") and the Pacific Stock Exchange (the "PSE"). The periodic reports, proxy statements and other information filed by Wells Fargo and First Interstate with the Commission may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and at the offices of the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

  This Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4, as amended (the "Registration Statement"), covering the Wells Fargo Common Stock offered hereby which has been filed with the Commission, certain portions of which have been omitted pursuant to the rules and regulations of the Commission, and to which portions reference is hereby made for further information with respect to Wells Fargo, First Interstate and the securities offered hereby. Statements contained herein concerning any documents are not necessarily complete and, in each instance, reference is made to the copies of such documents filed as exhibits to the Registration Statement. Each such statement is qualified in its entirety by such reference.

  Not later than the date of commencement of the Offer, Wells Fargo will file with the Commission a statement on Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act furnishing certain information with respect to the Offer. Pursuant to Rules 14d-9 and 14e-2 under the Exchange Act, First Interstate filed on November 20, 1995 a statement on Schedule 14D-9 (the "First Interstate Schedule 14D-9") regarding its position concerning the Offer. Such Schedules and any amendments thereto should be available for inspection and copying as set forth above (except that such Schedules and any amendments thereto will not be available at the regional offices of the Commission).

  Pursuant to Rule 409 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and Rule 12b-21 promulgated under the Exchange Act, Wells Fargo has requested that First Interstate and its independent accountants, Ernst & Young LLP, provide to Wells Fargo the information required for complete disclosure concerning the business, operations, financial condition and management of First Interstate. Neither First Interstate nor Ernst & Young LLP has yet responded to such request. Wells Fargo will provide any and all information which it receives from First Interstate or Ernst & Young LLP prior to the expiration of the Offer and which Wells Fargo deems material, reliable and appropriate in a subsequently prepared amendment or supplement hereto.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  THIS PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON REQUEST TO SECRETARY, WELLS FARGO & COMPANY, 420 MONTGOMERY STREET, SAN FRANCISCO, CALIFORNIA 94163. TELEPHONE REQUESTS MAY BE DIRECTED TO THE CORPORATE SECRETARY'S DEPARTMENT AT (415) 396-4386. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY REQUEST FOR DOCUMENTS SHOULD BE SUBMITTED NOT LATER THAN FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE OF THE OFFER.

  The following documents filed with the Commission by Wells Fargo (File No. 1-6214) are incorporated herein by reference: (a) Wells Fargo's Annual Report on Form 10-K for the year ended December 31, 1994 (the "1994 Wells Fargo 10-K"); (b) the portions of Wells Fargo's Proxy Statement for the Annual Meeting of

Stockholders held on April 18, 1995 that have been incorporated by reference in the 1994 Wells Fargo 10-K; (c) Wells Fargo's Quarterly Reports on Form 10-Q for the periods ended March 31, 1995, June 30, 1995 and September 30, 1995;
(d) Wells Fargo's Current Reports on Form 8-K dated January 17, 1995, April 18, 1995, June 21, 1995, July 18, 1995, October 17, 1995, October 18, 1995 and
October 23, 1995; (e) the description of Wells Fargo Common Stock contained in Wells Fargo's Registration Statement on Form 8-B filed with the Commission June 17, 1987; (f) Wells Fargo's Preliminary Proxy Statement on Schedule 14A dated December 5, 1995; and (g) Soliciting Material of Wells Fargo filed pursuant to Rule 14a-12 of the Exchange Act dated November 27, 1995, December 7, 1995, December 21, 1995 and December 22, 1995.

  The following documents filed with the Commission by First Interstate (File No. 1-4114) are incorporated herein by reference: (a) First Interstate's Annual Report on Form 10-K for the year ended December 31, 1994 (the "1994 First Interstate 10-K") (excluding the report of First Interstate's independent accountants included therein); (b) the portions of First Interstate's Proxy Statement for the Annual Meeting of Stockholders held on April 28, 1995 that have been incorporated by reference in the 1994 First Interstate 10-K; (c) First Interstate's Quarterly Reports on Form 10-Q for the periods ended March 31, 1995, June 30, 1995 and September 30, 1995; (d) First Interstate's Current Reports on Form 8-K or 8-K/A dated February 15, 1995, March 24, 1995, May 1, 1995, May 26, 1995 and November 5, 1995; (e) Soliciting Material of First Interstate filed pursuant to Rule 14a-12 of the Exchange Act dated November 20, 1995; and (f) the First Interstate Schedule 14D-9, as amended.

  All documents filed by either Wells Fargo or First Interstate pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date the Offer is terminated or Shares are accepted for exchange shall be deemed to be incorporated herein by reference and to be a part hereof from the date of such filing. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

                       FIRST INTERSTATE INFORMATION

  While Wells Fargo has included information concerning First Interstate insofar as it is known or reasonably available to Wells Fargo, First Interstate is not affiliated with Wells Fargo and First Interstate has not to date permitted access by Wells Fargo to First Interstate's books and records. Therefore, information concerning First Interstate which has not been made public is not available to Wells Fargo. Although Wells Fargo has no knowledge that would indicate that statements relating to First Interstate contained or incorporated by reference in this Prospectus in reliance upon publicly available information are inaccurate or incomplete, Wells Fargo was not involved in the preparation of such information and statements and, for the foregoing reasons, is not in a position to verify any such information or statements.

                               ----------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY WELLS FARGO OR THE DEALER MANAGER[S]. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE OFFER IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF SHARES IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. HOWEVER, WELLS FARGO MAY, IN ITS SOLE DISCRETION, TAKE SUCH ACTION AS IT MAY DEEM NECESSARY TO MAKE THE OFFER IN ANY SUCH JURISDICTION AND EXTEND THE OFFER TO HOLDERS OF SHARES IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY EXCHANGE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF WELLS FARGO OR FIRST INTERSTATE SINCE THE DATE AS OF WHICH INFORMATION IS FURNISHED OR THE DATE HEREOF.

  IN ACCORDANCE WITH VARIOUS STATE SECURITIES LAWS APPLICABLE TO THE OFFER WHICH REQUIRE THE OFFER TO BE MADE TO THE PUBLIC BY A LICENSED BROKER OR DEALER, THE OFFER IS HEREBY MADE TO FIRST INTERSTATE'S STOCKHOLDERS RESIDING
IN EACH SUCH STATE BY     , AS DEALER MANAGER[S], ON BEHALF OF WELLS FARGO.

                               PROSPECTUS SUMMARY

  The information below is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus, including the documents incorporated in this Prospectus by reference. As used in this Prospectus, the term "Wells Fargo" refers to Wells Fargo & Company and, unless the context otherwise requires, its subsidiaries, and the term "First Interstate" refers to First Interstate Bancorp and, unless the context otherwise requires, its subsidiaries.

WELLS FARGO & COMPANY

  Wells Fargo is a bank holding company incorporated in the State of Delaware and registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"). Based on total consolidated assets at December 31, 1994, it was the 15th largest bank holding company in the United States, having total deposits of $42.3 billion and total assets of $53.4 billion.

  Wells Fargo's principal subsidiary is Wells Fargo Bank, N.A., which is the seventh largest bank in the United States and is the successor to the banking portion of the business founded by Henry Wells and William G. Fargo in 1852. Today, Wells Fargo operates one of the largest banking businesses in the United States. The bank provides a broad range of financial products and services through electronic and traditional channels. Customers can access accounts electronically seven days a week, 24 hours a day. Besides serving as banker to millions of California households, Wells Fargo provides a full range of banking and financial services to commercial, corporate, real estate and small business customers across the nation. Its primary lines of business are summarized under "Business of Wells Fargo."

  Wells Fargo has its principal executive offices at 420 Montgomery Street, San Francisco, California 94163, telephone number (415) 477-1000.

FIRST INTERSTATE BANCORP

  The following information concerning First Interstate is excerpted from the 1994 First Interstate 10-K:

  "[First Interstate] was incorporated under the laws of the State of Delaware and began operations in 1958. . . [First Interstate] is a bank holding company registered under the [BHCA]. At December 31, 1994, it owned directly all of the shares of capital stock of 16 banks . . . which operated approximately 1,100 banking offices in 13 states. Ranked according to assets, [First Interstate] was the fourteenth largest commercial banking organization in the United States at December 31, 1994, having total deposits of $48.4 billion and total assets of $55.8 billion. . ."

  First Interstate has its principal executive offices at 633 West Fifth Street, Los Angeles, California 90071, telephone number (213) 614-3001.

BACKGROUND OF THE OFFER

 The Original Proposal

  On September 7, 1995, Paul Hazen, Chairman and Chief Executive Officer of Wells Fargo, met with William Siart, Chairman and Chief Executive Officer of First Interstate, to discuss the possibility of a merger of the two companies. No conclusions were reached, but Mr. Siart indicated that First Interstate would probably not be prepared to consider a merger in the immediate future. On the afternoon of October 17, 1995, Mr. Hazen telephoned Mr. Siart to inform him that Wells Fargo intended to deliver a letter containing a merger proposal to First Interstate and that Mr. Hazen would like to meet with Mr. Siart later that day to deliver the letter in person and to discuss the proposal. Mr. Siart asked for some time to consider the request, but called Mr. Hazen back shortly thereafter to say that he saw no reason for the two of them to meet. Wells Fargo's letter was then delivered to First Interstate.

  On October 18, 1995, First Interstate and, shortly thereafter, Wells Fargo publicly announced that Wells Fargo had made a proposal (the "Original Proposal") to First Interstate for a tax-free merger in which First Interstate's stockholders would receive 0.625 of a share of Wells Fargo Common Stock for each Share. Wells Fargo believes the market reacted favorably to the announcement, with the Wells Fargo Common Stock closing on that date at $229 per share, an increase of $15.375 (7.2%) from its closing price the day before. Based on that market price, the Original Proposal represented a $37.13 per Share, or 35%, premium to the closing price per Share on the preceding day.

  On October 26, 1995, Mr. Siart and Mr. Hazen met again. At that meeting, Mr. Siart acknowledged that a merger of First Interstate and Wells Fargo would enhance stockholder value. Mr. Hazen explained the estimates of cost savings and reductions in revenue being used by Wells Fargo. Mr. Hazen also offered to have the individuals at Wells Fargo who had prepared those estimates meet with their counterparts at First Interstate in order to discuss potential cost savings and reductions in revenue if there were any questions about Wells Fargo's estimates, but Mr. Siart responded that that would not be necessary since he agreed with the economic value of the Wells Fargo estimates. Mr. Hazen then offered to raise the exchange ratio in Wells Fargo's proposal to 0.65 of a share of Wells Fargo Common Stock for each Share if First Interstate would enter into a merger agreement with Wells Fargo. Mr. Siart rejected this increased offer, but indicated that First Interstate might accept a merger with a 0.70 exchange ratio. Mr. Hazen stated that Wells Fargo was unwilling to raise its bid any further at that time.

  On October 31, 1995, Mr. Siart and Mr. Hazen again met. Mr. Hazen again offered to have the individuals at Wells Fargo who had prepared the estimates of cost savings and reductions in revenue meet with their counterparts at First Interstate in order to review such estimates in detail, but Mr. Siart again declined that offer. Mr. Siart then indicated that he would be prepared to recommend a merger with Wells Fargo if Wells Fargo would increase the exchange ratio in its proposal to a 0.68 exchange ratio. Mr. Hazen replied that he believed that an exchange ratio of 0.65 was a bid that was fair to the stockholders of First Interstate and Wells Fargo.

 The FIB/FBS Merger Agreement

  On November 1, 1995, Messrs. Siart and Hazen talked again, this time by telephone, but made no further progress towards an agreement. Mr. Hazen attempted to reach Mr. Siart on November 2nd and November 3rd by telephone, but his calls were not returned.

  On November 5, 1995, First Interstate, First Bank System, Inc. ("FBS") and Eleven Acquisition Corp., a subsidiary of FBS ("FBS Sub"), entered into an Agreement and Plan of Merger (the "FIB/FBS Merger Agreement") pursuant to which FBS Sub and First Interstate would merge (the "FIB/FBS Merger") and each Share would be converted into the right to receive 2.60 shares of common stock, par value $1.25 per share, of FBS (the "FBS Common Stock"). Under the terms of the FIB/FBS Merger Agreement, following the consummation of that merger, FBS would change its name to First Interstate Bancorp and there would be an even split of the Board of the combined company. The FIB/FBS Merger is subject to a number of conditions which are identical in all material respects to the conditions of the Offer, including among others that all regulatory and stockholder approvals be obtained, although it is also subject to an additional condition which is not a condition to the Offer, namely that each of First Interstate and FBS shall have received a letter from its accountants to the effect that the FIB/FBS Merger will qualify for "pooling of interests" accounting treatment. Based on discussions with its accountants (KPMG Peat Marwick LLP), Wells Fargo believes there is a significant question as to whether the FIB/FBS Merger qualifies for pooling of interests accounting treatment in light of (i) the increased share repurchase program FBS announced in connection with the FIB/FBS Merger and (ii) the number of tainted Shares that are, based on statements made by FBS, expected to be outstanding at the time of the closing of the FIB/FBS Merger, which Shares, following their exchange for FBS Common Stock, would alone exceed 10% of the FBS Common Stock outstanding prior to the closing of the FIB/FBS Merger. See

"Background of the Offer--Comparison of the Proposals--Purchase Versus Pooling of Interests Accounting" and "--FIB/FBS Merger Agreement."

  As a further condition to the execution and delivery of the FIB/FBS Merger Agreement, FBS and First Interstate executed reciprocal transaction termination fee letter agreements providing for the payment of "break-up" fees in certain circumstances (the "Reciprocal Fee Letters") and reciprocal stock option agreements providing for the grant of options to purchase each other's common stock in certain circumstances (the "Reciprocal Stock Option Agreements").

  For a more detailed description of the FIB/FBS Merger Agreement, the Reciprocal Fee Letters and the Reciprocal Stock Option Agreements, see "Background of the Offer--FIB/FBS Merger Agreement."

  First Interstate entered into the FIB/FBS Merger Agreement (as well as certain "lock-up" arrangements set forth in the Reciprocal Fee Letters and the Reciprocal Stock Option Agreements) despite the fact that, based on the last available closing prices per share prior to doing so, the FIB/FBS Merger produced a value (at the 2.60 exchange ratio) of $132.28 per Share while the then current Wells Fargo proposal produced a value (at the 0.65 exchange ratio) of $137.96 per Share, or $5.68 per Share higher. In fact, based on the averages of the closing prices per share on the 15 trading days (which 15 day trading period encompasses the announcements of both proposals) prior to entering into the FIB/FBS Merger Agreement, the FIB/FBS Merger produced a value of $132.15 per Share while the then current Wells Fargo proposal produced a value of $139.41 per Share, or $7.26 per Share higher. Moreover, according to the First Interstate Schedule 14D-9, First Interstate entered into the FIB/FBS Merger Agreement (and "lock-up" arrangements) despite the finding by one of its financial advisors (Morgan Stanley & Co. Incorporated) that Wells Fargo's Original Proposal (at a 0.625 exchange ratio, or 6.3% below the exchange ratio being offered pursuant to the Offer) was fair from a financial point of view to the stockholders of First Interstate.

 The Offer and Related Actions

  On November 13, 1995, Wells Fargo announced its intention to offer to exchange two-thirds of a share of Wells Fargo Common Stock for each Share. In a publicly released letter setting forth such offer, Mr. Hazen again stated that Wells Fargo would be prepared to enter into a merger agreement with First Interstate providing for the same consideration as the Offer. In the event that First Interstate did not elect to terminate the FIB/FBS Merger Agreement, Wells Fargo offered to agree to a process pursuant to which both FBS and Wells Fargo would each have 10 days to submit their best and final merger proposals, which proposals would together be presented to First Interstate's stockholders, who could decide for themselves which proposal was in their best interest. First Interstate has not responded to this proposal.

  As part of the November 13, 1995 announcement, Wells Fargo also stated that it anticipated filing (a) preliminary proxy solicitation materials with the Commission for use in soliciting proxies from stockholders of First Interstate against approval of the FIB/FBS Merger and (b) preliminary consent solicitation materials with the Commission for use in soliciting written consents from stockholders of First Interstate to replace the current members of the Board of Directors of First Interstate (the "First Interstate Board") with nominees who are committed to removing any obstacles to the merger of First Interstate with Wells Fargo. THIS PROSPECTUS AND THE OFFER MADE HEREBY DO NOT CONSTITUTE A SOLICITATION OF ANY PROXIES OR CONSENTS FROM FIRST INTERSTATE'S STOCKHOLDERS. ANY SUCH SOLICITATION WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT.

  Wells Fargo also announced on November 13, 1995 the filing of a complaint against First Interstate, the members of the First Interstate Board, FBS and FBS Sub in the Delaware Chancery Court, which, among other things, seeks to invalidate the FIB/FBS Merger Agreement and the break-up fees and stock option arrangements (commonly referred to as "lock-up" arrangements) granted to FBS pursuant to the Reciprocal Fee Letters (as defined herein) and the Reciprocal Stock Option Agreements (as defined herein), respectively, and seeks injunctive relief requiring the First Interstate Board to redeem the Rights and to prevent First Interstate from using anti-takeover devices or taking other actions intended to impede or delay the acquisition of First Interstate by Wells Fargo. For a further description of this litigation (including information concerning an amended complaint alleging that FBS repurchased on the open market more than $125 million of its common stock, thereby artificially inflating the price of the FBS Common Stock and denying First Interstate's stockholders the ability to assess accurately the market value of the FIB/FBS Merger proposal or compare it to the Offer), and for a description of certain class action litigation brought against First Interstate, the members of the First Interstate Board and FBS and certain litigation brought by First Interstate and FBS against Wells Fargo, see "Background of the Offer--Litigation."

  On November 13, 1995, Wells Fargo filed applications and notices in draft form with the Federal Reserve Bank of San Francisco (the "FRB-SF") seeking approval of, among other things, the Offer and the Merger; the applications and notices were refiled in final form on November 17, 1995. Wells Fargo has filed additional applications and notices with various governmental authorities seeking all approvals required to permit consummation of the Offer and the Merger. FBS announced that it filed an application in final form for the FIB/FBS Merger with the Federal Reserve Bank of Minneapolis (the "FRB-M") on November 10, 1995. On December 14, 1995, the FRB-M accepted the FBS application and wrote that it expected a Federal Reserve Board decision by February 12, 1996. On December 20, 1995, the FRB-SF accepted Wells Fargo's application and wrote that it expected a Federal Reserve Board decision by February 18, 1996. Based on the foregoing, as well as Wells Fargo's stated position that it will make all divestitures required by the regulatory authorities, and based on discussions with its counsel, Sullivan & Cromwell, Wells Fargo is confident that it will be able to obtain the regulatory approvals required for the Offer and the Merger on a timely basis and in a time frame substantially identical to that in which FBS would be able to obtain the regulatory approvals required for the FIB/FBS Merger. See "The Offer--Regulatory Approval Condition."

  On November 20, 1995, the First Interstate Schedule 14D-9 was filed with the Commission stating, among other things, that the First Interstate Board was committed to completing the FIB/FBS Merger and recommending that First Interstate's stockholders not tender their Shares in the Offer.

  In the First Interstate Schedule 14D-9, there is a detailed list of 16 factors considered by the First Interstate Board as material in selecting the FBS merger proposal over Wells Fargo's merger proposal. Conspicuously absent from that list is any consideration of the implied purchase price produced by each of the two proposals.

  AT ALL TIMES DURING THE FIRST INTERSTATE BOARD'S CONSIDERATION OF EACH WELLS FARGO PROPOSAL AND FBS PROPOSAL, THE THEN CURRENT WELLS FARGO PROPOSAL HAS PRODUCED AN IMPLIED PURCHASE PRICE HIGHER THAN THE IMPLIED PURCHASE PRICE PRODUCED BY THE THEN CURRENT FBS PROPOSAL. ON DECEMBER 29, 1995 (THE LAST TRADING DAY PRIOR TO THE DATE OF THIS PRELIMINARY PROSPECTUS) THE DIFFERENTIAL AMOUNTED TO $14.97 PER SHARE, AND THE AGGREGATE VALUE OF THE OFFER EXCEEDED THE AGGREGATE VALUE OF THE FBS PROPOSAL BY APPROXIMATELY $1.13 BILLION.

  For more detailed information concerning the background of the Offer, and for a comparison of the Offer and the FIB/FBS Merger, see "Background of the Offer" below.

THE OFFER

  Wells Fargo hereby offers, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer"), to exchange two-thirds of a share of Wells Fargo Common Stock for each outstanding Share validly tendered on or prior to the Expiration Date and not withdrawn. The term "Expiration Date" shall mean 12:00
midnight, New York City time, on     , 1996, unless and until Wells Fargo
extends the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Wells Fargo, shall expire. See "The Offer--General."

  The purpose of the Offer is for Wells Fargo to acquire control of, and ultimately the entire common equity interest in, First Interstate. Wells Fargo intends, as soon as practicable after consummation of the Offer, to seek to have First Interstate consummate a merger with Wells Fargo in which each outstanding Share (except for treasury shares of First Interstate and Shares held by Wells Fargo or any subsidiary of Wells Fargo other than in a fiduciary capacity) would be converted into the right to receive two-thirds of a share of Wells Fargo Common Stock (the "Merger"). See "The Offer--Purpose of the Offer; the Merger."

  Wells Fargo's obligation to exchange shares of Wells Fargo Common Stock for Shares pursuant to the Offer is conditioned upon satisfaction of the Minimum Tender Condition, the Wells Fargo Stockholder Approval Condition, the Rights Plan and DGCL 203 Condition, the FIB/FBS Merger Agreement Condition and the Regulatory Approval Condition (in each case as defined on the cover page of this Prospectus) and the other conditions set forth under "The Offer--Certain Other Conditions of the Offer." The conditions to the Offer are identical in all material respects to a number of the conditions to the competing proposal to effect the FIB/FBS Merger, including among others that all regulatory and stockholder approvals be obtained, although the competing proposal is also subject to an additional condition which is not a condition to the Offer, namely that each of First Interstate and FBS shall have received a letter from its accountants to the effect that the FIB/FBS Merger will qualify for "pooling of interests" accounting treatment. (Specifically, (a) the conditions to the Offer relating to (i) obtaining necessary regulatory approvals and approvals of stockholders of the acquiring company, (ii) authorization for listing on the NYSE of the shares of the acquiring company to be issued in the transaction,
(iii) effectiveness of the registration statement relating to the transaction under the Securities Act, (iv) absence of orders, injunctions, decrees, statutes, rules, regulations, orders or other legal restraints or prohibitions preventing consummation of the transaction and (v) accuracy of representations and warranties of First Interstate in the FIB/FBS Merger Agreement are identical in all material respects in the two proposals, (b) the Offer is conditioned on (i) satisfaction of the Rights Plan and DGCL 203 Condition, (ii) on there being validly tendered and not withdrawn prior to the Expiration Date a number of Shares which, together with the Shares beneficially owned by Wells Fargo and its affiliates for their own respective accounts, will constitute at least a majority of the total number of outstanding Shares on a fully diluted basis (based on the number of Shares outstanding or reserved for issuance pursuant to First Interstate's employee stock options and dividend reinvestment and stock purchase plans as of October 31, 1995 as reported by First Interstate, Shares purported to be issuable pursuant to the Reciprocal Stock Option Agreement with FBS and Shares currently owned beneficially by Wells Fargo and its affiliates for their own respective accounts, Wells Fargo believes this Minimum Tender Condition would be satisfied if at least an aggregate of 47,475,241 Shares, or 62.7% of the Shares outstanding as of October 31, 1995, are validly tendered pursuant to the Offer and not withdrawn) while the FIB/FBS Merger is conditioned on receiving approval of the holders of a majority of the outstanding Shares, and (iii) the stockholders of First Interstate not having approved the FIB/FBS Merger Agreement and (c) the FIB/FBS Merger is subject to the additional conditions, to which the Offer is not subject, that (i) each of First Interstate and FBS shall have received a letter from its accountants to the effect that the FIB/FBS Merger will qualify for "pooling of interests" accounting treatment, (ii) FBS shall have received an opinion of counsel that the Merger will be treated as a reorganization for federal income tax purposes, and (iii) FBS shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of First Interstate verifying that First Interstate has performed all of its material obligations prior to closing.) Subject to the applicable rules and regulations of the Commission, Wells Fargo expressly reserves the right, in its sole discretion, at any time or from time to time, to delay acceptance for exchange or, regardless of whether such Shares were theretofore accepted for exchange, exchange of any Shares pursuant to the Offer or to amend or terminate the Offer and not accept for exchange or exchange any Shares not theretofore accepted for exchange, or exchanged, upon the failure of any of the conditions of the Offer to be satisfied. Wells Fargo reserves the absolute right to waive any defect or irregularity in the tender of any securities and to waive any of the conditions to the Offer (other than the Wells Fargo Stockholder Approval Condition, the FIB/FBS Merger Agreement Condition, the Regulatory Approval Condition and the condition relating to effectiveness of the Registration Statement). Although Wells Fargo reserves the right to do so, Wells Fargo does not currently intend to waive the Minimum Tender Condition or the Rights Plan and

DGCL 203 Condition (insofar as it relates to Section 203 of the DGCL) unless it determines that doing so would not prevent it from consummating the Merger promptly after consummating the Offer; Wells Fargo also does not currently intend to waive the Rights Plan and DGCL 203 Condition (insofar as it relates to the Rights) unless it determines that the dilution to Wells Fargo's stockholders that would result from the Rights becoming exercisable as a consequence of the Offer and the Merger would not be material in the context of the entire transaction. See "The Offer--Minimum Tender Condition," "--Wells Fargo Stockholder Approval Condition," "--Rights Plan and DGCL 203 Condition," "--FIB/FBS Merger Agreement Condition," "--Regulatory Approval Condition" and "--Certain Other Conditions of the Offer." Waiver or amendment of any of these conditions may require an extension of the Offer.

  Stockholders will be required to tender one Right for each Share tendered in order to effect a valid tender of Shares, unless the Rights Plan and DGCL 203 Condition (insofar as it relates to the Rights) has been satisfied or waived. Unless the First Interstate Distribution Date occurs, a tender of Shares will constitute a tender of the associated Rights.

 Timing of the Offer

  The Offer is currently scheduled to expire on     , 1996; however, it is
Wells Fargo's current intention to extend the Offer from time to time as necessary until all conditions to the Offer have been satisfied or waived. See "The Offer--Extension, Termination and Amendment." Wells Fargo expects that the
Wells Fargo Stockholder Approval Condition will be satisfied by     , 1996 (the
date on which it has called a special meeting of its stockholders to approve the issuance of shares of Wells Fargo Common Stock pursuant to the Offer and the Merger) and that the other conditions to the Offer will be satisfied once the Regulatory Approval Condition, the FIB/FBS Merger Agreement Condition and the Rights Plan and DGCL 203 Condition are satisfied.

  Wells Fargo is confident that it will be able to obtain the regulatory approvals required for the Offer and the Merger on a timely basis and in a time frame substantially identical to that in which FBS would be able to obtain the regulatory approvals required for the FIB/FBS Merger. See "The Offer-- Regulatory Approval Condition."

  First Interstate has scheduled a special stockholders meeting to vote on the
FIB/FBS Merger Agreement on     , 1996. Assuming First Interstate's
stockholders do not approve the FIB/FBS Merger Agreement, the FIB/FBS Merger Agreement Condition will then be satisfied. Wells Fargo believes that the First Interstate Board would at that point respect the vote of First Interstate's stockholders and remove the obstacles it is maintaining to the Offer and the Merger, thereby satisfying the Rights Plan and DGCL 203 Condition. However, if the First Interstate Board does not do so, Wells Fargo presently intends to commence a solicitation of written consents from First Interstate's stockholders (or continue such a consent solicitation if it has by then already been commenced) to replace the members of the First Interstate Board with individuals who would (subject to their fiduciary duties) do so. Although Wells Fargo does not currently expect to commence such a consent solicitation prior to First Interstate's special stockholders meeting, it reserves the right to do so if circumstances so warrant. Wells Fargo believes that commencement of such a consent solicitation would not require regulatory approval. Any such consent solicitation would be consummated as soon as any required approvals are obtained (Wells Fargo has already applied for such approvals as part of its applications to satisfy the Regulatory Approval Condition) and unrevoked and valid consents of the holders of a majority of the outstanding Shares are delivered to First Interstate. Wells Fargo also intends to pursue its currently pending litigation in order to satisfy the Rights Plan and DGCL 203 Condition. For further information about the Rights plan and DGCL 203 Condition and Wells Fargo's plans for satisfying it, see "The Offer--Rights Plan and DGCL 203 Condition."

 Extension, Termination and Amendment

  Wells Fargo expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is to remain open by giving oral or written notice of such extension to the Exchange Agent, which extension must be announced no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. There can be no assurance that Wells Fargo will exercise its right to extend the Offer. However, it is Wells Fargo's current intention to extend the Offer until all conditions have been satisfied or waived. See "The Offer--Extension, Termination and Amendment." During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw his Shares. See "The Offer--Withdrawal Rights."

 Exchange of Shares; Delivery of Wells Fargo Common Stock

  Upon the terms and subject to the conditions of the Offer, the acceptance for exchange and the exchange of all outstanding Shares validly tendered and not withdrawn will be made promptly after the Expiration Date. See "The Offer-- Exchange of Shares; Delivery of Wells Fargo Common Stock."

 Withdrawal Rights

  Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for exchange by Wells Fargo
pursuant to the Offer, may also be withdrawn at any time after     , 1996. See
"The Offer--Withdrawal Rights."

 Procedure for Tendering

  For a stockholder validly to tender Shares pursuant to the Offer, (i) a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof), together with any required signature guarantees and any other required documents, must be transmitted to and received by the Exchange Agent at one of its addresses set forth on the back cover of this Prospectus and certificates for tendered Shares must be received by the Exchange Agent at such address or such Shares must be tendered pursuant to the procedures for book-entry tender set forth under "The Offer--Procedure for Tendering" (and a confirmation of receipt of such tender received), in each case prior to the Expiration Date, or (ii) such stockholder must comply with the guaranteed delivery procedure set forth under "The Offer--Procedure for Tendering." As noted above, stockholders will be required to tender one Right for each Share tendered in order to effect a valid tender of Shares, unless the Rights Plan and DGCL 203 Condition (insofar as it relates to the Rights) has been satisfied or waived. Unless the First Interstate Distribution Date occurs, a tender of Shares will constitute a tender of the associated Rights.

  THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

 Certain Federal Income Tax Consequences

  In the opinion of Sullivan & Cromwell, counsel to Wells Fargo, exchanges of Shares for Wells Fargo Common Stock pursuant to the Offer and the Merger will be treated for federal income tax purposes as exchanges pursuant to a plan of reorganization within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"). Consequently, no gain or loss will be recognized by holders of Shares upon such exchanges, except with respect to the receipt of cash in lieu of fractional shares of Wells Fargo Common Stock and the surrender of Rights that have become exercisable. This opinion is based on Sullivan & Cromwell's view that the Offer and the Merger should be treated as a single transaction and on certain assumptions, including that (a) the continuity of shareholder interest requirement applicable to corporate reorganizations (which requires a continuing equity interest in Wells Fargo by holders owning a significant percentage of the Shares prior to the consummation of the Offer) will be satisfied, taking into account any holders that exercise dissenters' rights, if any, (b) Wells Fargo will continue First Interstate's historic business or will use a significant portion of First Interstate's historic business assets in a business and (c) the Offer and the Merger will generally be consummated as contemplated by this Prospectus.

  In rendering their opinion, Sullivan & Cromwell have further assumed that (a) upon consummation of the Offer, there will be no significant contingencies preventing the prompt consummation of the Merger, (b) upon consummation of the Offer, Wells Fargo will not have waived any of the conditions relating to its obligation to consummate the Offer in a manner that could prevent a prompt consummation of the Merger, (c) the Merger will in fact be consummated promptly after the consummation of the Offer and in no event more than one year after the consummation of the Offer and (d) either First Interstate will have, at the time the Offer is consummated, entered into an agreement with Wells Fargo requiring Wells Fargo to effect the Merger or the "binding commitment" test discussed below will not apply to the Offer and the Merger. A significant delay in the consummation of the Merger would substantially increase the risk that the Offer will not qualify as part of a reorganization within the meaning of
Section 368(a)(1)(A) of the Code and the absence of the Merger would mean that the Offer was not part of a reorganization.

  In deciding whether two steps are part of a single transaction qualifying as a reorganization, some courts have applied the so-called "binding commitment" test. Under that test, two steps will be integrated only if, at the time that the first step is consummated, there is a binding commitment to consummate the second step. If the "binding commitment" test were applied to the Offer and the Merger and First Interstate has not at the time the Offer is consummated entered into an agreement with Wells Fargo requiring Wells Fargo to effect the Merger, the Offer and the Merger would not be treated as a single transaction, and the Offer would not qualify as part of a reorganization. Although the matter is not free from doubt, in the opinion of Sullivan & Cromwell, the "binding commitment" test should not be applied to determine whether the Offer and the Merger should be treated as a single transaction.

  Assuming that the Merger qualifies as a reorganization under the Code, no gain or loss will be recognized by Wells Fargo or First Interstate as a result of the Offer and the Merger.

  If the Offer and the Merger together qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, no gain or loss will be recognized by a U.S. Holder (as defined under "The Offer--Certain Federal Income Tax Consequences"), except with respect to a U.S. Holder who receives cash in lieu of fractional shares of Wells Fargo Common Stock or surrenders Rights that have become exercisable.

  If the Merger is not consummated, or if the Merger is consummated but the Offer is treated as a separate transaction for federal income tax purposes, exchanges pursuant to the Offer will be taxable transactions for federal income tax purposes. In that case, each U.S. Holder exchanging Shares for shares of Wells Fargo Common Stock pursuant to the Offer will recognize gain or loss for federal income tax purposes measured by the difference between such U.S. Holder's adjusted basis in the Shares exchanged and the sum of the fair market value of Wells Fargo Common Stock received by such U.S. Holder pursuant to the Offer and any cash received by such U.S. Holder in lieu of fractional shares of Wells Fargo Common Stock.

  If the Offer is a taxable transaction, the Merger itself would be a reorganization within the meaning of Section 368(a)(1)(A) of the Code if the continuity of interest requirement is satisfied in the Merger. For advanced ruling purposes, guidelines published by the Internal Revenue Service would require that stockholders of First Interstate receive in the Merger stock of Wells Fargo having a value equal to at least 50% of the value of all of the stock of First Interstate outstanding prior to the Merger. If the Offer is treated as a separate transaction for federal income tax purposes, however, Wells Fargo Common Stock issued in the Offer should count towards establishing that the Merger satisfies the continuity of interest requirement. If the continuity of interest requirement is satisfied in the Merger, a U.S. Holder receiving Wells Fargo Common Stock in the Merger would be subject to the rules concerning reorganizations described above with respect to such Wells Fargo Common Stock, but not with respect to any Wells Fargo Common Stock received by such U.S. Holder pursuant to the Offer.

  All stockholders should carefully read the discussion of the material federal income tax consequences of the Offer under "The Offer--Certain Federal Income Tax Consequences" and are urged to consult with their own tax advisors as to the federal, state, local and foreign tax consequences in their particular circumstances.

 Effect of Offer on Market for Shares

  The exchange of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

  The Shares are listed on the NYSE and the PSE. Depending on the number of Shares acquired pursuant to the Offer, following consummation of the Offer, the Shares may no longer meet the requirements of such exchanges for continued listing, and the Shares may no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations, in which event the Shares could no longer be used as collateral for margin loans made by brokers. See "The Offer--Effect of Offer on Market for Shares; Registration Under the Exchange Act."

  For a description of the treatment of Shares and of shares of preferred stock of First Interstate in the Merger, see "The Offer--Purpose of the Offer; the Merger."

DESCRIPTION OF WELLS FARGO CAPITAL STOCK

  The authorized capital stock of Wells Fargo consists of 150,000,000 shares of Wells Fargo Common Stock, par value $5.00 per share, and 25,000,000 shares of preferred stock, par value $5.00 per share. As of October 31, 1995, there were 46,966,721 shares of Wells Fargo Common Stock, 1,500,000 shares of Adjustable Rate Cumulative Preferred Stock, Series B, 477,500 shares of 9% Preferred Stock, Series C, and 350,000 shares of 8 7/8% Preferred Stock, Series D, issued and outstanding.

  Holders of shares of Wells Fargo Common Stock are entitled to one vote per share for each share held. Subject to the rights of holders of shares of Wells Fargo's outstanding preferred stock, holders of shares of Wells Fargo Common Stock have equal rights to participate in dividends when declared and, in the event of liquidation, in the net assets of Wells Fargo available for distribution to stockholders. Wells Fargo may not declare any dividends on the Wells Fargo Common Stock unless full preferential amounts to which holders of Wells Fargo's preferred stock are entitled have been paid or declared and set apart for payment. Wells Fargo is also subject to certain contractual and regulatory restrictions on the payment of dividends.

  For additional information concerning the capital stock of Wells Fargo, see "Description of Wells Fargo Capital Stock."

MARKET PRICES

  The following table sets forth the market price per share of Wells Fargo Common Stock and per Share and the equivalent market price per Share on (i) October 17, 1995, the last trading day preceding public announcement of the Original Proposal, (ii) October 18, 1995, the trading day of the announcement of the Original Proposal, (iii) November 10, 1995, the last trading day preceding public announcement of the Offer and (iv) December 29, 1995, the last trading day prior to the date of this preliminary prospectus. The historical market prices represent the closing prices per share on such dates on the NYSE Composite Tape. The equivalent market prices per Share represent the closing price per share of Wells Fargo Common Stock multiplied by two-thirds, the fraction of a share of Wells Fargo Common Stock which is exchangeable in the Offer for each Share. See "Market Prices and Dividends."

                                                          FIRST INTERSTATE
                                                      --------------------------
                                                                EQUIVALENT AT A
                                          WELLS FARGO             TWO-THIRDS
                                            ACTUAL    ACTUAL   EXCHANGE RATIO(a)
                                          ----------- ------   -----------------
October 17, 1995.........................    $213 5/8  $106         $142.42
October 18, 1995.........................      229     140 1/4       152.67
November 10, 1995........................     215 3/8  134 3/4       143.58
December 29, 1995........................      216     136 1/2       144.00

--------

(a) The then current exchange ratios proposed by Wells Fargo as of October 17, October 18 and November 10, 1995 were 0.625, 0.625 and 0.65, respectively, rather than the two-thirds ratio used in this chart.

THE EXCHANGE AGENT

       has been appointed exchange agent (the "Exchange Agent") in connection with the Offer. The Letter of Transmittal (or facsimile copies thereof) and certificates for Shares should be sent by each tendering stockholder of Shares or his broker, dealer, bank or other nominee to the Exchange Agent at the addresses set forth on the back cover of this Prospectus.

REQUEST FOR ASSISTANCE AND ADDITIONAL COPIES

  Requests for information or assistance concerning the Offer may be directed to the Dealer Manager[s] or the Information Agent at their addresses set forth on the back cover of this Prospectus. Requests for additional copies of this Prospectus and the Letter of Transmittal should be directed to the Information Agent.

CAPITALIZATION OF WELLS FARGO & COMPANY

  The following table sets forth the capitalization of Wells Fargo and its subsidiaries as of September 30, 1995 and as adjusted to give effect to (a) the exchange of approximately 75,727,000 Shares for shares of Wells Fargo Common Stock pursuant to the Offer and the Merger (collectively, the "Acquisition"), assuming that none of First Interstate's existing stock options are exercised, and (b) the conversion of preferred stock of First Interstate into preferred stock of Wells Fargo pursuant to the Merger.

                                                           SEPTEMBER 30, 1995
                                                           --------------------
                                                            ACTUAL    ADJUSTED
                                                           --------  ----------
(IN MILLIONS)
SENIOR AND SUBORDINATED DEBT
  Floating Rate Subordinated Note Due 2000................ $    118  $     118
  8.20% Notes Due 1996....................................      200        200
  Fixed Rate Medium-Term Notes............................       35         35
  Floating Rate Medium Term Notes.........................    1,228      1,228
  8.75% Subordinated Notes Due 2002.......................      199        199
  8.375% Subordinated Notes Due 2002......................      149        149
  6.875% Subordinated Notes Due 2003......................      150        150
  6.125% Subordinated Notes Due 2003......................      249        249
  Floating Rate Subordinated German Mark Notes Due 1995...      210        210
  Floating Rate Subordinated Notes Due 1997...............      101        101
  Floating Rate Subordinated Euro Notes Due 1997..........      100        100
  Floating Rate Subordinated Capital Notes Due 1998.......      200        200
  Senior and subordinated debt of First Interstate........      --       1,368
  Other...................................................       81         81
                                                           --------  ---------
TOTAL SENIOR AND SUBORDINATED DEBT........................    3,020      4,388
                                                           --------  ---------
STOCKHOLDERS' EQUITY
Preferred Stock
  Cumulative adjustable rate preferred stock..............       75         75
  Cumulative perpetual preferred stock(1).................      414        764
                                                           --------  ---------
Total preferred stockholders' equity......................      489        839
                                                           --------  ---------
Common Stock
  Common stock, par value $5 per share; authorized
   150,000,000 shares;
   issued and outstanding 47,465,721 shares (actual) and
   97,950,388 (adjusted)..................................      237        489
  Additional paid-in capital..............................    1,221     11,754
  Retained earnings.......................................    1,932      1,932
  Other...................................................       (5)        (5)
                                                           --------  ---------
Total common stockholders' equity.........................    3,385     14,170
                                                           --------  ---------
TOTAL STOCKHOLDERS' EQUITY................................    3,874     15,009
                                                           --------  ---------
TOTAL CAPITALIZATION...................................... $  6,894  $  19,397
                                                           ========  =========

--------

(1) The adjusted amount includes $350 million of First Interstate's preferred stock that will be converted into preferred stock of Wells Fargo pursuant to the Merger.

COMPARISON OF CERTAIN UNAUDITED PER SHARE DATA

  The following table sets forth certain historical, pro forma combined and pro forma equivalent per share financial information for the common stock of Wells Fargo and of First Interstate. The pro forma amounts included in the table assume completion of the Acquisition and are based on the purchase method of accounting, a preliminary determination and allocation of the total purchase price and the assumptions described under "Pro Forma Combined Financial Information." The information should be read in conjunction with and is qualified in its entirety by the consolidated financial statements and accompanying notes of Wells Fargo and First Interstate included in the documents described under "Incorporation of Certain Information by Reference" (but which, in the case of First Interstate, are not covered by the report of First Interstate's independent accountants for purposes of this Prospectus) and the pro forma combined financial statements and accompanying discussion and notes set forth under "Pro Forma Combined Financial Information." The pro forma amounts in the table below are presented for informational purposes and are not necessarily indicative of the financial position or the results of operations of the combined company that would have actually occurred had the Acquisition been consummated as of the dates or for the periods presented. The pro forma amounts are also not necessarily indicative of the future financial position or future results of operations of the combined company. In particular, Wells Fargo expects to achieve significant operating cost savings as a result of the Acquisition. See "Background of the Offer--Comparison of the Proposals." No adjustment has been included in the pro forma amounts for the anticipated operating cost savings.

                                          NINE MONTHS ENDED     YEAR ENDED
                                          SEPTEMBER 30, 1995 DECEMBER 31, 1994
                                          ------------------ -----------------
WELLS FARGO & COMPANY COMMON STOCK
EARNINGS PER COMMON SHARE:
  Historical.............................      $ 14.14            $14.78
  Pro forma combined.....................        10.85             10.69
DIVIDENDS DECLARED PER COMMON SHARE:
  Historical.............................      $  3.45            $ 4.00
  Pro forma combined(1)..................         3.45              4.00
BOOK VALUE PER COMMON SHARE (AT PERIOD
 END):
  Historical.............................      $ 71.32            $66.77
  Pro forma combined(2)..................       144.67               N/A
FIRST INTERSTATE BANCORP COMMON STOCK
EARNINGS PER COMMON SHARE:
  Historical.............................      $  8.36            $ 8.71
  Pro forma equivalent(3)................         7.23              7.13
DIVIDENDS DECLARED PER COMMON SHARE:
  Historical.............................      $  2.30            $ 2.75
  Pro forma equivalent(3)................         2.30              2.67
BOOK VALUE PER COMMON SHARE (AT PERIOD
 END):
  Historical.............................      $ 47.95            $41.59
  Pro forma equivalent(3)................        96.45               N/A

--------

(1) Amounts represent historical dividends per common share. For a discussion of Wells Fargo's current and future dividend policy, see "Market Prices and Dividends--Wells Fargo."
(2) Amount is calculated by dividing total pro forma common stockholders' equity by the sum of total outstanding shares of Wells Fargo Common Stock plus new shares of Wells Fargo Common Stock to be issued in the Acquisition (based on the number of Shares outstanding at period end).

(3) Amounts are calculated by multiplying Wells Fargo's pro forma combined amounts by the exchange ratio.

SELECTED CONSOLIDATED FINANCIAL DATA OF WELLS FARGO & COMPANY

  The selected consolidated financial data of Wells Fargo set forth below have been derived from the consolidated financial statements of Wells Fargo for each of the years in the five-year period ended December 31, 1994 and the unaudited nine-month period ended September 30, 1995. The selected consolidated financial data set forth below should be read in conjunction with and is qualified in its entirety by the financial statements and accompanying notes contained in the 1994 Wells Fargo 10-K and Wells Fargo's Quarterly Report on Form 10-Q for the period ended September 30, 1995, which are incorporated by reference herein. See "Incorporation of Certain Information by Reference."

                              NINE
                          MONTHS ENDED          YEAR ENDED DECEMBER 31,
                          SEPTEMBER 30, -------------------------------------------
                              1995       1994     1993     1992     1991     1990
                          ------------- -------  -------  -------  -------  -------
                           (UNAUDITED)
(IN MILLIONS, EXCEPT PER
 SHARE DATA AND
 PERCENTAGES)
CONSOLIDATED SUMMARY OF
 INCOME
 Net interest income....     $ 1,987    $ 2,610  $ 2,657  $ 2,691  $ 2,520  $ 2,314
 Provision for loan
  losses................         --         200      550    1,215    1,335      310
 Noninterest income.....         890      1,200    1,093    1,059      889      909
 Noninterest expense....       1,638      2,156    2,162    2,035    2,020    1,717
 Net income.............         726        841      612      283       21      712
PER COMMON SHARE
 Net income.............     $ 14.14    $ 14.78  $ 10.10  $  4.44  $  0.04  $ 13.39
 Dividends declared.....        3.45       4.00     2.25     1.50     3.50     3.90
AVERAGE COMMON SHARES
 OUTSTANDING............        49.2       53.9     55.6     52.9     51.8     51.2
CONSOLIDATED PERIOD-END
 BALANCE SHEET DATA
 Investment securities..     $ 9,436    $11,608  $13,058  $ 9,338  $ 3,833  $ 1,387
 Loans..................      34,298     36,347   33,099   36,903   44,099   48,977
 Assets.................      49,934     53,374   52,513   52,537   53,547   56,199
 Deposits...............      38,948     42,332   41,644   42,244   43,719   42,685
 Senior and subordinated
  debt..................       3,020      2,853    4,221    4,040    4,220    2,417
 Stockholders' equity...       3,874      3,911    4,315    3,809    3,271    3,360
CONSOLIDATED AVERAGE
 BALANCE SHEET DATA
 Loans..................     $34,538    $34,039  $34,304  $40,406  $46,736  $44,061
 Assets.................      51,306     51,849   51,110   52,497   55,022   51,109
 Deposits...............      39,072     40,821   40,727   42,266   42,642   37,075
NET INTEREST MARGIN(1)..        5.72%      5.55%    5.74%    5.70%    5.18%    5.12%
CONSOLIDATED
 PROFITABILITY RATIOS(2)
 Net income to average
  total assets (ROA)....        1.89%      1.62%    1.20%    0.54%    0.04%    1.39%
 Net income applicable
  to common stock to
  average common
  stockholders' equity
  (ROE).................       27.91      22.41    16.74     7.93     0.07    25.07
CONSOLIDATED PERIOD-END
 CAPITAL RATIOS(3)
 Common stockholders'
  equity to assets......        6.78%      6.41%    7.00%    6.03%    5.24%    5.26%
 Stockholders' equity to
  assets................        7.76       7.33     8.22     7.25     6.11     5.98
CONSOLIDATED PERIOD-END
 LOAN DATA
 Allowance for loan
  losses................     $ 1,872    $ 2,082  $ 2,122  $ 2,067  $ 1,646  $   885
 Allowance for loan
  losses as a percentage
  of total loans........        5.46%      5.73%    6.41%    5.60%    3.73%    1.81%
 Nonaccrual and
  restructured loans....     $   600    $   582  $ 1,200  $ 2,142  $ 1,981  $ 1,013
 Nonaccrual and
  restructured loans as
  a percentage of total
  loans.................         1.8%       1.6%     3.6%     5.8%     4.5%     2.1%
CONSOLIDATED LOAN
 CHARGE-OFF DATA
 Net loan charge-offs...     $   210    $   240  $   495  $   798  $   572  $   168
 Net loan charge-offs as
  a percentage of
  average total
  loans(2)..............        0.81%      0.70%    1.44%    1.97%    1.22%    0.38%

--------
(1) Net interest margin is defined as net interest income on a taxable-equivalent basis divided by average total earning assets.
(2) Ratios for the nine months ended September 30, 1995 have been annualized.

(3) Based on the Federal Reserve Board's 1992 capital adequacy guidelines, Wells Fargo's total risk-based capital ratio was 12.25%, 13.16%, 15.12%, 13.15%, 10.19% and 9.27% at September 30, 1995, December 31, 1994, 1993,
    1992, 1991 and 1990, respectively. Wells Fargo's Tier 1 risk-based capital ratio was 8.56%, 9.09%, 10.48%, 8.22%, 5.78% and 5.03% at September 30,
    1995, December 31, 1994, 1993, 1992, 1991 and 1990, respectively.

SELECTED CONSOLIDATED FINANCIAL DATA OF FIRST INTERSTATE BANCORP

  The following is a summary of selected consolidated financial data of First Interstate for each of the years in the five-year period ended December 31, 1994 and the unaudited nine-month period ended September 30, 1995. This information is derived from the financial statements of First Interstate contained in the 1994 First Interstate 10-K (which, for purposes of this Prospectus, are not covered by the report of First Interstate's independent accountants) and First Interstate's Quarterly Report on Form 10-Q for the period ended September 30, 1995, which are incorporated by reference herein. See "Incorporation of Certain Information by Reference." The summary should be read in conjunction with and is qualified in its entirety by reference to such financial statements.

                              NINE
                          MONTHS ENDED          YEAR ENDED DECEMBER 31,
                          SEPTEMBER 30, --------------------------------------------
                              1995       1994     1993     1992     1991      1990
                          ------------- -------  -------  -------  -------   -------
                           (UNAUDITED)
(IN MILLIONS, EXCEPT PER
 SHARE DATA AND
 PERCENTAGES)
CONSOLIDATED SUMMARY OF
 INCOME
 Net interest income....     $ 1,905    $ 2,327  $ 2,072  $ 2,015  $ 2,092   $ 2,303
 Provision for loan
  losses................         --         --       113      314      810       499
 Noninterest income.....         823      1,054      954      912    1,184     1,204
 Noninterest expense....       1,638      2,197    2,032    2,209    2,732     2,562
 Income (loss) before
  extraordinary items
  and cumulative effect
  of accounting
  changes...............         670        734      562      282     (288)      439
 Extraordinary items....         --         --       (25)     --       --        --
 Cumulative effect of
  accounting changes....         --         --       200      --       --         30
 Net income (loss)......         670        734      737      282     (288)      469
PER COMMON SHARE
 Income (loss) before
  extraordinary items
  and cumulative effect
  of accounting
  changes...............     $  8.36    $  8.71  $  6.68  $  3.23  $ (5.24)  $  6.79
 Net income (loss)......        8.36       8.71     8.96     3.23    (5.24)     7.30
 Dividends declared.....        2.30       2.75     1.60     1.20     1.80      3.00
AVERAGE COMMON SHARES
 OUTSTANDING(1).........        77.2       80.4     77.0     69.1     62.5      58.9
CONSOLIDATED PERIOD-END
 BALANCE SHEET DATA
 Investment Securities..     $ 9,432    $13,851  $16,542  $13,913  $ 8,496   $ 6,975
 Loans..................      35,967     33,222   25,988   24,201   28,182    33,007
 Assets.................      55,067     55,813   51,461   50,863   48,922    51,356
 Deposits...............      48,236     48,427   44,701   43,675   41,433    43,141
 Senior and subordinated
  debt..................       1,368      1,388    1,533    2,702    3,108     3,178
 Stockholders' equity...       3,981      3,436    3,548    3,251    2,639     2,868
CONSOLIDATED AVERAGE
 BALANCE SHEET DATA
 Loans..................     $35,157    $28,644  $24,128  $25,694  $30,691   $35,708
 Assets.................      55,629     52,979   49,319   49,031   49,126    54,205
 Deposits...............      47,792     46,313   42,540   41,196   41,051    43,982
NET INTEREST
 MARGIN(2)(3)...........        5.41%      5.14%    4.91%    4.89%    5.04%     5.06%
CONSOLIDATED
 PROFITABILITY RATIOS(3)
 Net income (loss) to
  average total assets
  (ROA).................        1.61%      1.38%    1.49%    0.57%   (0.59)%    0.86%
 Net income (loss)
  applicable to common
  stock to average
  common stockholders'
  equity (ROE)..........       25.40      21.56    23.24     9.63   (13.96)    19.56
CONSOLIDATED PERIOD-END
 CAPITAL RATIOS(4)(5)
 Common stockholders'
  equity to assets......        6.59%      5.53%    6.21%    5.18%    4.18%     4.82%
 Stockholders' equity to
  assets................        7.23       6.16     6.89     6.39     5.39      5.58
CONSOLIDATED PERIOD-END
 LOAN DATA
 Allowance for loan
  losses................     $   847    $   934  $ 1,001  $ 1,068  $ 1,273   $ 1,011
 Allowance for loan
  losses as a percentage
  of total loans........        2.35%      2.81%    3.85%    4.41%    4.52%     3.06%
 Nonaccrual and
  restructured loans....     $   140    $   186  $   227  $   578  $ 1,095   $   929
 Nonaccrual and
  restructured loans as
  a percentage of total
  loans.................         0.4%       0.6%     0.9%     2.4%     3.9%      2.8%
CONSOLIDATED LOAN
 CHARGE-OFF DATA
 Net loan charge-offs...     $   111    $   133  $   218  $   460  $   547   $   874
 Net loan charge-offs as
  a percentage of
  average total
  loans(3)..............        0.42%      0.46%    0.90%    1.79%    1.78%     2.45%

--------
(1) Includes dilutive effect of outstanding stock options (as determined by application of the treasury stock method).
(2) Net interest margin is defined as net interest income on a taxable-equivalent basis divided by average total earning assets.
(3) Ratios for the nine months ended September 30, 1995 have been annualized.

(4) Based on the Federal Reserve Board's 1992 capital adequacy guidelines, First Interstate's total risk-based capital ratio was 10.48%, 10.22%, 13.08%, 13.87%, 10.61% and 9.40% at September 30, 1995, December 31, 1994,
    1993, 1992, 1991 and 1990, respectively. First Interstate's Tier 1 risk-based capital ratio was 7.48%, 7.20%, 9.88%, 9.40%, 6.28% and 5.63% at
    September 30, 1995, December 31, 1994, 1993, 1992, 1991 and 1990,
    respectively.

(5) Calculated using period-end data derived from the information incorporated by reference to provide information comparable to that of Wells Fargo. This information is disclosed by First Interstate in the 1994 First Interstate 10-K and First Interstate's Quarterly Report on Form 10-Q for the period ended September 30, 1995, using average balances.

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  The following table sets forth certain selected historical financial data for Wells Fargo and First Interstate and selected pro forma combined financial data. The pro forma amounts included in the table below assume completion of the Acquisition and are based on the purchase method of accounting, a preliminary determination and allocation of the total purchase price and the assumptions described under "Pro Forma Combined Financial Information." This information should be read in conjunction with and is qualified in its entirety by the consolidated financial statements and accompanying notes of Wells Fargo and First Interstate included in the documents described under "Incorporation of Certain Information by Reference" (but which, in the case of First Interstate, are not covered by the report of First Interstate's independent accountants for purposes of this Prospectus) and the pro forma combined financial statements and accompanying discussion and notes set forth under "Pro Forma Combined Financial Information." The pro forma amounts in the table below are presented for informational purposes and are not necessarily indicative of the financial position or the results of operations of the combined company that would have actually occurred had the Acquisition been consummated as of the dates or for the periods presented. The pro forma amounts are also not necessarily indicative of the future financial position or future results of operations of the combined company. In particular, Wells Fargo expects to achieve significant operating cost savings as a result of the Acquisition. See "Background of the Offer--Comparison of the Proposals." No adjustment has been included in the pro forma amounts for the anticipated operating cost savings.

                                                NINE MONTHS ENDED                          YEAR ENDED
                                                SEPTEMBER 30, 1995                     DECEMBER 31, 1994
                                      -------------------------------------- --------------------------------------
                                               HISTORICAL                             HISTORICAL
                                      ----------------------------           ----------------------------
                                      WELLS FARGO FIRST INTERSTATE PRO FORMA WELLS FARGO FIRST INTERSTATE PRO FORMA
                                       & COMPANY      BANCORP      COMBINED   & COMPANY      BANCORP      COMBINED
                                      ----------- ---------------- --------- ----------- ---------------- ---------
(IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED SUMMARY OF INCOME
  Net interest income...............    $1,987         $1,905       $3,892     $2,610         $2,327       $4,937
  Provision for loan losses.........       --             --           --         200            --           200
  Noninterest income................       890            823        1,713      1,200          1,054        2,254
  Noninterest expense...............     1,638          1,638        3,618      2,156          2,197        4,835
  Net income........................       726            670        1,137        841            734        1,215
PER COMMON SHARE
  Net income........................    $14.14         $ 8.36       $10.85     $14.78         $ 8.71       $10.69
  Dividends declared................      3.45           2.30         3.45       4.00           2.75         4.00
AVERAGE COMMON SHARES OUTSTANDING...      49.2           77.2(1)      99.6       53.9           80.4(1)     106.5

                                                  SEPTEMBER 30, 1995
                                        --------------------------------------
                                                 HISTORICAL
                                        ---------------------------- ---------
                                        WELLS FARGO FIRST INTERSTATE PRO FORMA
                                         & COMPANY      BANCORP      COMBINED
                                        ----------- ---------------- ---------
(IN MILLIONS)
CONSOLIDATED PERIOD-END BALANCE SHEET
 DATA
  Investment securities................   $ 9,436       $ 9,432      $ 18,868
  Loans................................    34,298        35,967        70,265
  Assets...............................    49,934        55,067       112,155
  Deposits.............................    38,948        48,236        87,184
  Senior and subordinated debt.........     3,020         1,368         4,388
  Stockholders' equity.................     3,874         3,981        15,009

--------
(1) Includes dilutive effect of outstanding stock options (as determined by application of the treasury stock method) for 1.5 million shares.

                            BACKGROUND OF THE OFFER

THE ORIGINAL PROPOSAL

  On a number of occasions during the past several years, Wells Fargo and First Interstate have informally discussed the possibility of a merger of the two companies. Following several meetings between the then Chief Executive Officers of Wells Fargo and First Interstate, on February 11, 1994, Wells Fargo submitted to First Interstate for its consideration a tax-free merger proposal. First Interstate rejected this proposal.

  On September 7, 1995, Paul Hazen, Chairman and Chief Executive Officer of Wells Fargo, met with William Siart, Chairman and Chief Executive Officer of First Interstate, to discuss the possibility of a merger of the two companies again. No conclusions were reached, but Mr. Siart indicated that First Interstate would probably not be prepared to consider a merger in the immediate future. On the afternoon of October 17, 1995, Mr. Hazen telephoned Mr. Siart to inform him that Wells Fargo intended to deliver a letter containing a new merger proposal to First Interstate and that Mr. Hazen would like to meet with Mr. Siart later that day to deliver the letter in person and to discuss the proposal. Mr. Siart asked for some time to consider the request, but called Mr. Hazen back shortly thereafter to say that he saw no reason for the two of them to meet. Wells Fargo's letter was then delivered to First Interstate.

  On October 18, 1995, First Interstate and, shortly thereafter, Wells Fargo publicly announced that Wells Fargo had made its Original Proposal to First Interstate for a tax-free merger in which First Interstate's stockholders would receive 0.625 of a share of Wells Fargo Common Stock for each Share. Wells Fargo believes the market reacted favorably to the announcement, with the Wells Fargo Common Stock closing on that date at $229 per share, an increase of $15.375 (7.2%) from its closing price the day before. Based on that market price, the Original Proposal represented a $37.13 per Share, or 35%, premium to the closing price per Share on the preceding day.

  On October 26, 1995, Mr. Siart and Mr. Hazen met again. At that meeting, Mr. Siart acknowledged that a merger of First Interstate and Wells Fargo would enhance stockholder value. Mr. Hazen explained the estimates of cost savings and reductions in revenue being used by Wells Fargo. Mr. Hazen also offered to have the individuals at Wells Fargo who had prepared those estimates meet with their counterparts at First Interstate in order to discuss potential cost savings and reductions in revenue if there were any questions about Wells Fargo's estimates, but Mr. Siart responded that that would not be necessary since he agreed with the economic value of the Wells Fargo estimates. Mr. Hazen then offered to raise the exchange ratio in Wells Fargo's proposal to
0.65 of a share of Wells Fargo Common Stock for each Share if First Interstate would enter into a merger agreement with Wells Fargo. Mr. Siart rejected this increased offer but indicated that First Interstate might accept a merger with a 0.70 exchange ratio. Mr. Hazen stated that Wells Fargo was unwilling to raise its bid any further at that time.

  On October 31, 1995, Mr. Siart and Mr. Hazen again met. Mr. Hazen again offered to have the individuals at Wells Fargo who had prepared the estimates of cost savings and reductions in revenue meet with their counterparts at First Interstate in order to review such estimates in detail, but Mr. Siart again declined that offer. Mr. Siart then indicated that he would be prepared to recommend a merger with Wells Fargo if Wells Fargo would increase the exchange ratio in its proposal to a 0.68 exchange ratio. Mr. Hazen replied that he believed that an exchange ratio of 0.65 was a bid that was fair to the stockholders of First Interstate and Wells Fargo.

  On November 1, 1995, Messrs. Siart and Hazen talked again, this time by telephone, but made no further progress towards an agreement. Mr. Hazen attempted to reach Mr. Siart on November 2nd and November 3rd by telephone, but his calls were not returned.

THE FIB/FBS MERGER AGREEMENT

  On November 5, 1995, First Interstate, FBS and FBS Sub entered into the FIB/FBS Merger Agreement pursuant to which FBS Sub and First Interstate would effect the FIB/FBS Merger and each Share would be converted into the right to receive 2.60 shares of FBS Common Stock. Under the terms of the FIB/FBS Merger Agreement, following the consummation of that merger, FBS would change its name to First Interstate Bancorp and there would be an even split of the Board of the combined company. The FIB/FBS Merger is subject to a number of conditions which are identical in all material respects to the conditions of the Offer, including among others that all regulatory and stockholder approvals be obtained, although it is also subject to an additional condition which is not a condition to the Offer, namely that each of First Interstate and FBS shall have received a letter from its accountants to the effect that the FIB/FBS Merger will qualify for pooling of interests accounting treatment. Based on discussions with its accountants (KPMG Peat Marwick LLP), Wells Fargo believes there is a significant question as to whether the FIB/FBS Merger qualifies for pooling of interests accounting treatment in light of (i) the increased share repurchase program FBS announced in connection with the FIB/FBS Merger and (ii) the number of tainted Shares that are, based on statements made by FBS, expected to be outstanding at the time of the closing of the FIB/FBS Merger, which Shares, following their exchange for FBS Common Stock, would alone exceed 10% of the FBS Common Stock outstanding prior to the closing of the FIB/FBS Merger. See "--Comparison of the Proposals--Purchase Versus Pooling of Interests Accounting." As a further condition to the execution and delivery of the FIB/FBS Merger Agreement, FBS and First Interstate executed the Reciprocal Fee Letters providing for the payment of "break-up" fees in certain circumstances and the Reciprocal Stock Option Agreements providing for the grant of options to purchase each other's common stock in certain circumstances. The First Interstate Board is permitted to terminate the FIB/FBS Merger Agreement in a number of circumstances, including if there exists a Takeover Proposal (as defined herein) for First Interstate and the First Interstate Board reasonably determines in good faith that termination is necessary in the exercise of its fiduciary duties under applicable law. See "--FIB/FBS Merger Agreement."

  First Interstate entered into the FIB/FBS Merger Agreement (as well as the Reciprocal Fee Letters and the Reciprocal Stock Option Agreements) despite the fact that, based on the last available closing prices per share prior to doing so, the FIB/FBS Merger produced a value (at the 2.60 exchange ratio) of $132.28 per Share while the then current Wells Fargo proposal produced a value (at the 0.65 exchange ratio) of $137.96 per Share, or $5.68 per Share higher. In fact, based on the averages of the closing prices per share on the 15 trading days (which 15-day trading period encompasses the announcements of both proposals) prior to entering into the FIB/FBS Merger Agreement, the FIB/FBS Merger produced a value of $132.15 per Share while the then current Wells Fargo proposal produced a value of $139.41 per Share, or $7.26 per Share higher. Moreover, according to the First Interstate Schedule 14D-9, First Interstate entered into the FIB/FBS Merger Agreement (and "lock-up" arrangements) despite the finding by one of its financial advisors (Morgan Stanley & Co. Incorporated) that Wells Fargo's Original Proposal (at a 0.625 exchange ratio, or 6.3% below the exchange ratio being offered pursuant to the Offer) was fair from a financial point of view to the stockholders of First Interstate.

  According to the First Interstate Schedule 14D-9, FBS and certain other potential merger candidates were afforded an opportunity to discuss with First Interstate's financial advisors a possible business combination with First Interstate. Wells Fargo was not contacted by First Interstate's financial advisors and was not afforded an opportunity to conduct due diligence on First Interstate or to receive any confidential information.

THE OFFER AND RELATED ACTIONS

  On November 13, 1995, Wells Fargo announced its intention to offer to exchange two-thirds of a share of Wells Fargo Common Stock for each Share. In a publicly released letter setting forth such offer, Mr. Hazen again stated that Wells Fargo would be prepared to enter into a merger agreement with First Interstate providing for the same consideration as the Offer. In the event that First Interstate did not elect to terminate the FIB/FBS Merger Agreement, Wells Fargo offered to agree to a process pursuant to which both FBS and Wells Fargo would each have 10 days to submit their best and final merger proposals, which proposals would together be presented to First Interstate's stockholders who could decide for themselves which proposal was in their best interest. First Interstate has not responded to this proposal.

  As part of the November 13, 1995 announcement, Wells Fargo also stated that it anticipated filing (a) preliminary proxy solicitation materials with the Commission for use in soliciting proxies from stockholders of First Interstate against approval of the FIB/FBS Merger and (b) preliminary consent solicitation materials with the Commission for use in soliciting written consents from stockholders of First Interstate to replace the current members of the First Interstate Board with nominees who are committed to removing any obstacles to the merger of First Interstate with Wells Fargo. THIS PROSPECTUS AND THE OFFER MADE HEREBY DO NOT CONSTITUTE A SOLICITATION OF ANY PROXIES OR CONSENTS FROM FIRST INTERSTATE'S STOCKHOLDERS. ANY SUCH SOLICITATION WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT.

  Wells Fargo also announced on November 13, 1995 the filing of a complaint against First Interstate, the First Interstate Board, FBS and FBS Sub in the Delaware Chancery Court which, among other things, seeks to invalidate the FIB/FBS Merger Agreement and the break-up fees and stock option arrangements (commonly referred to as "lock-up" arrangements) granted to FBS pursuant to the Reciprocal Fee Letters and the Reciprocal Stock Option Agreements, respectively, and seeks injunctive relief requiring the First Interstate Board to redeem the Rights and to prevent First Interstate from using anti-takeover devices or taking other actions intended to impede or delay the acquisition of First Interstate by Wells Fargo. For a further description of this litigation (including information about an amended complaint alleging that FBS repurchased on the open market more than $125 million of its common stock, thereby artificially inflating the price of the FBS Common Stock and denying First Interstate's stockholders the ability to assess accurately the market value of the FIB/FBS Merger proposal or compare it to the Offer), and for a description of certain class action litigation brought against First Interstate, the First Interstate Board and FBS and certain litigation brought by First Interstate and FBS against Wells Fargo, see "--Litigation."

  On November 13, 1995, Wells Fargo filed applications and notices in draft form with the FRB-SF seeking approval of, among other things, the Offer and the Merger; the applications and notices were refiled in final form on November 17, 1995. Wells Fargo has filed additional applications and notices with various governmental authorities seeking all approvals required to permit consummation of the Offer and the Merger. FBS announced that it filed an application in final form for the FIB/FBS Merger with the FRB-M on November 10, 1995. On December 14, 1995, the FRB-M accepted the FBS application and wrote that it expected a Federal Reserve Board decision by February 12, 1996. On December 20, 1995, the FRB-SF accepted Wells Fargo's application and wrote that it expected a Federal Reserve Board decision by February 18, 1996. Based on the foregoing, as well as Wells Fargo's stated position that it will make all divestitures required by the regulatory authorities, and based on discussions with its counsel, Sullivan & Cromwell, Wells Fargo is confident that it will be able to obtain the regulatory approvals required for the Offer and the Merger on a timely basis and in a time frame substantially identical to that in which FBS would be able to obtain the regulatory approvals required for the FIB/FBS Merger. See "The Offer--Regulatory Approval Condition."

  On November 20, 1995, the First Interstate Schedule 14D-9 was filed with the Commission stating, among other things, that the First Interstate Board was committed to completing the FIB/FBS Merger and recommending that First Interstate's stockholders not tender their Shares in the Offer.

  In the First Interstate Schedule 14D-9, there is a detailed list of 16 factors considered by the First Interstate Board as material in selecting the FBS merger proposal over Wells Fargo's merger proposal. Conspicuously absent from that list is any consideration of the implied purchase price produced by each of the two proposals.

  AT ALL TIMES DURING THE FIRST INTERSTATE BOARD'S CONSIDERATION OF EACH WELLS FARGO PROPOSAL AND FBS PROPOSAL, THE THEN CURRENT WELLS FARGO PROPOSAL HAS PRODUCED AN IMPLIED PURCHASE PRICE HIGHER THAN THE IMPLIED PURCHASE PRICE PRODUCED BY THE THEN CURRENT FBS PROPOSAL. ON DECEMBER 29, 1995 (THE LAST TRADING DAY PRIOR TO THE DATE OF THIS PRELIMINARY PROSPECTUS) THE DIFFERENTIAL AMOUNTED TO $14.97 PER SHARE, AND THE AGGREGATE VALUE OF THE OFFER EXCEEDED THE AGGREGATE VALUE OF THE FBS PROPOSAL BY APPROXIMATELY $1.13 BILLION. SEE "--COMPARISON OF THE PROPOSALS--PURCHASE PRICE."

COMPARISON OF THE PROPOSALS

  Because Wells Fargo believes that the timing of, and likelihood of the satisfaction of the conditions to, the Offer and the proposed FIB/FBS Merger are substantially similar, Wells Fargo believes that First Interstate's stockholders, in comparing Wells Fargo's proposal to FBS's proposal, should concentrate on the two components of value which characterize any stock for stock transaction with a fixed exchange ratio, namely (i) the purchase price implied by the exchange ratio and (ii) the value at which the acquiror's stock is expected to trade when an agreement is announced or appears likely (which value should reflect the market's assessment of the prospects of the combined company following consummation of the transaction). Wells Fargo is convinced that its Offer is demonstrably superior on both counts. In addition, assuming planned stock repurchases announced by FBS, Wells Fargo believes the FBS proposal suffers from a significant contingency not shared by the Offer (namely, the condition relating to pooling of interests accounting treatment referred to below), and Wells Fargo believes that many of the reasons why First Interstate says it continues to support the FBS proposal rather than Wells Fargo's proposal are subject to serious question.

 Purchase Price

  The closing price per Share on October 17, 1995 (the day before the announcement of the Original Proposal) was $106 and the average closing price per Share for the 20 trading days preceding October 17, 1995 was $102.59. The Offer provides a substantial premium to stockholders in relation to those levels, as shown by the following table.

                                                                PURCHASE PRICE
                                                                   PER SHARE
                                                                  IMPLIED BY
                                                                 WELLS FARGO'S
                                                                  OFFER AT A
                                                                  TWO- THIRDS
                                                                EXCHANGE RATIO*
                                                                ---------------
October 17, 1995 (day before announcement of Original
 Proposal).....................................................     $142.42
October 18, 1995 (day of announcement of Original Proposal)....      152.67
December 29, 1995 (last trading day before the date of this
 preliminary prospectus).......................................      144.00

--------

* Based on the closing price per share of Wells Fargo Common Stock on the indicated dates and an exchange ratio of two-thirds of a share of Wells Fargo Common Stock per Share. The then current exchange ratio proposed by Wells Fargo as of October 17 and October 18, 1995 was 0.625 rather than the two-thirds ratio used in this chart.

  At each point when the First Interstate Board considered the relative merits of an FBS proposal against that of a Wells Fargo proposal, the then current Wells Fargo proposal provided a premium to the then current FBS proposal, as shown by the following table.

                                     IMPLIED PURCHASE PRICE PER SHARE*
                            ---------------------------------------------------
                                  RELEVANT           RELEVANT
                            WELLS FARGO PROPOSAL   FBS PROPOSAL    DIFFERENTIAL
                            -------------------- ----------------- ------------
October 30, 1995                  $134.14          $115 to $125       $19.14
 (date of First Interstate       (at a 0.65       (at an exchange    to $9.14
 Board meeting at which       exchange ratio)      ratio of 2.3
 proposals from Wells                             to possibly 2.5
 Fargo and FBS were first                        as then indicated
 considered)                                         by FBS)
November 3, 1995                   137.96             132.28           5.68
 (trading day before             (at a 0.65         (at a 2.60
 announcement of FIB/FBS      exchange ratio)     exchange ratio)
 Merger Agreement)
November 17, 1995                  141.17             137.80           3.37
 (last trading day before     (at a two-thirds      (at a 2.60
 First Interstate's           exchange ratio)     exchange ratio)
 rejection of the Offer)
December 29, 1995                  144.00             129.03          14.97
 (last trading day before     (at a two-thirds      (at a 2.60
 date of this preliminary     exchange ratio)     exchange ratio)
 prospectus)

--------

 * Based on the closing price per share of the common stock of Wells Fargo or FBS, as the case may be, on the indicated dates.

  Moreover, based on published reports, the market value of FBS's stock may have been supported by an active stock repurchase program being maintained by FBS. If so, the implied purchase price of FBS's proposal on various dates as set forth above may be overstated and the differential between the implied purchase price of Wells Fargo's proposal and that of the FBS proposal on various dates as set forth above may be understated.

  In addition, as shown by the following table, the exchange ratio offered by Wells Fargo pursuant to the Offer--two-thirds of a share of Wells Fargo Common Stock for each Share--consistently demonstrates greater value for stockholders than the FIB/FBS Merger.

                                          IMPLIED PURCHASE PRICE PER SHARE*
                                      -----------------------------------------
                                      WELLS FARGO'S
                                       OFFER AT A   FIB/FBS MERGER
                                       TWO-THIRDS     AT A 2.60
BASED ON CLOSING                        EXCHANGE       EXCHANGE
   PRICES ON:                             RATIO         RATIO      DIFFERENTIAL
----------------                      ------------- -------------- ------------
October 17, 1995                         $142.42       $135.20        $ 7.22
 (trading day before announcement of
 Original Proposal)
October 18, 1995                          152.67        134.23         18.44
 (trading day of announcement of
 Original Proposal)
December 29, 1995
 (last trading day before date of
 this preliminary prospectus)             144.00        129.03         14.97
Average of indicated number of
 trading days preceding December 29,
 1995:
10 Trading Days.....................      143.22        130.33         12.89
20 Trading Days.....................      144.08        132.60         11.48
30 Trading Days.....................      143.23        133.63          9.60

--------

 * Based on the closing price per share of the common stock of Wells Fargo or FBS, as the case may be, for the indicated dates or periods. The then current exchange ratio proposed by Wells Fargo before October 26, 1995 was
   0.625 and the then current exchange ratio proposed by Wells Fargo from October 26, 1995 until announcement of the Offer on November 13, 1995 was
   0.65 rather than the two-thirds ratio used in this chart.

 Value of Acquiror's Stock Following Acquisition

  On October 18, 1995, the day that Wells Fargo publicly announced that it had made a proposal to acquire First Interstate at an exchange ratio of 0.625 of a share of Wells Fargo Common Stock per Share, Wells Fargo's common stock closed at $229.00 per share, an increase of $15.375, or 7.2% over its closing price of $213 5/8 the day before. Since that time, Wells Fargo Common Stock has declined, closing at $216 per share on December 29, 1995. Wells Fargo believes that such decline is largely due to market uncertainty about whether Wells Fargo will be able to overcome the obstacles to the Offer being raised by First Interstate, and that such decline will be largely reversed when the market recognizes that the Offer will be successful.

  The market's reaction to Wells Fargo's October 18, 1995 announcement is in sharp contrast to the market's reaction to FBS's announcement on November 6, 1995 that it had entered into the FIB/FBS Merger Agreement. On November 6, 1995, the FBS Common Stock closed at $49.875 per share, a decline of $1.00 per share or 2.0% from its prior close on November 3, 1995 of $50.875.

  Wells Fargo believes that the market's initial reactions to the announcement of Wells Fargo's Original Proposal and to the FIB/FBS Merger Agreement are indicative of the values at which the respective stocks might trade following the consummation of a merger with First Interstate. Wells Fargo further believes these reactions are based on a belief that an acquisition of First Interstate by Wells Fargo (as compared to an acquisition of First Interstate by FBS) would (i) result in significantly more cost savings, (ii) be significantly more accretive to earnings before amortization of intangibles ("Cash Earnings") per share (and, in 1997 and beyond, although not in 1996, somewhat more accretive to reported earnings per share, although Wells Fargo believes that, because it is using the purchase method of accounting, accretion of Cash Earnings per share is most comparable to FBS's projected accretion in earnings per share) and (iii) have a significantly more valuable franchise going forward.

  Cost Savings. Wells Fargo believes that if it were assumed to merge with First Interstate on January 1, 1996, the cost to Wells Fargo in 1996 to manage First Interstate as part of a combined entity would be approximately $1.2 billion. Wells Fargo based that figure on a business line analysis of First Interstate. The table below presents Wells Fargo's estimate of the cost to operate First Interstate as part of a combined entity, with detail by category of expense.

                                                                       COST
                                                                   (IN MILLIONS)
                                                                   -------------
        Staff/Executive...........................................       $13
        Data Processing...........................................       104
        Operations................................................       316
        Occupancy/Furniture & Equipment...........................       224
        Business Lines
          Retail..................................................       394
          Payment Systems.........................................        26
          Commercial Lending......................................        76
          Trust...................................................        50
                                                                      ------
            Total.................................................    $1,203
                                                                      ======

  The difference between the assumed $2.02 billion annual adjusted noninterest expense of First Interstate on a stand alone basis (the $2,216 million annualized non-interest expenses of First Interstate for the quarter ended June 30, 1995 less $17 million in restructuring charges, a $90 million adjustment for lower FDIC expense expected in 1996, $28 million in cost reduction expected from First Interstate's recently announced mortgage alliance, and $60 million in amortization of intangibles) and the expected $1.2 billion cost to operate First Interstate as part of a combined entity represents the approximately $800 million in annual cost savings that Wells Fargo anticipates achieving within 18 months of a merger with First Interstate. These savings are expected to result from (i) the significant overlap which exists between Wells Fargo's operations and those of First Interstate in California, (ii) the proximity of Wells Fargo's operations in California and those of First Interstate in neighboring states, (iii) the greater level of efficiency with which Wells Fargo runs its franchise when compared to First Interstate, and (iv) economies of scale. Specific sources of cost savings include: (a) Staff and Executive:
Elimination of redundant executive management and central staff net of increases in such areas as audit and loan examination; (b) Data Processing and
Operations: Consolidation of data centers and telecommunications network; (c) Occupancy, Furniture and Equipment: Reductions of occupancy, furniture, and equipment by closing branches and reducing non-branch administrative space consistent with reductions in lines of business; (d) Retail: Closing of 85% of First Interstate's California branches, elimination of redundant product management, regional branch management and staff. Substantial branch closure is possible due to the expansion in California of Wells Fargo's supermarket branches and banking centers. At the end of 1994, Wells Fargo had approximately 600 retail locations in California. This increased to approximately 1,000 at the end of 1995 and is expected to grow to 1,100 by the end of 1996. Wells Fargo has opened supermarket branches and banking centers while at the same time closing traditional bank branches and enhancing telephone and on-line banking services; (e) Payment Systems: Consolidation of credit card management and staff into Wells Fargo Bank (Arizona), N.A.; consolidation of cash management business into that of Wells Fargo; (f) Commercial Lending: Consolidation of all of First Interstate's commercial banking offices in California into Wells Fargo's regional commercial banking centers; retention of only the out-of-state offices in large markets and elimination of redundant management; and (g) Trust: Consolidation of First Interstate's trust/private banking offices within California and all of First Interstate's mutual funds into Wells Fargo, together with elimination of redundant investment management.

  Parties to bank mergers often assert that revenue losses from consolidation of operations will be offset by "synergies" and thus project no revenue losses. However, as a matter of simple financial conservatism, Wells Fargo has estimated a potential revenue loss of $100 million as a result of combining the two companies. Each of Wells Fargo's business units estimated revenue loss at the same time expenses were estimated based on anticipated results one year after the acquisition. As mentioned under "Background of the Offer--General," Mr. Siart, Chairman and Chief Executive Officer of First Interstate, agreed with the economic value of Wells Fargo's estimates.

  By contrast, and in spite of having virtually no geographic overlap and little proximity with First Interstate's franchise, FBS has projected expense savings of approximately $500 million with no concurrent revenue loss. FBS projects being able to achieve all those cost savings within six months of consummating a transaction (only one-third of the time estimated by Wells Fargo). In addition, FBS has used as its starting point an estimate of the noninterest expenses it expected First Interstate to incur in 1996 on a stand-alone basis (after adjusting for the amortization of intangibles) of $2.2 billion. Deducting FBS's projected cost savings from that figure, the cost projected by FBS to manage First Interstate as part of a combined entity can be estimated at approximately $1.7 billion as compared to the $1.2 billion Wells Fargo is projecting, or a difference of approximately $500 million.

  Viewed another way, the difference between the $2.2 billion estimate used by FBS for First Interstate's 1996 stand-alone expenses and the $1.2 billion estimate used by Wells Fargo for the cost to manage First Interstate as part of a combined entity translates into a cost savings estimate of $1 billion resulting from a Wells Fargo combination with First Interstate. It is this $1 billion cost savings estimate which is directly comparable to the FBS cost savings estimate of $500 million resulting from an FBS combination with First Interstate. These cost savings estimates are before the effect of any revenue losses. As set forth above, Wells Fargo estimates a potential revenue loss of $100 million, whereas FBS's estimates for the FIB/FBS Merger, which Wells Fargo believes are less conservative, do not include any provision for revenue loss.

  While both Wells Fargo and FBS have represented that their cost savings estimates are "conservative," the degree to which cost savings impacts the creation of stockholder value requires that First Interstate's stockholders weigh the likelihood of each acquiror's being able to achieve its respective cost savings estimates. Wells Fargo believes that First Interstate's stockholders may be assisted in that analysis by the table below, which compares these estimates to estimates in recent bank acquisitions. In making the comparison, stockholders are cautioned, however, that the comparative value may be limited because no two transactions are identical, the table deals only with estimates and not actual cost savings, and each transaction has its own unique facts and circumstances which may affect both the estimates and the actual amounts of cost savings.

  As shown by the table below, cost savings projected by FBS, when taken as a percentage of the combined operating expenses of First Interstate and FBS (or of the operating expenses of the smaller company), are two to three times greater than those projected by other acquirors in similar market extension transactions. This discrepancy is even more pronounced in light of the six month timetable which FBS has projected for achieving the full cost savings (which is considerably shorter than the time which other acquirors in similar transactions have projected as being necessary). In marked contrast, Wells Fargo's estimated cost savings and implementation schedule are considerably more consistent with those in similar in-market transactions.

  COST SAVINGS ESTIMATES FOR BANK TRANSACTIONS ANNOUNCED IN 1995 WITH VALUES
                          GREATER THAN $1 BILLION(1)

                                                                          COST SAVINGS ESTIMATES
                                                               --------------------------------------------
                                                                  AS A
                                                               PERCENTAGE
                                                               OF SMALLER
                                                               (IN TERMS     AS A
                                                               OF ASSETS) PERCENTAGE              TIME TO
                                    OWNERSHIP                  COMPANY'S  OF COMBINED             ACHIEVE
                                    SPLIT OF                   OPERATING   OPERATING   DOMESTIC     100%
                          ANNOUNCE- COMBINED     DEAL VALUE     EXPENSE     EXPENSE    DEPOSIT      COST
                          MENT DATE ENTITY(2) (IN BILLIONS)(3)  BASE(4)     BASE(4)   OVERLAP(5) SAVINGS(2)
                          --------- --------- ---------------- ---------- ----------- ---------- ----------
MARKET EXTENSION TRANSACTIONS(6)
First Union/First
 Fidelity...............    06/19     61/39          5.6           18           5         0.2%        24
First Chicago/NBD.......    07/12     50/50          5.1           15           6        14.2       6-12
Boatmen's/Fourth
 Financial..............    08/25     80/20          1.2           24           4        29.9         21
National City/Integra...    08/28     70/30          2.1           21           5         0.0          6
AVERAGE                                                            20%          5%         11%     14-16MOS.(7)
FIRST BANK SYSTEM/
 FIRST INTERSTATE.......    11/06     42/58        $10.3           42%         15%       2.58%         6MOS.
IN-MARKET
 TRANSACTIONS(6)
Fleet Financial/Shawmut.    02/21     59/41        $ 3.6           44%         14%       77.0%        15Mos.
PNC/Midlantic...........    07/10     67/33          3.0           30           7        98.1         12
Chemical/Chase..........    08/28     58/42          9.9           35          16        82.0         21
UJB/Summit..............    09/11     64/36          1.1           48          12       100.0          9
CoreStates/Meridian.....    10/10     63/37          3.2           35          11        75.2          6
Bank of Boston/BayBanks.    12/12     72/28          2.0           39          13        99.8         12
AVERAGE                                                            38%         12%      91.06%        13MOS.(7)
WELLS FARGO/FIRST
 INTERSTATE.............    11/13     48/52        $10.9           37%         18%       73.3%        18MOS.

--------

(1) The NationsBank/Bank South transaction has been omitted because one party was far larger (in terms of assets) than the other and the pro forma ownership split was 90/10. The US Bancorp/West One and Fleet/NatWest transaction have been omitted because the domestic deposit overlap (52.4% for US Bancorp/West One and 64.0% for Fleet/NatWest) are relatively close to 50% (with the consequence that these transactions share the characteristics of both in-market transactions and market extension transactions).
(2) Source: Investor presentations.
(3) Source: SNL Securities. The Chemical/Chase transaction excludes the preferred stock.

(4) Cost savings estimates as a percentage of operating expense base for UJB/Summit, CoreStates/Meridian and Bank of Boston/BayBanks (percent of smallest expense base only) were based on investor presentations. Other cost savings estimates as a percentage of operating expense base were obtained by dividing cost savings estimates from investor presentations by second quarter 1995 annualized noninterest expense base, with the exception of Fleet Financial/Shawmut, which is based on the annualized first quarter 1995 noninterest expense base, and First Bank System/First Interstate, Wells Fargo/First Interstate and Bank of Boston/BayBanks, which are based on third quarter 1995 annualized noninterest expense base where First Interstate's expense base is adjusted for restructuring charges and other items.

(5) Based generally on deposits in the same markets (as defined by Federal Reserve Banks), with overlap being calculated on the basis of (i) Average Overlap (as defined in note 6 below) for banks of comparable size with headquarters in the same markets (e.g., Fleet/Shawmut; Chemical/Chase; and Wells Fargo/First Interstate) and (ii) overlap of the target bank with the larger bank for banks of substantially different sizes or where banks of a more similar size are headquartered in different markets. An overlap is not deemed to exist in a market where one of the two banks has an insignificant market presence both in absolute terms and relative to the other bank or where two banks compete in different states that are part of the same market.

(6) For purposes of this discussion, in-market transactions are defined as transactions where: (i) if the two parties are of generally comparable size, the average of the domestic deposit overlap of party 1 with party 2 and the deposit overlap of party 2 with party 1 (the "Average Overlap") is 50% or greater, or (ii) if one party is substantially larger than the other, the overlap of the smaller party with the larger party in terms of deposits is 50% or greater. All other transactions are defined as market extension transactions. Wells Fargo believes that the two transactions which are most directly comparable to a Wells Fargo/First Interstate transaction are Chase/Chemical and Fleet/Shawmut because in those two transactions the two parties were significantly closer in size than in the other in-market transactions. Based on publicly available information, it appears that the Average Overlap in Chase/Chemical was 82% for domestic deposits, in Fleet/Shawmut was 77%, and in a Wells Fargo/First Interstate transaction would be 73%. Wells Fargo does not believe that these differences impact cost savings because of the small amount of the difference, the fact that First Interstate's headquarters and administrative functions are in California and the fact that a substantial percentage of First Interstate's deposits, approximately 31%, are in the three adjoining states of Oregon, Nevada and Arizona.

(7) Among the transactions in the table, the larger, and therefore presumably more complex transactions (i.e., those with a deal value in excess of $5.0 billion), average 17-19 months as the estimated time to achieve 100% cost savings.

  In addition, FBS's projections do not appear to provide for a special assessment on Savings Association Insurance Fund ("SAIF") deposits, notwithstanding pending legislation which would impose such an assessment on FBS's SAIF deposits. Unlike FBS, Wells Fargo has no SAIF deposits and, therefore, would not be affected by such legislation.

  Also, the FBS estimates do not make any allowances for revenue loss despite the fact that 32% of the cost reductions projected by FBS come directly from business lines, where cost reductions will have a direct impact on customers. Wells Fargo believes its estimates, in contrast, make appropriate allowances for possible revenue loss in keeping with Wells Fargo's goal of ensuring that its overall estimates are conservative.

  First Interstate's and FBS's claim that a merger with Wells Fargo would involve greater revenue loss than $100 million is, once again, at odds with the projections in other bank mergers (banks have generally not projected material revenue loss in connection with acquisitions, even where divestitures are expected to be required) and is also at odds with First Interstate's assertion that there would be no material revenue loss as a result of the proposed FIB/FBS Merger. In addition, the claim is at odds with Wells Fargo's own acquisition experience, particularly its experience with the Crocker National acquisition described below.

  Moreover, FBS has no proven track record at successfully integrating large acquisitions. Although the acquisition of First Interstate by FBS and a pending FBS merger with FirsTier Financial would mean that FBS would be simultaneously integrating institutions with assets aggregating over 178% of FBS's total assets, the largest bank acquisition which FBS has undertaken to date represented less than 20% of its total assets at the time of announcement (Metropolitan Financial, a thrift institution, represented 30% of total assets at the time of announcement). By contrast, Wells Fargo's only pending acquisition is its Offer for First Interstate, and Wells Fargo has a proven track record of successfully completing a similar integration when it acquired Crocker National in 1986 (Crocker National represented approximately 70% of Wells Fargo's total assets at that time). Wells Fargo's two most senior executives, Paul Hazen, the Chief Executive Officer, and Bill Zuendt, the President and Chief Operating Officer, as well as its four Vice Chairmen, Michael Gillfillan, Rod Jacobs, Charles Johnson and Clyde Ostler, were all senior officers at the time of, and were actively involved in managing, the Crocker National acquisition and integration. In addition, 31 of Wells Fargo's 40 Executive Vice Presidents were officers of Wells Fargo at that time. Wells Fargo believes that its success in the Crocker National acquisition is highly relevant to an assessment of its ability to integrate a combination with First Interstate, because a combination with First Interstate will be significantly in-market (44% of First Interstate's deposits and First Interstate's administrative and operating headquarters are located in California) and most of the out-of-market aspects involve three adjoining states where 31% of First Interstate's deposits are located.

  FBS has claimed that Wells Fargo would experience greater revenue loss than estimated, because deposit attrition of 15% to 40% has occurred in California in-market acquisitions such as Wells Fargo's acquisition of Crocker National. Wells Fargo's experience with respect to its Crocker National acquisition was materially different than that claimed by FBS.

  The following table sets forth Wells Fargo's and Crocker National's deposits in California (excluding time deposits greater than $100,000), branches remaining and branches closed (as a percentage of the original number of branches of Crocker National) at March 31, 1986 and at various dates following the May 30, 1986 acquisition of Crocker National. Demand deposits are also shown because the usual quarter end fluctuations in these deposits (typically with offsetting fluctuations in float) can produce variations in the trend line. Deposits grew by 3.4% by year end 1987, despite the closure of 182 branches (a 29% reduction of all branches, or a 57% decline of branches relative to the Crocker National totals at the time of that merger). The deposit growth numbers are conservative because approximately $200 million of deposits divested for antitrust reasons were not subtracted from the starting base level of deposits. The table excludes time deposits greater than $100,000 because Crocker National had a significant amount of these deposits sourced through their funding desk which were allowed to run off following the acquisition. Even if these deposits over $100,000 were included, total deposits would have experienced no significant decrease.

                               WELLS FARGO'S AND CROCKER NATIONAL'S CALIFORNIA
                                                   DEPOSITS
                              --------------------------------------------------
                               CALIFORNIA DEPOSITS
                                 (EXCLUDING TIME              CUMULATIVE NUMBER
                                DEPOSITS GREATER              OF BRANCHES CLOSED
                                 THAN $100,000)                AS PERCENTAGE OF
                              ---------------------           ORIGINAL NUMBER OF
                               DEMAND               NUMBER OF  CROCKER NATIONAL
                              DEPOSITS OTHER TOTAL* BRANCHES       BRANCHES
                              -------- ----- ------ --------- ------------------
(DOLLARS IN BILLIONS)
March 31, 1986...............   $6.7   $19.8 $26.5     621           --
June 30, 1986................    7.0    19.7  26.6     619             1%
September 30, 1986...........    6.9    20.7  27.7     568            17
December 31, 1986............    8.0    21.0  28.9     513            34
March 31, 1987...............    6.4    21.3  27.7     458            51
June 30, 1987................    6.3    21.1  27.4     449            54
September 30, 1987...........    6.2    21.0  27.1     442            56
December 31, 1987............    6.3    21.1  27.4     439            57

--------
* Components may not sum to total due to rounding.

  Accretion Projections. Both Wells Fargo and FBS have publicly disclosed the pro forma impact of their respective proposed transactions on their future earnings per share, given their base case assumptions. Because of the different accounting treatments sought by Wells Fargo and FBS, Wells Fargo believes that its projected accretion in Cash Earnings per share is most comparable to FBS's projected accretion in reported earnings per share.

  In its investor presentation materials dated November 6, 1995, FBS estimates that a merger with First Interstate would result in accretion in its reported earnings per share in 1996, 1997 and 1998 of 1%, 18% and 22%, respectively. However, even beyond the uncertainty over the level of operating cost savings achievable by FBS as described above, Wells Fargo believes that the methodology used by FBS in arriving at its accretion projections is questionable. In projecting accretion to earnings from a base (i.e. stand alone) case, FBS and First Interstate assume no share repurchases in that base case for 1996 and 1997, and presumably thereafter. (See pages 23-25 of FBS's investor presentation materials dated November 6, 1995.) Wells Fargo believes that it would be more appropriate for the base case to assume a continuation of FBS's current buyback program. If that premise were adopted, FBS's base earnings per share would be higher in the future and the accretion percentages would be lower than suggested by FBS. The magnitude of the differences between earnings per share accretion over a base case with and without the leverage of an established share repurchase program is pronounced. FBS has suggested its earnings per share accretion resulting from the FIB/FBS Merger will be 18% in 1997 rising to 25% in the year 2000. If, however, share repurchases were assumed in the stand alone FBS case, the results would be markedly different. Assuming, as Wells Fargo did in its estimates, that sufficient stock would be repurchased to keep capital constant after a constant percentage dividend payout ratio, the base case projected by FBS would rise and the accretion above that base case would be lower. Wells Fargo estimates that the accretion for FBS projected by FBS would drop to 12% and 6%, respectively, for the years 1997 and 2000, instead of the 18% and 25% FBS has claimed.

  Using (i) estimates of earnings accretion from a base case which assumes a share repurchase program and (ii) the same base revenue and expense assumptions for First Interstate as were used by FBS, Wells Fargo estimates that the Merger with First Interstate would result in accretion to its Cash Earnings per share in 1996, 1997 and 1998 of 14%, 38% and 42%, respectively, and to its reported earnings per share in 1996, 1997 and 1998 of (2)%, 18% and 23%, respectively.

  Value of Franchise. At the base of every banking institution's operations is the institution's relationship with its present and prospective customers, individuals and corporations doing business as borrowers and depositors or obtaining other services from the institution. A banking institution's opportunities for the future necessarily depend on the economic base and economic potential of the territory it serves, which can be measured in terms such as population and population growth, retail sales, households, industrial production and employment, as well as the institution's market share in the territory it serves. Wells Fargo has a history of success with individual and small business customers. Wells Fargo is also known for its expertise in the area of alternative delivery as it conducts business with many of its customers via phone, ATMs, supermarkets and electronically through the Internet. Wells Fargo currently ranks as the second largest California-based bank with total deposits of approximately $37 billion and with a market presence that is geographically broad-based as Wells Fargo operates throughout the entire state.

  With the proposed combination with First Interstate, Wells Fargo will solidify its position in California with deposits of approximately $58 billion. Additionally, through the presence of First Interstate in other western states, the new company will rank number one, two, or three in terms of deposits in four states (California, Oregon, Arizona and Nevada). The population of California (approximately 31 million), coupled with the population of First Interstate's territory outside California (approximately 43 million), represent 28% of the country's population and the states represented are some of the fastest growing in the country. The combination of Wells Fargo and First Interstate would benefit not only from the current economic turnaround of California but also from the above average growth of the other western states in which the combined entity would be doing business.

  FBS's territory, by contrast, is much smaller and less populous and has growth prospects that are lower than the geographic region in which First Interstate operates. Thus, when viewing the two respective franchises, Wells Fargo believes a Wells Fargo/First Interstate combination with its deeper penetration of the populous California market coupled with the rapidly growing western states covered by First Interstate is preferable to an FBS/First Interstate combination with its diversification into a geographical area which would dilute the economic growth prospects for First Interstate stockholders. Put differently, a combination of Wells Fargo and

First Interstate would span fewer states than would a combination of FBS and First Interstate, but the population of the states where Wells Fargo and First Interstate combined would rank number one, two or three in terms of deposits would be approximately 40 million while the population of the states where FBS and First Interstate combined would rank number one, two or three in terms of deposits would be only approximately 21 million.

  Purchase Versus Pooling of Interests Accounting. Wells Fargo's and FBS's proposals differ in that Wells Fargo contemplates using the purchase method of accounting to account for the acquisition of First Interstate while FBS's proposal is conditioned upon the receipt from FBS's accountants of an opinion to the effect that the acquisition will qualify for pooling of interests accounting treatment. Based on discussions with its accountants (KPMG Peat Marwick LLP), Wells Fargo believes there is a significant question as to whether the FIB/FBS Merger will qualify for pooling of interests accounting treatment in light of (i) the increased share repurchase program that FBS has announced in connection with the FIB/FBS Merger and (ii) the number of tainted Shares that are, based on statements made by FBS, expected to be outstanding at the time of the closing of the FIB/FBS Merger, which Shares, following their exchange for FBS Common Stock, would alone exceed 10% of the FBS Common Stock outstanding prior to the closing of the FIB/FBS Merger. FBS's investor presentation of November 6, 1995 contemplates that up to approximately 14% of its pro forma outstanding shares will be repurchased in the 18 months that follow the transaction. In addition, FBS has stated that approximately 8% of the outstanding Shares will be tainted Shares (i.e., certain Shares which First Interstate has repurchased within the preceding two years) at the acquisition date.

  Wells Fargo believes there is no meaningful economic difference between purchase accounting and pooling of interests accounting. The pro forma levels of tangible capital are identical, regardless of whether purchase or pooling of interests accounting is utilized. Although under purchase accounting goodwill and other intangibles will be recorded in the transaction and amortized over time (with the result that reported net income will be lower), amortization is not a cash expense and thus the true earnings power of the institution, as represented by reported earnings before amortization of intangibles (i.e., Cash Earnings), is completely unaffected.

  Wells Fargo determined to use purchase accounting because it does not require the reissuance of previously repurchased shares and allows greater flexibility in repurchasing shares after completion of the transaction than that which is available given current accounting practices under pooling of interests accounting. Wells Fargo has historically had a share repurchase program designed to return excess capital being generated by its operations to stockholders. Wells Fargo believes that utilizing pooling of interests accounting would limit its ability to continue to return excess capital to stockholders by way of share repurchases for a significant period of time after completion of the transaction.

 Response to Certain Assertions in the First Interstate Schedule 14D-9

  First Interstate has set forth in the First Interstate Schedule 14D-9 the reasons why the First Interstate Board continues to support the FBS proposal rather than Wells Fargo's proposal. Many of these reasons are, in Wells Fargo's opinion, subject to serious question.

  . Although First Interstate stresses that a combined FBS/First Interstate entity would gain a top three ranking (in terms of deposits) in seven additional states, five of these states are Montana, Nebraska, North Dakota, South Dakota and Wyoming, which have a combined population of less than 4.5 million. In fact, the population of the states where Wells Fargo and First Interstate combined would have a top three ranking (in terms of deposits) is approximately 40 million while the population of the states where FBS and First Interstate combined would have such a ranking is only approximately 21 million.

  . Although First Interstate maintains that diversification of assets outside California reduces risk and therefore is an important consideration, First Interstate's serious financial problems in the early 1990's were widely attributed to credit quality and other problems in its units outside California, primarily Arizona and Texas.

  . First Interstate claims to have had a "longstanding desire" to achieve greater geographic diversification, but four out of its five most recent significant acquisitions (based on asset size as set forth on page 32 of First Interstate's 1994 Annual Report) have been in California. Further, First Interstate has sold its operations in Oklahoma and part of its operations in New Mexico. First Interstate expressed specific concern about Wells Fargo's real estate loan concentration in California, but between 1993 and 1994 First Interstate increased its total California real estate loans by 151% and its California commercial real estate loans by 78%.

  . First Interstate expresses concern that the trading price of the Wells
    Fargo Common Stock in relation to book value and earnings is among the highest in the banking industry, but this is also true of FBS's common stock. The price to book value and price to earnings (using 1996 earnings) ratios as set forth in First Call estimates as of December 29, 1995 for the Wells Fargo Common Stock and the FBS Common Stock and the average of these ratios for the 25 largest bank holding companies (excluding Wells Fargo and First Interstate) were 3.0x and 9.8x, 2.4x and 10.7x and 1.7x and 10.1x, respectively.

  . First Interstate expresses concern about revenue loss in a Wells
    Fargo/First Interstate combination because of significant divestiture requirements. However, Wells Fargo is convinced that the proposed divestiture amount of approximately $1 billion would not lead to any material net revenue loss from divestitures. In fact, banks have generally not projected material revenue loss in connection with acquisitions, even where divestitures are expected to be required.

  . First Interstate suggests that the cost savings projected for the FIB/
    FBS Merger are achievable without significant revenue loss (in purported contrast to Wells Fargo's proposal), but the comparable transactions noted above would suggest that the level of cost savings projected by FBS is highly ambitious and, at least recently, unprecedented for a large out of market transaction.

  . First Interstate attempts to contrast FBS's acquisition integration record with that of Wells Fargo on the basis that Wells Fargo has not managed the process of consummating a "significant" bank acquisition since 1988. However, the current FBS management has never consummated an acquisition comparable to Wells Fargo's acquisition of Crocker National, which represented 70% of assets at the time, and none of FBS's recent acquisitions represented more than 30% of FBS's total assets at the time of announcement.

  . First Interstate suggests that Wells Fargo has fewer product lines and lower revenue growth opportunities. However, Wells Fargo funded a number of growth initiatives in 1995 which translated into substantial revenue growth between the second and third quarters of this year, while First Interstate and FBS (after subtracting a non-recurring gain) had declining revenue between such periods. The growth initiatives for Wells Fargo included supermarket banking, small business lending, consumer lending and direct distribution. Wells Fargo sees substantial revenue growth opportunities in a merger with First Interstate, both in these areas and in commercial lending, trust and investment management. In addition, Wells Fargo notes that FBS's ratio of noninterest income (after subtracting a non-recurring gain) to average assets (2.3% on an annualized basis for the quarter ended September 30, 1995) is currently lower than the comparable ratio for Wells Fargo (2.7% on an annualized basis for the quarter ended September 30, 1995).

  . First Interstate expresses concern about Wells Fargo's greater exposure to real estate lending, which "is inconsistent with First Interstate's credit philosophy." However, between 1993 and 1994 First Interstate's total real estate loans increased by 61% and its commercial real estate loans increased by 33%.

  . First Interstate claims that it shares a common deposit system with FBS, while Wells Fargo utilizes a system which is incompatible with First Interstate's. However, Wells Fargo also has a number of systems in common with First Interstate. Wells Fargo believes that these common systems between FBS and First Interstate and Wells Fargo and First Interstate would merely simplify initial customer conversions and do not impact overall systems efficiency which depends on interactions between systems and systems architecture. Wells Fargo believes that its systems architecture which is based on an open network and distributed computing provides it with a substantial systems advantage with respect to new product development and ongoing operating efficiency.

LITIGATION

  On November 13, 1995, Wells Fargo filed a complaint in the Delaware Court of Chancery against First Interstate, the members of the First Interstate Board, FBS and FBS Sub. The complaint seeks, among other things, (i) a declaration that the First Interstate Board's approval of the FIB/FBS Merger Agreement, the agreement to pay FBS $100 million in break-up fees pursuant to the Reciprocal Fee Letters and the grant to FBS of a lock-up stock option with a value of up to $100 million pursuant to the Reciprocal Stock Option Agreements constituted breaches of the First Interstate Board's fiduciary duties and, therefore, that the FIB/FBS Merger Agreement, break-up fees and the lock-up stock option granted to FBS are void and unenforceable; (ii) an injunction compelling the First Interstate Board to terminate the FIB/FBS Merger Agreement and such fees and option and prohibiting the First Interstate Board from including such fees and option or any similar provision in any modified or future agreement with FBS; (iii) an injunction compelling the First Interstate Board to declare the Offer to be a "Qualified Offer," as defined in the Rights Agreement, or, alternatively, compelling First Interstate to redeem the Rights or to amend the Rights to make them inapplicable to the Offer and the Merger; (iv) an injunction against the adoption by First Interstate of any defensive measures to thwart the Offer or the consummation of the Merger; and (v) a declaration that the Offer and any subsequent merger are exempt from Section 203 of the DGCL pursuant to Section 203(b)(6) of the DGCL or, alternatively, an injunction compelling the First Interstate Board to approve the Offer for purposes of
Section 203 of the DGCL. On November 30, 1995, Wells Fargo filed an amended complaint in this litigation alleging, among other things, that immediately after the public announcement of the FIB/FBS Merger Agreement, FBS repurchased on the open market more than $125 million of its common stock, thereby artificially inflating the price of the FBS Common Stock and denying First Interstate's stockholders the ability to assess accurately the market value of the FIB/FBS Merger proposal or compare it to the Offer. The amended complaint seeks, among other things, to compel the public disclosure of information regarding FBS's stock repurchases and to prohibit FBS from continuing to repurchase its common stock while the Offer is being considered.

  Certain present and former members of the First Interstate Board have been named as defendants in several stockholder class action suits filed in California, and certain present members of the First Interstate Board and First Interstate have been named as defendants in several stockholder class action suits filed in Delaware, alleging that the First Interstate Board will breach or has breached its fiduciary duties to the stockholders of First Interstate in responding to Wells Fargo's Original Proposal.

  Five Delaware actions were filed on October 18 and 19, 1995 in Delaware Chancery Court. On October 27, 1995, these five actions were consolidated into a single action. On November 13, 1995, the Delaware plaintiffs sought leave to file a Second Amended and Supplemental Class Action Complaint (the "Second Amended Complaint"). Among other things, the proposed Second Amended Complaint seeks to add FBS as a defendant and to assert aiding and abetting claims against it. Among other claims, the proposed Second Amended Complaint alleges that the First Interstate defendants breached their fiduciary duties by failing to conduct a fair bidding contest for First Interstate. In addition, it alleges that the defendants have implemented certain measures which may impede any proxy solicitation or consent solicitation that Wells Fargo may undertake. The plaintiffs seek a variety of injunctive and other relief, including an order enjoining the FIB/FBS Merger and a declaration that the break-up fees and the lock-up stock option granted to FBS pursuant to the Reciprocal Fee Letters and Reciprocal Stock Option Agreements, respectively, are null and void. In addition, a shareholder complaint has been filed in federal court in the United States District Court for the District of Delaware. This complaint alleges, among other things, that First Interstate and FBS made false and misleading statements and material omissions of fact regarding the FIB/FBS Merger and regarding the Offer. Injunctive relief is sought requiring, among other things, First Interstate to disclose all material information with respect to the FIB/FBS Merger and to correct all existing false and misleading statements.

  Six class actions have been filed in the Superior Court of the State of California, County of Los Angeles. The complaints filed in the six California actions are similar and allege that the members of the First Interstate Board will breach or have breached their fiduciary duty in responding to Wells Fargo's Original Proposal and the Offer. In addition, these complaints allege negligent breach of fiduciary duty, abuse of control and tortious interference with prospective economic advantage. The plaintiffs in the California actions seek declaratory relief as well as permanent and preliminary injunctive relief enjoining the defendants from taking steps to prevent or frustrate the sale of First Interstate to Wells Fargo. In addition, the plaintiffs seek compensatory damages of an unspecified amount and costs including attorneys fees.

  Also in California, two actions, a derivative action and a class action, have been filed in federal court in the Central District of California. Both cases raise essentially the same claims as those in the state court actions, but one case also alleges violations of the federal securities laws for making false and misleading representations and material omissions of fact regarding the FIB/FBS Merger and the Offer.

  On December 14, 1995 and December 18, 1995, respectively, FBS and First Interstate each filed a complaint against Wells Fargo in the United States District Court for the District of Delaware which alleges, among other things, that Wells Fargo has violated the federal securities laws by releasing certain financial projections and by making allegedly false statements regarding the FIB/FBS Merger. FBS and First Interstate seek, among other things, an injunction against Wells Fargo pursuing the Offer until certain financial projections can be verified or disproved through the reporting of actual earnings and compelling Wells Fargo to publicly disclose any violations of the federal securities laws as a material fact to be considered in connection with the Offer. Wells Fargo categorically denies that it has violated any securities laws and believes that the allegations contained in such complaints are baseless. On December 21, 1995, Wells Fargo answered both these complaints and asserted counterclaims against First Interstate and FBS. The counterclaims allege, among other things, that both First Interstate and FBS violated federal securities laws by making false and misleading statements and material omissions of fact regarding the FIB/FBS Merger and the Offer. Wells Fargo seeks, among other things, an injunction compelling First Interstate and FBS to publicly disclose any violations of the federal securities laws as a material fact to be considered in connection with any business combination between FBS and First Interstate and enjoining the First Interstate stockholders meeting to consider the FIB/FBS Merger until a full and complete corrective disclosure has been made available to the First Interstate stockholders.

FIB/FBS MERGER AGREEMENT

  The FIB/FBS Merger. According to the Current Report on Form 8-K of First Interstate dated November 5, 1995 (the "First Interstate 8-K"), the FIB/FBS Merger Agreement provides that FBS Sub would be merged with and into First Interstate, with First Interstate being the surviving corporation as a wholly owned subsidiary of FBS. The FIB/FBS Merger would become effective at the time specified in the certificate of merger (the "Effective Time"), which must be filed with the Secretary of State of the State of Delaware no later than two business days after the satisfaction or waiver of the latest to occur of the conditions summarized below under "--Conditions to the FIB/FBS Merger."

  Consideration. Under the terms of the FIB/FBS Merger Agreement, each outstanding Share (excluding Shares held in treasury by First Interstate or directly or indirectly by FBS, First Interstate or any of their respective subsidiaries, but including Shares (i) held directly or indirectly by FBS or First Interstate or any of their respective subsidiaries in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties or (ii) held by FBS or First Interstate or any of their respective subsidiaries in respect of a debt previously contracted), including the Rights attached thereto, would be converted into the right to receive 2.60 shares (the "Common Exchange Ratio") of the FBS Common Stock, together with the number of rights (the "FBS Rights") issued pursuant to the Rights Agreement, dated as of December 21, 1988, between FBS and Morgan Shareholder Services Trust Company, as Rights Agent, as amended (the "FBS Rights Agreement"). In addition, pursuant to the FIB/FBS Merger Agreement, each outstanding option granted by First Interstate to purchase Shares would be converted into an option to purchase FBS Common Stock in the number and at an exercise price consistent with the Common Exchange Ratio. In addition, pursuant to the FIB/FBS Merger Agreement, each outstanding share of 9 7/8% preferred stock, Series F, and each outstanding share of 9.00% preferred stock, Series G, of First Interstate (collectively, the "First Interstate Preferred Stock"), would be converted into one share of 9 7/8% preferred stock and 9.00% preferred stock, respectively, of FBS (collectively, the "New FBS Preferred Stock") with substantially the same terms as the corresponding series of First Interstate Preferred Stock, provided that the New FBS Preferred Stock shall have the voting rights necessary to ensure that FIB/FBS Merger constitutes a reorganization within the meaning of Section 368(a) of the Code.

  Representations and Warranties. The FIB/FBS Merger Agreement contains certain representations and warranties of First Interstate including, among other things: (a) that no consents or approvals of any governmental entity or third party which is not a governmental entity are necessary to consummate the FIB/FBS Merger and the other transactions contemplated by the FIB/FBS Merger Agreement, except as disclosed in the FIB/FBS Merger Agreement or, in the case of consents or approvals from third parties which are not governmental entities, the failure of which to obtain will not have and would not be reasonably expected to have a material adverse effect on First Interstate; (b) that First Interstate and each of its subsidiaries have timely filed all material reports, registrations and statements required to be filed since January 1, 1993 with certain specified regulatory agencies, and that except for normal examinations conducted by the foregoing regulatory agencies in the regular course of First Interstate's business and except as disclosed in the FIB/FBS Merger Agreement, no regulatory agency has initiated any proceeding or investigation into the business or operations of First Interstate or its subsidiaries since January 1, 1993; (c) as to brokers; (d) that there has been no event since June 30, 1995, except as disclosed in its documents filed with the Commission prior to the date of the FIB/FBS Merger Agreement, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in the FIB/FBS Merger Agreement and as used in this paragraph, a "Material Adverse Effect") on First Interstate or the surviving corporation; (e) as to employee compensation; (f) as to actions and proceedings pending or threatened against First Interstate; (g) as to employee benefit plans; (h) that the documents filed by First Interstate with the Commission since January 1, 1994 did not contain any untrue statement of material fact and did not omit any material fact necessary to make the statements therein not misleading; (i) as to governmental licenses and permits, and compliance with laws, including relevant tax laws; (j) as to material contracts; (k) as to agreements with regulatory agencies; (l) that neither First Interstate nor any of its subsidiaries has incurred since June 30, 1995, except as disclosed in First Interstate's Quarterly Report on Form 10-Q for the period ended June 30, 1995 and for liabilities in the ordinary course of business consistent with past practice, any liability of any nature whatsoever that, either alone or when combined with all similar liabilities, has had, or would reasonably be expected to have, a Material Adverse Effect on First Interstate; (m) as to state takeover laws; (n) that the information to be provided by First Interstate and its subsidiaries in the registration statement and the joint proxy statement in connection with the FIB/FBS Merger Agreement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading; (o) as to compliance with environmental laws and worker safety laws; and (p) that all interest rate risk management arrangements have been entered into in accordance with prudent banking practices and are legal, valid and binding obligations of First Interstate or its subsidiaries and, to First Interstate's knowledge, there are no breaches, violations or defaults or allegations thereof by any party thereunder which would have or would be reasonably be expected to have a Material Adverse Effect on First Interstate. In addition, the FIB/FBS Merger Agreement contains representations and warranties by First Interstate as to, among other things, its organization, capitalization, ownership of its material subsidiaries and authority to enter into the FIB/FBS Merger Agreement and the binding effect of the FIB/FBS Merger Agreement.

  The FIB/FBS Merger Agreement also contains similar representations and warranties of FBS.

  Conditions to the FIB/FBS Merger. (a) The respective obligations of each party to effect the FIB/FBS Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (i) The FIB/FBS Merger shall have been approved by the holders of a majority of the Shares. In addition, the issuance of FBS Common Stock pursuant to the FIB/FBS Merger Agreement shall have been approved by the affirmative vote of the holders of a majority of the shares of FBS Common Stock voting at a meeting of stockholders and the amendment of the FBS Certificate of Incorporation to (A) increase the number of authorized shares of the FBS Common Stock to 500,000,000 and increase the number of authorized shares of FBS Preferred Stock to 15,000,000 and (B) change the name of FBS to First Interstate Bancorp, shall have been approved by the affirmative vote of the holders of a majority of the outstanding shares of FBS Common Stock.

    (ii) The shares of FBS Common Stock issuable upon consummation of the FIB/FBS Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

    (iii) All regulatory approvals required to consummate the transactions contemplated by the FIB/FBS Merger shall have been obtained and shall remain in full force and effect, all statutory waiting periods in respect thereof shall have expired and no such approval shall contain any conditions or restrictions which the Board of Directors of either FBS or First Interstate reasonably determines in good faith will have or reasonably be expected to have a Material Adverse Effect on the combined company and its subsidiaries taken as a whole. The required regulatory approvals would be substantially the same as those required by Wells Fargo for the Offer and the Merger. See "The Offer--Regulatory Approval Condition."

    (iv) The registration statement on Form S-4 for the FBS Common Stock shall have become effective under the Securities Act and no stop order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission.

    (v) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the FIB/FBS Merger or any of the other transactions contemplated by the FIB/FBS Merger Agreement shall be in effect, and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits, restricts or makes illegal the consummation of the FIB/FBS Merger.

(b) The obligation of FBS to effect the FIB/FBS Merger is also subject to the satisfaction or waiver by FBS at or prior to the Effective Time of the following conditions:

    (i) The representations and warranties of First Interstate set forth in the FIB/FBS Merger Agreement shall be true and correct in all respects (or, in certain enumerated cases, in all material respects) as of the date of the FIB/FBS Merger Agreement and, except to the extent such representations and warranties speak as of an earlier date, as of the Closing Date (as defined in the FIB/FBS Merger Agreement), provided that such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect on First Interstate and its subsidiaries taken as a whole.

    (ii) First Interstate shall have performed in all material respects all of its obligations under the FIB/FBS Merger Agreement at or prior to the Closing Date.

    (iii) The Rights shall not have become nonredeemable, exercisable, distributed or triggered pursuant to the terms of the Rights Agreement.

    (iv) FBS shall have received a letter from Ernst & Young LLP to the effect that the FIB/FBS Merger will qualify for "pooling of interests" accounting treatment.

    (v) FBS shall have received an opinion of Dorsey & Whitney P.L.L.P., in form and substance reasonably satisfactory to FBS, that the FIB/FBS Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

(c) The obligation of First Interstate to effect the FIB/FBS Merger is also subject to the satisfaction or waiver by First Interstate at or prior to the Effective Time of the following conditions:

    (i) The representations and warranties of FBS set forth in the FIB/FBS Merger Agreement shall be true and correct in all respects (or, in certain enumerated cases, in all material respects) as of the date of the FIB/FBS Merger Agreement and, except to the extent such representations and warranties speak as of an earlier date, as of the Closing Date, provided that such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect on FBS and its subsidiaries taken as a whole.

    (ii) FBS shall have performed in all material respects all of its obligations under the FIB/FBS Merger Agreement at or prior to the Closing Date.

    (iii) The FBS Rights shall not have become nonredeemable, exercisable, distributed or triggered pursuant to the terms of the FBS Rights Agreement.

    (iv) First Interstate shall have received a letter from Ernst & Young LLP to the effect that the FIB/FBS Merger will qualify for "pooling of interests" accounting treatment.

    (v) First Interstate shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom, in form and substance reasonably satisfactory to First Interstate, that the FIB/FBS Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

  Certain Covenants. The FIB/FBS Merger Agreement provides for certain covenants pending the Effective Time. Generally, FBS and First Interstate shall, and shall cause their respective subsidiaries to, (i) conduct their businesses in the usual, regular and ordinary course consistent with past practices, (ii) use their reasonable best efforts to maintain and preserve intact their respective business organizations, employees and business relationships and (iii) take no action which would reasonably be expected to adversely affect the ability to obtain the regulatory approvals required to consummate the transactions contemplated by the FIB/FBS Merger Agreement. The FIB/FBS Merger Agreement also restricts, among other things, the ability of FBS and First Interstate and their respective subsidiaries to (i) increase dividends or redeem, repurchase or reclassify capital stock, (ii) dispose of or encumber assets, (iii) make any material acquisitions (other than in the ordinary course of business consistent with past practice or acquisitions of businesses having assets not exceeding 10% of the consolidated assets on a pro forma basis of FBS or First Interstate, as the case may be), (iv) increase employee compensation (other than in the ordinary course of business consistent with past practice or in an aggregate amount not exceeding $10 million), (v) settle any claim that is material to FBS or First Interstate, as the case may be, (vi) take actions that would prevent or impede qualification of the FIB/FBS Merger as a pooling transaction or a reorganization under
Section 368(a) of the Code, (vii) amend their respective certificates of incorporation, bylaws and rights agreements or (viii) change their respective investment securities portfolio policies. FBS and First Interstate have also agreed not to, and cause their respective subsidiaries not to, authorize or permit any of their officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a Takeover Proposal (as defined below), or recommend or endorse any Takeover Proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a Takeover Proposal, unless (except in the case of the solicitation, initiation or encouragement of inquiries relating to a Takeover Proposal) the Board of Directors of FBS or First Interstate, as the case may be, after having consulted with and considered the advice of outside counsel, has reasonably determined in good faith that the failure to do so would cause the members of such Board of Directors to breach their fiduciary duties. Each of FBS and First Interstate shall immediately advise the other following the receipt by it of any Takeover Proposal and the details thereof, and advise the other of any developments with respect to such Takeover Proposal, immediately upon the occurrence thereof. The term "Takeover Proposal," as defined in the FIB/FBS Merger Agreement, means, with respect to any person, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving FBS or First Interstate or any of their respective subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, FBS or First Interstate or any of their respective subsidiaries. According to the First Interstate 8-K, First Interstate considers the Offer to be a Takeover Proposal. Each of First Interstate and FBS has also agreed to hold a meeting of its shareholders for the purpose of obtaining the approvals of such shareholders required in connection with the FIB/FBS Merger Agreement and to cause its Board of Directors to recommend that its shareholders approve the matters to be voted on by such shareholders in connection with the FIB/FBS Merger, except that the Board of Directors of either party may fail to make such recommendation (or withdraw, modify or change such recommendation in a manner adverse to the other party) if such Board of Directors, after having consulted with and considered the advice of outside counsel, reasonably determines in good faith that the making of such recommendation (or the failure to so withdraw, modify or change such recommendation) would constitute a breach of the fiduciary duties of the members of such Board of Directors under applicable law.

  Management; Board of Directors; Name. The FIB/FBS Merger Agreement provides that at the Effective Time, Mr. Siart would become President and Chief Operating Officer of the combined company and John F. Grundhofer, the current Chairman, President and Chief Executive Officer of FBS, would become the Chairman of the Board and Chief Executive Officer of the combined company. In addition, at the Effective Time, FBS would change its name to First Interstate Bancorp and increase the number of persons serving on its Board of Directors to 20, ten of whom would be selected by First Interstate from among the members of its Board of Directors immediately prior to the FIB/FBS Merger (the "First Interstate Directors") and ten of whom would be selected by FBS from among the members of its Board of Directors immediately prior to the FIB/FBS Merger (the "FBS Directors"). During the three-year period following the Effective Time, FBS, subject to the fiduciary duties of the directors, has agreed to take such steps to assure that there will be an equal number of FBS Directors and First Interstate Directors.

  Termination; Fees and Expenses. The FIB/FBS Merger Agreement may be terminated at any time prior to the Effective Time:

   (a) by mutual consent of FBS and First Interstate in a written instrument, if the Board of Directors of each so determines;

   (b) by either the Board of Directors of FBS or the Board of Directors of First Interstate if (i) any governmental entity which must grant a requisite regulatory approval has denied approval of the FIB/FBS Merger and such denial has become final and nonappealable or (ii) any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by the FIB/FBS Merger Agreement;

   (c) by either the Board of Directors of FBS or the Board of Directors of First Interstate if the FIB/FBS Merger shall not have been consummated on or before December 31, 1996 (or, if at such date the FIB/FBS Merger shall not have been consummated as a result of the existence of an order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the FIB/FBS Merger or any of the other transactions contemplated by the FIB/FBS Merger Agreement, the earlier of (i) the date on which such legal restraint is no longer in effect and (ii) June 30, 1997), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate the FIB/FBS Merger Agreement to perform or observe the covenants and agreements of such party set forth therein;

   (d) by either the Board of Directors of FBS or the Board of Directors of First Interstate (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the FIB/FBS Merger Agreement) if the other party shall have breached (i) any of the covenants or agreements made by such other party therein or (ii) any of the representations or warranties made by such other party therein, and in either case, such breach (x) is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing and (y) would entitle the non-breaching party not to consummate the transactions contemplated by the FIB/FBS Merger Agreement;

   (e) by either the Board of Directors of FBS or the Board of Directors of First Interstate if any approval of the stockholders of FBS or First Interstate contemplated by the FIB/FBS Merger Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment or postponement thereof;

   (f) prior to the approval of (x) the FIB/FBS Merger Agreement by the requisite vote of First Interstate's shareholders (if First Interstate is the terminating party) or (y) the transactions contemplated by the FIB/FBS Merger Agreement by FBS' shareholders (if FBS is the terminating party), by either the Board of Directors of FBS or the Board of Directors of First Interstate, if there exists at such time a Takeover Proposal for the party whose Board of Directors is seeking to terminate the FIB/FBS Merger Agreement pursuant to this paragraph (f) and such Board of Directors, after having consulted with and considered the advice of outside legal counsel, reasonably determines in good faith that such action is necessary in the exercise of its fiduciary duties under applicable laws; or

   (g) by either the Board of Directors of FBS or the Board of Directors of First Interstate, if the Board of Directors of the other party shall have withdrawn, modified or changed in a manner adverse to the terminating party its approval or recommendation of the FIB/FBS Merger Agreement (in the case of First Interstate) or the transactions contemplated thereby (in the case of
 FBS).

  As a further condition to the execution and delivery of the FIB/FBS Merger Agreement, FBS and First Interstate executed the Reciprocal Fee Letters. Pursuant to the Reciprocal Fee Letters, unless a Nullifying Event (as such term is defined below) shall have occurred and be continuing at the time the FIB/FBS Merger Agreement is terminated, in the event that the FIB/FBS Merger Agreement is terminated pursuant to the foregoing provisions and prior to or concurrently with such termination a First Trigger Event (as such term is defined below) shall have occurred, the terminating party shall pay to the other party a cash fee of $25 million. The terminating party shall pay an additional cash fee of $75 million if prior to, concurrently with or within 18 months after such termination an Acquisition Event (as such term is defined below) shall have occurred.

  A "First Trigger Event" shall mean the occurrence of any of the following events:

   (i) either party's Board of Directors shall have failed to approve or recommend the FIB/FBS Merger Agreement or the transactions contemplated thereby, as the case may be, or shall have withdrawn or modified in a manner adverse to the other party its approval or recommendation of such transactions, or shall have resolved or publicly announced an intention to do either of the foregoing;

   (ii) either party or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Commission) thereof, or the Board of Directors of such party or a Significant Subsidiary, shall have recommended that the stockholders of such party approve any Acquisition Proposal (as such term is defined below) or shall have entered into an agreement with respect to, authorized, approved, proposed or publicly announced its intention to enter into, any Acquisition Proposal;

   (iii) the FIB/FBS Merger Agreement or the transactions contemplated thereby, as the case may be, shall not have been approved at a meeting of either party's stockholders which has been held for that purpose prior to termination of the FIB/FBS Merger Agreement in accordance with its terms, if prior thereto it shall have been publicly announced that any person (other than the other party or one of its subsidiaries) shall have made, or disclosed an intention to make, an Acquisition Proposal;

   (iv) any person or group (other than the other party or its subsidiaries) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 50% or more of the then outstanding shares of the stock then entitled to vote generally in the election of directors of either FBS, First Interstate or any Significant Subsidiary thereof; or

   (v) following the making of an Acquisition Proposal, either party shall have breached any covenant or agreement contained in the FIB/FBS Merger Agreement such that the other party would be entitled to terminate the FIB/FBS Merger Agreement unless such breach is promptly cured without jeopardizing consummation of the FIB/FBS Merger pursuant to the terms of the FIB/FBS Merger Agreement.

  An "Acquisition Event" shall mean the consummation of any event described in the definition of "Acquisition Proposal" below, except that the percentage reference contained in clause (C) of such definition shall be 50% instead of 20%.

  An "Acquisition Proposal" shall mean any (i) publicly announced proposal,
(ii) regulatory application or notice (whether in draft or final form), (iii) agreement or understanding, (iv) disclosure of an intention to make a proposal, or (v) amendment to any of the foregoing, made or filed on or after the date hereof, in each case with respect to any of the following transactions with a third party: (A) a merger or consolidation, or any similar transaction, involving either party or any Significant Subsidiary thereof (other than mergers, consolidations or similar transactions involving solely one of the parties and/or one or more wholly owned subsidiaries of the parties and other than a merger or consolidation as to which the common shareholders of one of the parties immediately prior thereto in the aggregate own at least 70% of the common stock of the publicly held surviving or successor corporation (or any publicly held ultimate parent company thereof) immediately following consummation thereof); (B) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of either FBS or First Interstate, or any Significant Subsidiary thereof; or (C) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 20% or more of the voting power of FBS or First Interstate or any Significant Subsidiary thereof.

  A "Nullifying Event" shall mean any of the following events occurring and continuing at a time when FBS or First Interstate, as the case may be, is not in material breach of any of its covenants or agreements contained in the FIB/FBS Merger Agreement: (i) the other party shall be in breach of any of its covenants or agreements contained in the FIB/FBS Merger Agreement such that FBS or First Interstate, as the case may be, shall be entitled to terminate the FIB/FBS Merger Agreement, (ii) the stockholders of the other party shall have voted and failed to approve the transactions contemplated by the FIB/FBS Merger Agreement at a meeting of such stockholders which has been held for the purpose or at any adjournment or postponement thereof (unless the FIB/FBS Merger Agreement or the transactions contemplated thereby, as the case may be, shall not have been approved at a meeting of the stockholders of the other party which was held on or prior to such date for the purpose of voting with respect to the FIB/FBS Merger Agreement) or (iii) the Board of Directors of either FBS or First Interstate, as the case may be, shall have failed to approve or recommend the FIB/FBS Merger Agreement or the transactions contemplated thereby or shall have withdrawn, modified or changed in any manner adverse to the other party its approval or recommendation of the transactions contemplated by the FIB/FBS Merger Agreement or shall have resolved or publicly announced its intention to do any of the foregoing.

  Except as provided in the Reciprocal Fee Letters and the Reciprocal Stock Option Agreements referred to below, all costs and expenses incurred in connection with the FIB/FBS Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expense, provided, however, that (i) the costs and expenses of printing and mailing the joint proxy statement, and all filing and other fees paid to the Commission in connection with the FIB/FBS Merger, shall be borne equally by FBS and First Interstate and (ii) notwithstanding anything to the contrary contained in the FIB/FBS Merger Agreement, neither FBS nor First Interstate shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of the FIB/FBS Merger Agreement.

  Stock Option Agreements. As a further condition to the execution and delivery of the FIB/FBS Merger Agreement, FBS and First Interstate entered into the Reciprocal Stock Option Agreements. Pursuant to the Reciprocal Stock Option Agreements, First Interstate granted FBS an unconditional, irrevocable option to purchase up to 15,073,106 Shares (approximately 19.9% of the currently outstanding Shares) at a price of $127.75 per Share (the closing price of the Shares on the NYSE on November 3, 1995) and FBS granted First Interstate an unconditional, irrevocable option to purchase up to 25,829,983 shares of FBS Common Stock (approximately 19.9% of the currently outstanding shares) at a price of $50.875 per share (the closing price of the FBS Common Stock on the NYSE on November 3, 1995), in each case subject to certain adjustments and limitations. Each option is exercisable, in whole or in part, only upon the occurrence of certain events that create the potential for a third party to acquire control of FBS or First Interstate. Such events include
(i) the acquisition by any person other than FBS or First Interstate, as the case may be, of beneficial ownership of 20% or more of the outstanding Shares or FBS Common Stock, as the case may be, and (ii) the agreement by FBS or First Interstate to enter into certain acquisition transactions. Each option terminates upon the earlier of (i) the Effective Time, (ii) the termination of the FIB/FBS Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event (as defined in the Reciprocal Stock Option Agreements), which is similar to a First Triggering Event (defined above), (iii) the passage of 18 months after termination of the FIB/FBS Merger Agreement if such termination is concurrent with or follows an Initial Triggering Event and (iv) the date on which there has been a failure to obtain the requisite stockholder votes required pursuant to the FIB/FBS Merger Agreement. The option may not be exercised at any time when the grantee of the option is in breach of any of its covenants or agreements such that the other party is entitled to terminate the FIB/FBS Merger Agreement. Notwithstanding any other provisions of the Reciprocal Stock Option Agreements, the Total Profit (as defined therein) which either FBS or First Interstate may, as grantee of the option issued by the other party, respectively, realize from the option may not exceed $100 million.

  Exercise of a Reciprocal Stock Option Agreement to acquire 5% or more of the outstanding common stock of the issuer of the option would require, among other things, receipt of the prior approval of the Federal Reserve Board under
Section 3 of the BHCA. The standards applicable to such an approval are described generally under "The Offer--Regulatory Approval Condition" below.

  The foregoing descriptions of the FIB/FBS Merger Agreement, the Reciprocal Fee Letters and the Reciprocal Stock Option Agreements are qualified in their entirety by reference to the texts of such Agreements, copies of which have been filed by First Interstate as exhibits to the First Interstate 8-K and are incorporated by reference herein.

                                   THE OFFER

GENERAL

  Wells Fargo hereby offers, upon the terms and subject to the conditions of the Offer, to exchange two-thirds of a share of Wells Fargo Common Stock for each outstanding Share validly tendered on or prior to the Expiration Date and not withdrawn. The term "Expiration Date" shall mean 12:00 midnight, New York
City time, on     , 1996, unless and until Wells Fargo extends the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Wells Fargo, shall expire.

  Tendering stockholders will not be obligated to pay any charges or expenses of the Exchange Agent or any brokerage commissions. Except as set forth in the Instructions to the Letter of Transmittal, transfer taxes on the exchange of Shares pursuant to the Offer will be paid by or on behalf of Wells Fargo.

  The purpose of the Offer is for Wells Fargo to acquire control of, and ultimately the entire common equity interest in, First Interstate. Wells Fargo intends, as soon as practicable after consummation of the Offer, to seek to have First Interstate consummate the Merger with Wells Fargo in which each outstanding Share (except for treasury shares of First Interstate and Shares held by Wells Fargo or any subsidiary of Wells Fargo other than in a fiduciary capacity) would be converted into the right to receive two-thirds of a share of Wells Fargo Common Stock. See "--Purpose of the Offer; the Merger."

  In the event that Wells Fargo acquires all the Shares pursuant to the Offer and/or the Merger, former stockholders of First Interstate would own approximately 51.8% of the outstanding shares of Wells Fargo Common Stock, based on the number of Shares outstanding on October 31, 1995. If 51% of the Shares are exchanged, such ownership percentage would be approximately 35%.

  Wells Fargo's obligation to exchange shares of Wells Fargo Common Stock for Shares pursuant to the Offer is conditioned upon satisfaction of the Minimum Tender Condition, the Wells Fargo Stockholder Approval Condition, the Rights Plan and DGCL 203 Condition, the FIB/FBS Merger Agreement Condition and the Regulatory Approval Condition (in each case as defined on the cover page of this Prospectus) and the other conditions set forth under "--Certain Other Conditions of the Offer." The conditions to the Offer are identical in all material respects to a number of the conditions to the competing proposal to effect the FIB/FBS Merger, although that competing proposal is also subject to an additional condition which is not a condition to the Offer, namely that each of First Interstate and FBS shall have received a letter from its accountants to the effect that the FIB/FBS Merger will qualify for "pooling of interests" accounting treatment. (Specifically, (a) the conditions to the Offer relating to (i) obtaining necessary regulatory approvals of stockholders of the acquiring company, (ii) authorization for listing on the NYSE of the shares of the acquiring company to be issued in the transaction, (iii) effectiveness of the registration statement relating to the transaction under the Securities Act, (iv) absence of orders, injunctions, decrees, statutes, rules, regulations, orders or other legal restraints or prohibitions preventing consummation of the transaction and (v) accuracy of representations and warranties of First Interstate in the FIB/FBS Merger Agreement are identical in all material respects in the two proposals, (b) the Offer is conditioned on (i) satisfaction of the Rights Plan and DGCL 203 Condition,
(ii) there being validly tendered and not withdrawn prior to the Expiration Date a number of Shares which, together with the Shares beneficially owned by Wells Fargo and its affiliates for their own respective accounts, will constitute at least a majority of the total number of outstanding Shares on a fully diluted basis (based on the number of Shares outstanding or reserved for issuance pursuant to First Interstate's employee stock options and dividend reinvestment and stock purchase plans as of October 31, 1995 as reported by First Interstate, Shares purported to be issuable pursuant to the Reciprocal Stock Option Agreement with FBS and Shares currently owned beneficially by Wells Fargo and its affiliates for their own respective accounts, Wells Fargo believes this Minimum Tender Condition would be satisfied if at least an aggregate of 47,475,241 Shares, or 62.7% of the Shares outstanding as of October 31, 1995, are validly tendered pursuant to the Offer and not withdrawn) while the FIB/FBS Merger is conditioned on receiving approval of the holders of a majority of the outstanding Shares, and (iii) the stockholders of First Interstate not having approved the FIB/FBS Merger Agreement, and (c) the FIB/FBS Merger is subject to the additional conditions, to which the Offer is not subject, that (i) each of First Interstate and FBS shall have received a letter from its accountants to the effect that the FIB/FBS Merger will qualify for "pooling of interests" accounting treatment, (ii) FBS shall have received an opinion of counsel that the Merger will be treated as a reorganization for federal income tax purposes, and (iii) FBS shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of First Interstate verifying that First Interstate has performed all of its material obligations prior to closing.) Based on discussions with its accountants (KPMG Peat Marwick LLP), Wells Fargo believes there is a significant question as to whether the FIB/FBS Merger will qualify for pooling of interests accounting treatment in light of
(i) the increased share repurchase program FBS announced in connection with the FIB/FBS Merger and (ii) the number of tainted Shares that are, based on statements made by FBS, expected to be outstanding at the time of the closing of the FIB/FBS Merger, which Shares, following their exchange for FBS Common Stock, would alone exceed 10% of the FBS Common Stock outstanding prior to the closing of the FIB/FBS Merger. See "--Rights Plan and DGCL 203 Condition," "-- Regulatory Approval Condition" and "--Certain Other Conditions of the Offer."

  Rights are presently evidenced by the certificates for the Shares and the tender by a stockholder of his Shares prior to the First Interstate Distribution Date will also constitute a tender of the associated Rights. No separate payment will be made by Wells Fargo for the Rights pursuant to the Offer. Upon the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated persons (a "First Interstate Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding Shares or (ii) 10 business days (or such later date as may be determined by action of the First Interstate Board prior to such time as any person becomes a First Interstate Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of such outstanding Shares (the earlier of such dates being called the "First Interstate Distribution Date"), separate certificates evidencing the Rights will be mailed to holders of record of the Shares as of the close of business on the First Interstate Distribution Date and such separate Rights certificates alone will evidence the Rights. According to the First Interstate Schedule 14D-9, the First Interstate Board determined to postpone the occurrence of the First Interstate Distribution Date as a result of the public announcement of the Offer until such later date as determined by the First Interstate Board.

  If the First Interstate Distribution Date occurs and separate certificates representing the Rights are distributed by First Interstate or the Rights Agent to holders of Shares prior to the time a holder's Shares are tendered pursuant to the Offer, certificates representing a number of Rights equal to the number of Shares tendered must be delivered to the Exchange Agent, or, if available, a book-entry confirmation received by the Exchange Agent with respect thereto, in order for such Shares to be validly tendered. If the First Interstate Distribution Date occurs and separate certificates representing the Rights are not distributed prior to the time Shares are tendered pursuant to the Offer, Rights may be tendered prior to a stockholder receiving the certificates for Rights by use of the guaranteed delivery procedure described under "--Procedure for Tendering" below.

  According to First Interstate's Quarterly Report on Form 10-Q for the period ended September 30, 1995, as of October 31, 1995, there were 75,744,254 Shares outstanding. As of November 20, 1995, Wells Fargo owned beneficially 100 Shares. Additionally, as of October 20, 1995, Wells Fargo held 1,961,095 Shares (or approximately 2.6% of the outstanding Shares) in a fiduciary capacity. Wells Fargo disclaims beneficial ownership of the Shares owned in such fiduciary capacity and any other Shares held by any pension plan of Wells Fargo or any affiliates of Wells Fargo.

  Requests will be made to First Interstate for use of First Interstate's stockholder list and security position listings for the purpose of communications with stockholders and disseminating the Offer to holders of Shares. The Prospectus and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares by Wells Fargo following receipt of such list or listings from First Interstate.

TIMING OF THE OFFER

  The Offer is currently scheduled to expire on    , 1996; however, it is
Wells Fargo's current intention to extend the Offer from time to time as necessary until all conditions to the Offer have been satisfied or waived. See "The Offer--Extension, Termination and Amendment." Wells Fargo expects that
the Wells Fargo Stockholder Approval Condition will be satisfied by    , 1996
(the date on which it has called a special meeting of its stockholders to approve the issuance of shares of Wells Fargo Common Stock pursuant to the Offer and the Merger) and that the other conditions to the Offer will be satisfied once the Regulatory Approval Condition, the FIB/FBS Merger Agreement Condition and the Rights Plan and DGCL 203 Condition are satisfied.

  Wells Fargo is confident that it will be able to obtain the regulatory approvals required for the Offer and the Merger on a timely basis and in a time frame substantially identical to that in which FBS would be able to obtain the regulatory approvals required for the FIB/FBS Merger. See "-- Regulatory Approval Condition."

  First Interstate has scheduled a special stockholders meeting to vote on the
FIB/FBS Merger Agreement on     , 1996. Assuming First Interstate's
stockholders do not approve the FIB/FBS Merger Agreement, the FIB/FBS Merger Agreement Condition will then be satisfied. Wells Fargo believes that the First Interstate Board would at that point respect the vote of First Interstate's stockholders and remove the obstacles it is maintaining to the Offer and Merger, thereby satisfying the Rights Plan and DGCL 203 Condition. However, if the First Interstate Board does not do so, Wells Fargo presently intends to commence a solicitation of written consents from First Interstate's stockholders (or continue such a consent solicitation if it has by then already been commenced) to replace the members of the First Interstate Board with individuals who would (subject to their fiduciary duties) do so. Although Wells Fargo does not currently expect to commence such a consent solicitation prior to First Interstate's special stockholders meeting, it reserves the right to do so if circumstances so warrant. Wells Fargo believes that commencement of such a consent solicitation would not require regulatory approval. Any such consent solicitation would be consummated as soon as any required approvals are obtained (Wells Fargo has already applied for such approvals as part of its applications to satisfy the Regulatory Approval Condition) and unrevoked and valid consents of the holders of a majority of the outstanding Shares are delivered to First Interstate. Wells Fargo also intends to pursue its currently pending litigation in order to satisfy the Rights Plan and DGCL 203 Condition. For further information about the Rights Plan and DGCL 203 Condition and Wells Fargo's plans for satisfying it, see "-- Rights Plan and DGCL 203 Condition."

EXTENSION, TERMINATION AND AMENDMENT

  Wells Fargo expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is to remain open by giving oral or written notice of such extension to the Exchange Agent, which extension must be announced no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. There can be no assurance that Wells Fargo will exercise its right to extend the Offer. However, it is Wells Fargo's current intention to extend the Offer until all conditions have been satisfied or waived. See "-- Extension, Termination and Amendment." During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw his Shares. See "--Withdrawal Rights."

  Subject to the applicable rules and regulations of the Commission, Wells Fargo also reserves the right, in its sole discretion, at any time or from time to time, (i) to delay acceptance for exchange of or, regardless of whether such Shares were theretofore accepted for exchange, exchange of any Shares pursuant to the Offer or to terminate the Offer and not accept for exchange or exchange any Shares not therefore accepted for exchange, or exchanged, upon the failure of any of the conditions of the Offer to be satisfied and (ii) to waive any condition (other than the Wells Fargo Stockholder Approval Condition, the FIB/FBS Merger Agreement Condition, the Regulatory Approval Condition and the condition relating to the effectiveness of the Registration Statement) or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination or amendment to the Exchange Agent and by making a public announcement thereof. Any such extension, termination, amendment or delay will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which requires that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which Wells Fargo may choose to make any public announcement, Wells Fargo shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

  Wells Fargo confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Wells Fargo will extend the Offer to the extent required under the Exchange Act. If, prior to the Expiration Date, Wells Fargo shall increase or decrease the percentage of Shares being sought or the consideration offered to holders of Shares, such increase or decrease shall be applicable to all holders whose Shares are accepted for exchange pursuant to the Offer, and, if at the time notice of any such increase or decrease is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten business-day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

EXCHANGE OF SHARES; DELIVERY OF WELLS FARGO COMMON STOCK

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Wells Fargo will accept for exchange, and will exchange, Shares validly tendered and not withdrawn as promptly as practicable after the Expiration Date. In addition, subject to applicable rules of the Commission, Wells Fargo expressly reserves the right to delay acceptance for exchange or the exchange of Shares in order to comply with any applicable law. In all cases, exchange of Shares tendered and accepted for exchange pursuant to the Offer will be made only after timely receipt by the Exchange Agent of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares in the Exchange Agent's account at The Depository Trust Company, the Midwest Securities Trust Company, or the Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities")), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.

  For purposes of the Offer, Wells Fargo will be deemed to have accepted for exchange Shares validly tendered and not withdrawn as, if and when Wells Fargo gives oral or written notice to the Exchange Agent of its acceptance of the tenders of such Shares pursuant to the Offer. Delivery of Wells Fargo Common Stock in exchange for Shares pursuant to the Offer and cash in lieu of fractional shares of Wells Fargo Common Stock will be made by the Exchange Agent as soon as practicable after receipt of such notice. The Exchange Agent will act as agent for tendering stockholders for the purpose of receiving Wells Fargo Common Stock and cash to be paid in lieu of fractional shares of Wells Fargo Common Stock from Wells Fargo and transmitting such Wells Fargo Common Stock and cash to tendering stockholders. Under no circumstances will interest with respect to fractional shares be paid by Wells Fargo by reason of any delay in making such exchange.

  If any tendered Shares are not accepted for exchange pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unexchanged Shares will be returned without expense to the tendering stockholder or, in the case of Shares tendered by book-entry transfer of such Shares into the Exchange Agent's account at a Book-Entry Transfer Facility pursuant to the procedures set forth below under "--Procedure for Tendering," such Shares will be credited to an account maintained within such Book-Entry Transfer Facility, as soon as practicable following expiration or termination of the Offer.

CASH IN LIEU OF FRACTIONAL SHARES OF WELLS FARGO COMMON STOCK

  No certificates representing fractional shares of Wells Fargo Common Stock will be issued pursuant to the Offer. In lieu thereof, each tendering stockholder who would otherwise be entitled to a fractional share of Wells

Fargo Common Stock will receive cash in an amount equal to such fraction (expressed as a decimal and rounded to the nearest 0.01 of a share) times the closing price for shares of Wells Fargo Common Stock on the NYSE Composite Tape on the date such stockholder's Shares are accepted for exchange by Wells Fargo.

WITHDRAWAL RIGHTS

  Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for exchange by Wells
Fargo pursuant to the Offer, may also be withdrawn at any time after     ,
1996.

  For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth on the back cover of this Prospectus and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares.

  The signature(s) on the notice of withdrawal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (an "Eligible Institution") unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth below under "Procedure for Tendering," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. If certificates have been delivered or otherwise identified to the Exchange Agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn must also be furnished to the Exchange Agent as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Wells Fargo, in its sole discretion, which determination shall be final and binding. Neither Wells Fargo, the Exchange Agent, the Information Agent, the Dealer Manager[s] nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described under "--Procedure for Tendering" at any time prior to the Expiration Date.

  A withdrawal of Shares shall also constitute a withdrawal of the associated Rights. Rights may not be withdrawn unless the associated Shares are also withdrawn.

PROCEDURE FOR TENDERING

  For a stockholder validly to tender Shares pursuant to the Offer, (i) a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof), together with any required signature guarantees and any other required documents, must be transmitted to and received by the Exchange Agent at one of its addresses set forth on the back cover of this Prospectus and certificates for tendered Shares must be received by the Exchange Agent at such address or such Shares must be tendered pursuant to the procedures for book-entry tender set forth below (and a confirmation of receipt of such tender received (such confirmation, a "Book-Entry Confirmation")), in each case prior to the Expiration Date, or (ii) such stockholder must comply with the guaranteed delivery procedure set forth below.

  Stockholders will be required to tender one Right for each Share tendered in order to effect a valid tender of shares, unless the Rights Plan and DGCL 203 Condition (insofar as it relates to the Rights) has been satisfied or waived. Unless the First Interstate Distribution Date occurs, a tender of Shares will constitute a tender of the associated Rights. If the First Interstate Distribution Date occurs and separate certificates representing the Rights are distributed by First Interstate or the Rights Agent to holders of Shares prior to the time a holder's Shares are tendered pursuant to the Offer, certificates representing a number of Rights equal to the number of Shares tendered must be delivered to the Exchange Agent, or, if available, a Book-Entry Confirmation received by the Exchange Agent with respect thereto, in order for such Shares to be validly tendered. If the First Interstate Distribution Date occurs and separate certificates representing the Rights are not distributed prior to the time Shares are tendered pursuant to the Offer, Rights may be tendered prior to a stockholder receiving the certificates for Rights by use of the guaranteed delivery procedure described below. If Rights certificates are distributed but are not available to a stockholder prior to the time Shares are tendered pursuant to the Offer, a tender of Shares constitutes an agreement by the tendering stockholder to deliver to the Exchange Agent pursuant to the guaranteed delivery procedure described below, prior to the expiration of the period to be specified in the Notice of Guaranteed Delivery and the related Letter of Transmittal for delivery of Rights certificates or a Book-Entry Confirmation for Rights (the "Rights Delivery Period"), Rights certificates representing a number of Rights equal to the number of Shares tendered. If Rights certificates are distributed, Wells Fargo will distribute a separate letter of transmittal for such Rights certificates. If Rights certificates are tendered separately from Shares, then a properly completed letter of transmittal for Rights certificates (or manually executed facsimile thereof) must be submitted with respect to such Rights. Wells Fargo reserves the right to require that it receive such Rights certificates (or a Book-Entry Confirmation with respect to such Rights) prior to accepting Shares for exchange.

  Nevertheless, Wells Fargo will be entitled to accept for exchange Shares tendered by a stockholder prior to receipt of the Rights certificates required to be tendered with such Shares or a Book-Entry Confirmation with respect to such Rights and either (i) subject to complying with applicable rules and regulations of the Commission, withhold payment for such Shares pending receipt of the Rights certificates or a Book-Entry Confirmation for such Rights or (ii) exchange Shares accepted for exchange pending receipt of the Rights certificates or a Book-Entry Confirmation for such Rights in reliance upon the guaranteed delivery procedure described below. In addition, after expiration of the Rights Delivery Period, Wells Fargo may instead elect to reject as invalid a tender of Shares with respect to which Rights certificates or a Book-Entry Confirmation for an equal number of Rights have not been received by the Exchange Agent. Any determination by Wells Fargo to make payment for Shares in reliance upon such guaranteed delivery procedure or, after expiration of the Rights Delivery Period, to reject a tender as invalid, shall be made, subject to applicable law, in the sole and absolute discretion of Wells Fargo.

  The Exchange Agent will establish accounts with respect to the Shares at the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of the Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Exchange Agent's account in accordance with such Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry at the Book-Entry Transfer Facilities, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one or more of its addresses set forth on the back cover of this Prospectus prior to the Expiration Date, or the guaranteed delivery procedure described below must be complied with. No assurance can be given, however, that book-entry delivery of Rights will be available. If book-entry delivery is not available, a tendering stockholder will be required to tender Rights by means of delivery of Rights certificates or pursuant to the guaranteed delivery procedure set forth below.

  Signatures on all Letters of Transmittal must be guaranteed by an Eligible Institution, except in cases in which Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If the certificates for Shares or Rights (if any) are registered in the name of a person other than the signer of the Letter of Transmittal, or if certificates for unexchanged Shares or Rights (if any) are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed as aforesaid.

  THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO CASH RECEIVED IN LIEU OF FRACTIONAL SHARES THEREOF, A STOCKHOLDER MUST PROVIDE THE EXCHANGE AGENT WITH HIS CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY WHETHER SUCH STOCKHOLDER IS SUBJECT TO BACKUP WITHHOLDING OF FEDERAL INCOME TAX BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. CERTAIN STOCKHOLDERS (INCLUDING, AMONG OTHERS, ALL CORPORATIONS AND CERTAIN FOREIGN INDIVIDUALS) ARE NOT SUBJECT TO THESE BACKUP WITHHOLDING AND REPORTING REQUIREMENTS. IN ORDER FOR A FOREIGN INDIVIDUAL TO QUALIFY AS AN EXEMPT RECIPIENT, THE STOCKHOLDER MUST SUBMIT A FORM W-8, SIGNED UNDER PENALTIES OF PERJURY, ATTESTING TO THAT INDIVIDUAL'S EXEMPT STATUS.

  If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates are not immediately available or such stockholder cannot deliver the certificates and all other required documents to the Exchange Agent prior to the Expiration Date or such stockholder cannot complete the procedure for book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

   (a) such tenders are made by or through an Eligible Institution;

   (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Wells Fargo, is received by the Exchange Agent as provided below on or prior to the Expiration Date; and

   (c) the certificates for all tendered Shares (or a confirmation of a book-entry transfer of such securities into the Exchange Agent's account at a Book-Entry Transfer Facility as described above), in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

  In all cases, exchanges of Shares tendered and accepted for exchange pursuant to the Offer will be made only after timely receipt by the Exchange Agent of certificates for Shares (or timely confirmation of a book-entry transfer of such securities into the Exchange Agent's account at a Book-Entry Transfer Facility as described above), properly completed and duly executed Letter(s) of Transmittal (or facsimile(s) thereof) and any other required documents. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or confirmations of book-entry transfers of such Shares are actually received by the Exchange Agent.

  By executing a Letter of Transmittal as set forth above, the tendering stockholder irrevocably appoints designees of Wells Fargo as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for exchange by Wells Fargo and with respect to any and all other Shares and other securities issued
or issuable in respect of the Shares on or after     , 199 . Such appointment
is effective, and voting rights will be affected, when and only to the extent that Wells Fargo deposits the shares of Wells Fargo Common Stock for Shares tendered by such stockholder with the Exchange Agent. All such proxies shall be considered coupled with an interest in the tendered Shares and therefore shall not be revocable. Upon the effectiveness of such appointment, all prior proxies given by such stockholder will be revoked, and no subsequent proxies may be given (and, if given, will not be deemed effective). Wells Fargo's designees will, with respect to the Shares for which the appointment is effective, be empowered, among other things, to exercise all voting and other rights of such stockholder as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of First Interstate's stockholders, by written consent in lieu of any such meeting or otherwise. Wells Fargo reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Wells Fargo's exchange of such Shares, Wells Fargo must be able to exercise full voting rights with respect to such Shares.

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Shares will be determined by Wells Fargo, in its sole discretion, which determination shall be final and binding. Wells Fargo reserves the absolute right to reject any and all tenders of Shares determined by it not to be in proper form or the acceptance of or exchange for which may, in the opinion of Wells Fargo's counsel, be unlawful. Wells Fargo also reserves the absolute right to waive any of the conditions of the Offer, other than the Regulatory Approval Condition, or any defect or irregularity in the tender of any Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities in tenders of Shares have been cured or waived. Neither Wells Fargo, the Exchange Agent, the Information Agent, the Dealer Manager[s] nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Shares or will incur any liability for failure to give any such notification. Wells Fargo's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding.

  The tender of Shares and Rights (if any) pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Wells Fargo upon the terms and subject to the conditions of the Offer.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  In the opinion of Sullivan & Cromwell, counsel to Wells Fargo, exchanges of Shares for Wells Fargo Common Stock pursuant to the Offer and the Merger will be treated for federal income tax purposes as exchanges pursuant to a plan of reorganization within the meaning of the Code. Consequently, no gain or loss will be recognized by holders of Shares upon such exchanges, except as described below under "Tax Consequences to Holders of Shares if the Offer and the Merger Qualify as a Reorganization." This opinion is based on Sullivan & Cromwell's view that the Offer and the Merger should be treated as a single transaction and on certain assumptions, including that (a) the continuity of shareholder interest requirement applicable to corporate reorganizations (which requires a continuing equity interest in Wells Fargo by holders owning a significant percentage of the Shares prior to the consummation of the Offer) will be satisfied, taking into account any holders that exercise dissenters' rights, if any, (b) Wells Fargo will continue First Interstate's historic business or will use a significant portion of First Interstate's historic business assets in a business and (c) the Offer and the Merger will generally be consummated as contemplated by this Prospectus.

  In rendering their opinion, Sullivan & Cromwell have further assumed that
(a) upon consummation of the Offer, there will be no significant contingencies preventing the prompt consummation of the Merger, (b) upon consummation of the Offer, Wells Fargo will not have waived any of the conditions relating to its obligation to consummate the Offer in a manner that could prevent a prompt consummation of the Merger, (c) the Merger will in fact be consummated promptly after the consummation of the Offer and in no event more than one year after the consummation of the Offer and (d) either First Interstate will have, at the time the Offer is consummated, entered into an agreement with Wells Fargo requiring Wells Fargo to effect the Merger or the "binding commitment" test discussed below will not apply to the Offer and the Merger. A significant delay in the consummation of the Merger would substantially increase the risk that the Offer will not qualify as part of a reorganization within the meaning of
Section 368(a)(1)(A) of the Code and the absence of the Merger would mean that the Offer was not part of a reorganization. The consequences of a failure to so qualify are discussed below under "Tax Consequences to Holders of Shares if the Offer Does Not Qualify as Part of a Reorganization."

  In deciding whether two steps are part of a single transaction qualifying as a reorganization, some courts have applied the so-called "binding commitment" test. Under that test, two steps will be integrated only if, at the time that the first step is consummated, there is a binding commitment to consummate the second step. If the "binding commitment" test were applied to the Offer and the Merger and First Interstate has not at the time the Offer is consummated entered into an agreement with Wells Fargo requiring Wells Fargo to effect the Merger, the Offer and the Merger would not be treated as a single transaction, and the Offer would not qualify as part of a reorganization. Although the matter is not free from doubt, in the opinion of Sullivan & Cromwell, the "binding commitment" test should not be applied to determine whether the Offer and the Merger should be treated as a single transaction.

  Assuming that the Merger qualifies as a reorganization under the Code, no gain or loss will be recognized by Wells Fargo or First Interstate as a result of the Offer and the Merger.

  This summary does not address any tax consequences of the Offer or the Merger to U.S Holders who exercise dissenters' rights, if any. It may not apply to certain classes of taxpayers, including, without limitation, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, foreign persons, persons who acquired Shares pursuant to an exercise of employee stock options or rights or otherwise as compensation and persons who hold Shares as part of a straddle or conversion transaction. Also, the summary does not address state, local or foreign tax consequences of the Offer or the Merger. Consequently, each holder should consult such holder's own tax advisor as to the specific tax consequences of the Offer and the Merger to such holder.

  This summary is based on current law and the opinion of Sullivan & Cromwell. Future legislative, judicial or administrative changes or interpretations, which may be retroactive, could alter or modify the statements set forth herein. The opinion of Sullivan & Cromwell set forth in this summary is based, among other things, on the assumptions set forth above, which assumptions have been made with the consent of Wells Fargo. Wells Fargo will not request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the Offer and the Merger. An opinion of counsel is not binding on the Internal Revenue Service, and the Internal Revenue Service is not precluded from taking contrary positions.

 Tax Consequences to Holders of Shares if the Offer and the Merger Qualify as a Reorganization

  If the Offer and the Merger together qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, the material federal income tax consequences to holders who are (a) citizens or residents of the United States, (b) domestic corporations or (c) otherwise subject to United States federal income tax on a net income basis in respect of the Shares ("U.S. Holders") who hold Shares as capital assets and who exchange such Shares pursuant to the Offer or the Merger, or both, will be as follows:

   (i) no gain or loss will be recognized by a U.S. Holder on the exchange of Shares for Wells Fargo Common Stock, except as described below with respect to the receipt of cash in lieu of fractional shares of Wells Fargo Common Stock, and subject to the discussion below of the surrender of Rights that have become exercisable;

   (ii) the aggregate adjusted tax basis of shares of Wells Fargo Common Stock received by a U.S. Holder (including fractional shares of Well Fargo Common Stock deemed received and redeemed as described below) will be the same as the aggregate adjusted tax basis of the Shares exchanged therefor;

   (iii) the holding period of shares of Wells Fargo Common Stock (including the holding period of fractional shares of Wells Fargo Common Stock) received by a U.S. Holder will include the holding period of the Shares exchanged therefor; and

   (iv) a U.S. Holder of Shares who receives cash in lieu of fractional shares of Wells Fargo Common Stock will be treated as having received such fractional shares and then as having received such cash in redemption of such fractional shares. Under Section 302 of the Code, provided that such deemed distribution is "substantially disproportionate" with respect to such U.S Holder or is "not essentially equivalent to a dividend" after giving effect to the constructive ownership rules of the Code, the U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount of cash received and the U.S. Holder's adjusted tax basis in the fractional share interest in Wells Fargo Common Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period in the fractional shares is more than one year.

  Sullivan & Cromwell express no opinion as to the federal income tax consequences of the surrender pursuant to the Offer or the Merger of Rights that have become exercisable.

 Tax Consequences to Holders of Shares if the Offer Does Not Qualify as Part of a Reorganization

  If the Merger is not consummated, or if the Merger is consummated but the Offer is treated as a separate transaction for federal income tax purposes, exchanges pursuant to the Offer will be taxable transactions for federal income tax purposes. In that case, each U.S. Holder exchanging Shares for shares of Wells Fargo Common Stock pursuant to the Offer will recognize gain or loss for federal income tax purposes measured by the difference between such U.S. Holder's adjusted basis in the Shares exchanged and the sum of the fair market value of Wells Fargo Common Stock received by such U.S. Holder pursuant to the Offer and any cash received by such U.S. Holder in lieu of fractional shares of Wells Fargo Common Stock.

  If the Offer is a taxable transaction, the Merger itself would be a reorganization within the meaning of Section 368(a)(1)(A) of the Code if the continuity of interest requirement is satisfied in the Merger. For advanced ruling purposes, guidelines published by the Internal Revenue Service would require that stockholders of First Interstate receive in the Merger stock of Wells Fargo having a value equal to at least 50% of the value of all of the stock of First Interstate outstanding prior to the Merger. If the Offer is treated as a separate transaction for federal income tax purposes, however, Wells Fargo Common Stock issued in the Offer should count towards establishing that the Merger satisfies the continuity of interest requirement. If the continuity of interest requirement is satisfied in the Merger, a U.S. Holder receiving Wells Fargo Common Stock in the Merger would be subject to the rules concerning reorganizations described above with respect to such Wells Fargo Common Stock, but not with respect to any Wells Fargo Common Stock received by such U.S. Holder pursuant to the Offer.

EFFECT OF OFFER ON MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT

  The exchange of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

  The Shares are listed and principally traded on the NYSE and are also listed on the Boston Stock Exchange, Cincinnati Stock Exchange, Midwest Stock Exchange, Philadelphia-Baltimore-Washington Stock Exchange and the PSE. Depending upon the number of Shares acquired pursuant to the Offer, following consummation of the Offer the Shares may no longer meet the requirements of such exchanges for continued listing. For example, published guidelines of the NYSE indicate that the NYSE would consider delisting the outstanding Shares if, among other things, (i) the number of publicly held Shares (exclusive of holdings of officers, directors and members of their immediate families and other concentrated holdings of 10 percent or more) should fall below 600,000,
(ii) the number of record holders of 100 or more Shares should fall below 1,200 or (iii) the aggregate market value of publicly held Shares should fall below $5 million.

  According to First Interstate's Quarterly Report on Form 10-Q for the period ended September 30, 1995, there were, as of October 31, 1995, 75,744,254 Shares outstanding, and according to the 1994 Company 10-K, there were, as of February 28, 1995, 24,976 holders of record of Shares.

  If such exchanges were to delist the Shares, the market therefor could be adversely affected. It is possible that the Shares would be traded on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or through Nasdaq or by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration Shares under the Exchange Act, as described below, and other factors.

  The Shares are presently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending on factors similar to those described above with respect to listing and market quotations, following consummation of the Offer the Shares may no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations in which event the Shares would be ineligible as collateral for margin loans made by brokers.

  The Shares are currently registered under the Exchange Act. Such registration may be terminated by First Interstate upon application to the Commission if the outstanding Shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of Shares. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by First Interstate to its stockholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to stockholders, no longer applicable with respect to the Shares. Furthermore, the ability of "affiliates" of First Interstate and persons holding "restricted securities" of First Interstate to dispose of such securities pursuant to Rule 144 under the Securities Act, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for Nasdaq reporting or for continued inclusion on the Federal Reserve Board's list of "margin securities."

  The Rights currently are registered under the Exchange Act and are listed on the NYSE and the PSE, but currently are attached to the outstanding Shares and are not separately transferable. The Rights may become transferable apart from the Shares, unless previously redeemed. If the Rights are not redeemed or invalidated and Wells Fargo waives the Rights Plan and DGCL 203 Condition, then the foregoing discussion with respect to the effect of the Offer on the Shares would be similarly applicable to the Rights (although the continued listing criteria are different).

PURPOSE OF THE OFFER; THE MERGER

  The purpose of the Offer is to enable Wells Fargo to acquire control of, and the entire common equity interest in, First Interstate. The Offer, as the first step in the acquisition of First Interstate, is intended to facilitate the acquisition of all Shares. Wells Fargo intends, as soon as practicable after consummation of the Offer, to seek to have First Interstate consummate the Merger with Wells Fargo. Assuming the Minimum Tender Condition and the Rights Plan and DGCL 203 Condition are satisfied, Wells Fargo would have sufficient voting power to effect the Merger without the vote of any other stockholder of First Interstate. However, Wells Fargo would not be able to effect the Merger unless the other conditions (not related to voting power) are also satisfied.

  The purpose of the Merger is to acquire all Shares not tendered and exchanged pursuant to the Offer or otherwise. In the Merger, (a) each then outstanding Share (except for Shares owned by Wells Fargo or any subsidiary of Wells Fargo other than in a fiduciary capacity) would be converted into the right to receive two-thirds of a share of Wells Fargo Common Stock and (b) each then outstanding share of preferred stock of First Interstate would be converted into the right to receive a substantially identical share of preferred stock of Wells Fargo.

  Holders of Shares do not have appraisal rights as a result of the Offer and, assuming the Shares remain listed on a national securities exchange or Nasdaq or a similar market, will not have appraisal rights as a result of the Merger. However, in the event the Merger is consummated, and if, on the date fixed to determine stockholders entitled to vote on the Merger, the Shares are no longer listed on a national securities exchange or Nasdaq or a similar market or held of record by more than 2,000 holders, holders of Shares will have certain rights pursuant to the provisions of Section 262 of the DGCL to dissent and to demand appraisal of their Shares. Under Section 262, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

  Rule 13e-3 of the General Rules and Regulations under the Exchange Act, which Wells Fargo does not believe would be applicable to the Merger if the Merger occurred within one year of consummation of the Offer, would require, among other things, that certain financial information concerning First Interstate, and certain information relating to the fairness of the proposed transaction and the consideration offered to stockholders of First Interstate therein, be filed with the Commission and disclosed to stockholders of First Interstate prior to consummation of the Merger.

  In addition, Wells Fargo reserves the right to acquire, following the consummation or termination of the Offer, additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer, or otherwise, upon such terms and at such prices as it shall determine, which may be more or less favorable than those of the Offer. Wells Fargo and its affiliates also reserve the right to dispose of any or all Shares acquired by them pursuant to the Offer or otherwise, upon such terms and at such prices as they shall determine.

  In connection with the Offer, Wells Fargo has reviewed, and will continue to review, on the basis of available information, various possible business strategies that it might consider in the event that it acquires all or substantially all of the common equity interest in First Interstate. Upon the completion of the Offer, Wells Fargo intends to elect nominees of its choice to the First Interstate Board if it has not already done so. Wells Fargo also intends to conduct a detailed review of First Interstate and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and consider what, if any, changes would be desirable in light of the circumstances which then exist. Such strategies could include, among other things, changes in First Interstate's business, corporate structure, certificate of incorporation, bylaws, capitalization, the First Interstate Board or management, and consideration of disposition of certain assets or lines of business of First Interstate. See "Background of the Offer--Comparison of the Proposals."

  Except as noted herein, Wells Fargo does not have any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, or sale or transfer of a material amount of assets, involving First Interstate or any of its subsidiaries, or any material changes in First Interstate's corporate structure or business or any change in its management. However, because Wells Fargo has not had access to First Interstate's books and records, additional changes may be made after a full review of First Interstate's operations is completed.

MINIMUM TENDER CONDITION

  The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date a number of Shares which, together with the Shares beneficially owned by Wells Fargo and its affiliates for their own respective accounts, will constitute at least a majority of the total number of outstanding Shares on a fully diluted basis (i.e., as though all options or other securities convertible into or exercisable or exchangeable for Shares, other than the Rights, had been so converted, exercised or exchanged) as of the date the Shares are accepted by Wells Fargo pursuant to the Offer. According to First Interstate's Quarterly

Report on Form 10-Q for the period ended September 30, 1995, there were 75,744,254 Shares outstanding as of October 31, 1995. According to the First Interstate 8-K, there were 4,133,320 shares reserved for issuance pursuant to employee stock options, First Interstate's dividend reinvestment plan and First Interstate's stock purchase plan as of October 31, 1995 (the "Options"). In addition, there are currently 15,073,106 Shares purported to be issuable to FBS under certain circumstances pursuant to the Reciprocal Stock Option Agreements. Assuming no options, warrants, rights or other securities convertible into or exercisable or exchangeable for Shares were issued or granted) after October 31, 1995, (other than pursuant to the Reciprocal Stock Option Agreement), Wells Fargo believes there would be 94,950,680 Shares outstanding on a fully diluted basis (i.e., as though all options or other securities convertible into or exercisable or exchangeable for Shares, other than the Rights, had been so converted, exercised or exchanged). Accordingly, Wells Fargo believes that based on the number of Shares outstanding on October 31, 1995, the Minimum Tender Condition would be satisfied if, in addition to the 100 Shares currently owned beneficially by Wells Fargo and its affiliates for their own respective accounts, at least an aggregate of 47,475,241 Shares, or 62.7% of the Shares, are validly tendered pursuant to the Offer and not withdrawn. Wells Fargo reserves the right (but shall not be obligated), subject to the rules and regulations of the Commission, to waive or amend the Minimum Tender Condition and to purchase fewer than such number of Shares as would satisfy the Minimum Tender Condition pursuant to the Offer.

WELLS FARGO STOCKHOLDER APPROVAL CONDITION

  The Offer is conditioned, among other things, upon the satisfaction of the Wells Fargo Stockholder Approval Condition. Pursuant to the rules of the NYSE (on which the Wells Fargo Common Stock is listed), the issuance of Wells Fargo Common Stock must be approved by a majority vote of the holders of Wells Fargo Common Stock voting at a meeting of such holders if the number of shares of Wells Fargo Common Stock to be issued will be equal to or in excess of 20% of the shares outstanding prior to such issuance. Wells Fargo intends to seek
such approval at a special stockholders meeting that it has called for     ,
1996.

RIGHTS PLAN AND DGCL 203 CONDITION

  Insofar as the Rights Plan and DGCL 203 Condition relates to the Rights, this condition may be satisfied in a number of ways, including the following:
(i) the First Interstate Board may determine that the Offer is a Qualified Offer (as defined below) or may redeem or amend the Rights so they would not be triggered by the Offer and the Merger, (ii) pursuant to a consent solicitation of a type referred to under "--Timing of the Offer," Wells Fargo could succeed in replacing the First Interstate Board with new directors who would (subject to fiduciary duties) take such actions as may be necessary with respect to the Rights so that they would not be triggered by the Offer or the Merger or (iii) Wells Fargo could be successful in its litigation seeking, among other things, invalidation of the Rights or an injunction requiring the First Interstate Board to redeem the Rights. See "Background of the Offer-- Litigation."

  Insofar as the Rights Plan and DGCL 203 Condition relates to Section 203 of the DGCL, this condition may be satisfied in a number of ways, including the following: (i) the First Interstate Board may approve the Offer for purposes of Section 203, (ii) pursuant to a consent solicitation of a type referred to under "--Timing of the Offer," Wells Fargo could succeed in replacing the First Interstate Board with new directors who would (subject to fiduciary duties) approve the Offer for purposes of Section 203, or (iii) Wells Fargo could be successful in its litigation seeking, among other things, a declaratory judgment that the exemption afforded by Section 203(b)(6) of the DGCL is applicable to the Offer or, alternatively, an injunction requiring the First Interstate Board to approve the Offer for purposes of Section 203. (Since the Offer was announced after First Interstate approved the FIB/FBS Merger, Wells Fargo believes that such exemption is applicable to the Offer and Merger.) See "Background of the Offer--Litigation" and Section 203, a copy of which is attached hereto as Schedule B.

  Set forth below is certain additional information concerning the Rights and
Section 203 of the DGCL:

Rights Agreement

  On November 21, 1988, the First Interstate Board declared a dividend of one common share purchase right (a "Right") for each outstanding Share, to the holders of record on December 30, 1988 and authorized and directed the issuance of one Right with respect to each Share that shall become outstanding after December 30, 1988 and before the earliest to occur of
(i) December 31, 1998, (ii) the date the Rights are redeemed or (iii) the Distribution Date (as defined below).

  The terms of the Rights are set forth in a Rights Agreement, dated November 21, 1988 (the "Rights Agreement"), between First Interstate and First Interstate Bank of California, as successor Rights Agent. The following description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement. Each Right entitles the registered holder thereof to purchase from First Interstate one Share at a price of $170, subject to adjustment. The Rights will expire on December 31, 1998, unless such date is extended or unless such Rights are redeemed earlier, and will not be exercisable or transferable separately from the Shares until
(i) 10 days following a public announcement that a person or group of persons (other than First Interstate, any subsidiary of First Interstate, any employee benefit plan of First Interstate or any subsidiary of First Interstate or any entity holding Shares pursuant to the terms of any such plan) has become the beneficial owner of 20% or more of the outstanding Shares (a "First Interstate Acquiring Person"), or (ii) 10 business days (or such later date as may be determined by action of the First Interstate Board) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer by any person or group of persons (other than First Interstate, any subsidiary of First Interstate, any employee benefit plan of First Interstate or any subsidiary of First Interstate or any entity holding Shares pursuant to the terms of any such plan) the consummation of which would result in the beneficial ownership by a person of 20% or more of such outstanding Shares (the earlier of such dates being the "First Interstate Distribution Date"). According to the First Interstate Schedule 14D-9, the First Interstate Board determined to postpone the occurrence of the First Interstate Distribution Date as a result of the public announcement of the Offer until such later date as determined by the First Interstate Board.

  On November 5, 1995, First Interstate amended the Rights Agreement so that FBS and its affiliates are excluded from the definition of Company Acquiring Person.

  At any time prior to the time a person or group of persons becomes a First Interstate Acquiring Person, the First Interstate Board may redeem the Rights in whole, but not in part, at a price of $.001 per Right, rounded upward for each holder to the nearest $.01.

  In the event that (i) First Interstate is acquired in a merger or other business combination transaction other than a merger which follows a tender or exchange offer for all outstanding Shares at a price and on terms determined to be adequate and otherwise in the best interests of First Interstate and its stockholders by at least a majority of the members of the First Interstate Board who are not officers of First Interstate (a "Qualified Offer") or (ii) 50% or more of First Interstate's consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right, except as otherwise provided in the Rights Agreement, will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring corporation which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person becomes a First Interstate Acquiring Person (other than pursuant to a Qualified Offer) or during such time as there is a First Interstate Acquiring Person, except upon terms disclosed in a Qualified Offer, there occurs any reclassification of securities, recapitalization, reorganization, or merger of First Interstate or issuance of securities by First Interstate which increases by more than 1% the proportionate share of any class of equity securities of First Interstate beneficially owned by any First Interstate Acquiring Person, each holder of a Right, other than Rights beneficially owned by the First Interstate Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Shares having a market value of two times the exercise price of the Right. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of First Interstate, including, without limitation, the right to vote or to receive dividends.

  At any time after a person or group of persons becomes a First Interstate Acquiring Person prior to the acquisition by a First Interstate Acquiring Person of 50% or more of the outstanding Shares, the First Interstate

Board may exchange the Rights other than Rights owned by such Company Acquiring Person (which shall have become void), in whole or in part, at an exchange ratio of one Share per Right (subject to adjustment).

  The terms of the Rights may be amended by the First Interstate Board without the consent of the holders of the Rights; provided, however, that from and after such time as any person becomes a First Interstate Acquiring Person, the terms of the Rights may not be amended in any manner which adversely affect the interests of the holder of the Rights.

  The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group of persons that attempts to acquire First Interstate in a manner which causes the Rights to become exercisable.

 DGCL 203

  Section 203 of the DGCL, in general, prohibits a Delaware corporation such as First Interstate from engaging in a Business Combination (as defined in Section 203) with an Interested Stockholder (as defined in Section 203) for a period of three years following the date that such person became an Interested Stockholder unless (a) prior to the date that such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder, (b) upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, (c) the business combination is proposed prior to the consummation or abandonment of and subsequent to the public announcement of a proposed transaction which (i) constitutes a merger or consolidation of the corporation, (ii) is with or by a person who either was not an interested stockholder during the previous 3 years or who became an interested stockholder with the approval of the corporation's board of directors and
(iii) is approved or not opposed by a majority of the board of directors then in office who were directors prior to any person becoming an Interested Stockholder during the previous three years, or (d) on or subsequent to the date such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder. A copy of Section 203 of the DGCL has been annexed as Schedule B hereto.

FIB/FBS MERGER AGREEMENT CONDITION

  The Offer is conditioned upon, among other things, the stockholders of First Interstate not having approved the FIB/FBS Merger Agreement, which requires the approval of the holders of a majority of the Shares. The FIB/FBS Merger Agreement Condition shall not have been satisfied if such approval shall have been obtained.

REGULATORY APPROVAL CONDITION

  The Offer is conditioned upon, among other things, all regulatory approvals required to consummate the Acquisition (the "Requisite Regulatory Approvals") having been obtained and remaining in full force and effect, all statutory waiting periods in respect thereof having expired and no such approval containing any conditions or restrictions which the Board of Directors of Wells Fargo reasonably determines in good faith will have or reasonably be expected to have a Material Adverse Effect. The Regulatory Approval Condition is virtually identical to the regulatory condition for consummating the FIB/FBS Merger. As used in this Prospectus, the term "Material Adverse Effect" has the same substantive meaning as given to that term in the FIB/FBS Merger Agreement. Specifically, the term "Material Adverse Effect" means material adverse effect on the business, results of operations or financial condition of Wells Fargo, First Interstate and their respective subsidiaries taken as a whole or a material adverse effect on Wells Fargo's ability to consummate the transactions contemplated hereby; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect the cause of which is
(i) any change in banking and similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities,
(ii) any change in generally accepted accounting principles or regulatory accounting requirements applicable to banks, thrifts or their holding companies generally, (iii) any action or omission of Wells Fargo or any subsidiary of Wells Fargo in contemplation of the Merger, (iv) any changes in general economic conditions affecting banks, thrifts or their holding companies generally and (v) in the case of members of the Savings Association Insurance Fund ("SAIF") of the FDIC, the funding of the SAIF.

  Wells Fargo will use its reasonable best efforts to obtain the Requisite Regulatory Approvals, which include approvals from the Federal Reserve Board and various state and foreign regulatory authorities. (The obligation to use reasonable best efforts to obtain the Requisite Regulatory Approvals is the same obligation that FBS has agreed to under the FIB/FBS Merger Agreement.) As described below, applications and notices seeking Requisite Regulatory Approvals have been filed. The Offer and/or the Merger cannot proceed in the absence of the Requisite Regulatory Approvals. Although no assurances can be given, Wells Fargo anticipates that it will receive all regulatory approvals on a timely basis.

  As mentioned above, Wells Fargo believes that consummation of the FIB/FBS Merger is subject to the making of substantially identical filings and the receipt of identical regulatory approvals as the Offer and the Merger. In this regard, on November 13, 1995, Wells Fargo filed applications and notices in draft form with the FRB-SF seeking approval of, among other things, the Offer and the Merger; the application was refiled in final form on November 17, 1995. Wells Fargo has filed additional applications and notices with various governmental authorities seeking all approvals required to permit consummation of the Offer and the Merger. FBS announced that it filed an application in final form for the FIB/FBS Merger with the FRB-M on November 10, 1995. On December 14, 1995, the FRB-M accepted the FBS application and wrote that it expected a Federal Reserve Board decision by February 12, 1996. On December 20, 1995, the FRB-SF accepted Wells Fargo's application and wrote that it expected a Federal Reserve Board decision by February 18, 1996. Based on the foregoing, as well as Wells Fargo's stated position that it will make all divestitures required by the regulatory authorities, and based on discussions with its counsel, Sullivan & Cromwell, Wells Fargo is confident that it will be able to obtain the Requisite Regulatory Approvals on a timely basis and in a time frame substantially identical to that in which FBS would be able to obtain the regulatory approvals required for the FIB/FBS Merger.

  The Offer and the Merger are subject to approval by the Federal Reserve Board pursuant to Sections 3 and 4 of the BHCA. Assuming Federal Reserve Board approval, the Offer may not be consummated until 30 days after such approval, during which time the Department of Justice may challenge the Offer on antitrust grounds and seek the divestiture of certain assets and liabilities. With the approval of the Federal Reserve Board and the Department of Justice, the waiting period may be reduced to no less than 15 days.

  The Federal Reserve Board is prohibited from approving any transaction under the applicable statutes which:

    (i) would result in a monopoly or which would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States; or

    (ii) may have the effect in any section of the United States of substantially lessening competition, or tending to create a monopoly, or resulting in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

  In reviewing the competitive impact of the Acquisition, the Department of Justice could analyze their effect on competition differently than the Federal Reserve Board, and thus it is possible that the Department of Justice could reach a different conclusion than the Federal Reserve Board regarding their competitive effects. Wells

Fargo expects that the Federal Reserve Board and the Department of Justice will require that Wells Fargo divest certain operations in order to alleviate what such agencies believe would be an adverse competitive effect. In its application filed with the FRB--SF, Wells Fargo committed to divest approximately $1 billion in deposits and related assets in connection with regulatory concerns regarding possible adverse competitive effects of the Acquisition. It is possible that the Federal Reserve and/or the Department of Justice will request a more substantial divestiture, but Wells Fargo believes that any higher level of divestitures that might be required would not delay consummation of the Offer and the Merger. Although any potential divestitures may affect certain pro forma combined financial statement amounts, merger and restructuring costs, cost savings and revenues, Wells Fargo believes that the aggregate amount and financial impact of any such divestitures will not be material and will not have a Material Adverse Effect. In addition, Wells Fargo believes that revenue losses will be offset by cost savings and the premium received for the divested operations. For these reasons, the pro forma financial statements included herein do not reflect any divestitures.

  The Federal Reserve Board will also consider the financial and managerial resources of the companies and their subsidiary banks. In addition, under the Community Reinvestment Act of 1977, as amended (the "CRA"), the Federal Reserve Board must take into account the record of performance of each of Wells Fargo and First Interstate in meeting the credit needs of the entire community, including low and moderate income neighborhoods, served by each company. As part of the review process, the Federal Reserve Board frequently receives comments and protests from community groups and others. As of the date hereof, a number of community groups and individuals have submitted comments and protests with respect to the application filed by both Wells Fargo and FBS. Wells Fargo's principal bank, Wells Fargo Bank, N.A. (which represents approximately 90% of Wells Fargo's consolidated assets), has received an "Outstanding" rating, the CRA's highest rating. First Interstate's principal subsidiary bank has a "Satisfactory" rating; its other subsidiary banks have "Satisfactory" or "Outstanding" ratings. FBS's two largest banks have received "Outstanding" ratings, but a majority of its banks have received "Satisfactory" ratings.

  The Federal Reserve Board will furnish notice and a copy of the application for approval of the Acquisition to the Office of the Comptroller of the Currency (the "OCC"), the FDIC and the appropriate state regulatory authorities. These agencies have 30 days to submit their views and recommendations to the Federal Reserve Board. The Federal Reserve Board is required to hold a public hearing in the event it receives a written recommendation of disapproval of the application from any of these agencies within such 30-day period. Furthermore, Federal Reserve Board regulations require publication of notice of, and the opportunity for public comment on, the application submitted by Wells Fargo for approval of the Acquisition and authorize the Federal Reserve Board to hold a public hearing in connection therewith if the Federal Reserve Board determines that such a hearing would be appropriate. As noted above, comments have been submitted with respect to both Wells Fargo's and FBS's applications; a number of such comments have requested the Federal Reserve Board to hold public hearings.

  Under Section 4 of the BHCA and related regulations, the Federal Reserve Board must consider whether the performance of Wells Fargo's and First Interstate's nonbanking activities on a combined basis can reasonably be expected to produce benefits to the public (such as greater convenience, increased competition and gains in efficiency) that outweigh possible adverse effects (such as undue concentration of resources, decreased or unfair competition, conflicts of interest and unsound banking practices). This consideration includes an evaluation of the financial and managerial resources of Wells Fargo and First Interstate and the effect of the proposed transaction on those resources.

  In addition, in connection with the Offer, Wells Fargo has filed applications or notices with the Minister of Finance of Canada as well as a number of state regulatory agencies, primarily in relation to the acquisition of control over certain subsidiaries of First Interstate that will result from consummation of the Offer. A brief description of pending applications and notices follows:

    Alaska. Wells Fargo has requested a permit in relation to the acquisition of First Interstate Bank of Alaska, N.A. from the Alaska Department of Commerce and Economic Development pursuant to (S) 06.05.570(a) of the Alaska Banking Code. An application for such a permit was filed on November 20, 1995.

    Arizona. Wells Fargo has requested prior approval of the acquisition of First Interstate Bank of Arizona, N.A. ("FI Arizona") from the Arizona Superintendent of Banking pursuant to (S)(S) 6-144 and 6-322 of the Arizona Revised Statutes. An application for such approval was filed on November 24, 1995.

    Wells Fargo has requested prior approval of the acquisition of First Interstate Insurance Company (a wholly owned subsidiary of FI Arizona) from the Arizona Director of Insurance pursuant to (S) 20-481.02(B) of the Arizona Revised Statutes. An application for such approval was filed on November 29, 1995.

    California. Wells Fargo has requested prior approval of the acquisition of First Interstate, First Interstate Bank of California, First Interstate Bank, Ltd. and First Interstate Central Bank from the California Superintendent of Banking pursuant to the California Financial Code. An application for an exemption pursuant to (S) 708 of the California Financial Code or an approval pursuant to (S) 701 of the California Financial Code was filed on November 21, 1995.

    Canada. Wells Fargo has requested prior approval of the acquisition of First Interstate Bank of Canada from the Minister of Finance of Canada pursuant to (S) 377 of the Bank Act (Canada). An application for such approval was filed on December 4, 1995.

    Colorado. Wells Fargo has requested prior approval of the acquisition of First Interstate Bank of Denver, N.A. and First Interstate Bank of Englewood, N.A. from the Colorado Banking Board pursuant to
  (S) 11-6.4-104(10) of the Colorado Revised Statutes. An application for such approval was filed on November 21, 1995.

    Idaho. Wells Fargo has requested prior approval of the acquisition of First Interstate Bank of Idaho, N.A. from the Idaho Director of the Department of Finance pursuant to (S) 26-2606 of the Idaho Code. An application for such approval was filed on November 24, 1995.

    Montana. Wells Fargo has in connection with the acquisition of First Interstate Bank of Montana, N.A., submitted a copy of Wells Fargo's Federal Reserve Application to the Department of Commerce, together with a certification that Montana State deposit limitations have not been violated, pursuant to (S) 32-1-384 of the Montana Code. An appropriate submission was made on November 29, 1995.

    Nevada. Wells Fargo has requested prior approval of the acquisition of First Interstate Bank of Nevada, N.A. from the Nevada Commissioner of Financial Institutions pursuant to (S) 666.305 of the Nevada Revised Statutes. An application for such approval was filed on November 22, 1995.

    New Mexico. Wells Fargo has given 90 days prior notice to the New Mexico Director of the Financial Institutions Division of the Regulation and Licensing Department in connection with the acquisition of First Interstate Bank of New Mexico, N.A. pursuant to section 58-26-5 of the New Mexico Statutes. Notice was filed on November 20, 1995.

    Texas. Wells Fargo has in connection with the acquisition of First Interstate Bank of Texas, N.A. provided notice and a copy of Wells Fargo's Federal Reserve Application to the Texas Banking Commissioner pursuant to
  (S) 8.301 of the Texas Banking Act. Notice and a copy of the Application were filed on November 22, 1995.

    Vermont. Wells Fargo has in connection with the acquisition of Western Bonding & Casualty Company, a captive insurance company subsidiary of First Interstate, given notice to the Vermont Director of Captive Insurance Companies. Such notice was filed on November 22, 1995.

    Wyoming. Wells Fargo has requested prior approval of the acquisition of First Interstate Bank of Wyoming, N.A. from the Wyoming Commissioner of Banking pursuant to (S) 13-9-303 of the Wyoming Statutes. An application for such approval was filed on November 21, 1995.

Wells Fargo does not currently anticipate any significant difficulties in obtaining any of the foregoing approvals or any material impact on the operations of the combined entity if any such approvals are not obtained, but if any approval required to consummate the Offer is not received, Wells Fargo will not be able to consummate the Acquisition.

CERTAIN OTHER CONDITIONS OF THE OFFER

  Notwithstanding any other provision of the Offer, Wells Fargo shall not be required to accept for exchange or exchange any Shares, may postpone the acceptance for exchange of or exchange for tendered Shares, and may, in its sole discretion, terminate or amend the Offer as to any Shares not then exchanged for if at the Expiration Date, any of the Minimum Tender Condition, the Wells Fargo Stockholder Approval Condition, the Rights Plan and DGCL 203 Condition, the FIB/FBS Merger Agreement Condition or the Regulatory Approval Condition (in each case as defined on the cover page of this Prospectus) has not been satisfied or, with respect to the Minimum Tender Condition and the Rights Plan and DGCL 203 Condition, waived, or if on or after the date of this Prospectus and at or prior to the time of exchange of any such Shares (whether or not any Shares have theretofore been accepted for exchange or exchanged pursuant to the Offer), any of the following events shall not have occurred:

    (a) The shares of Wells Fargo Common Stock which shall be issued to the stockholders of First Interstate in the Offer and the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

    (b) The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission.

    (c) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Offer and/or the Merger or any of the other transactions contemplated by this Prospectus shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any court, administrative agency or commission or other governmental authority or instrumentality which prohibits, restricts or makes illegal the consummation of the Offer and/or the Merger.

    (d) (i) The representations and warranties of First Interstate in the FIB/FBS Merger Agreement with respect to capitalization, authority, financial statements, and absence of certain changes or events shall be true and correct in all material respects as of the date of this Prospectus and (except to the extent such representations and warranties speak as of an earlier date) as of the Expiration Date as though made on and as of the Expiration Date and (ii) the representations and warranties of First Interstate set forth in the FIB/FBS Merger Agreement other than those specifically enumerated in clause (i) hereof shall be true and correct in all respects as of the date of this Prospectus and (except to the extent such representations and warranties speak as of an earlier date) as of the Expiration Date as though made on and as of the Expiration Date; provided, however, that for purposes of determining the satisfaction of the condition contained in this clause (ii), no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided, further, however, that, for purposes of this clause (ii), such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on First Interstate and its subsidiaries taken as a whole.

  The foregoing conditions are for the sole benefit of Wells Fargo and may be asserted by Wells Fargo regardless of the circumstances giving rise to any such conditions (including any action or inaction by Wells Fargo) or may be waived by Wells Fargo in whole or in part (other than the Wells Fargo Stockholder Approval Condition, the FIB/FBS Merger Agreement Condition, the Regulatory Approval Condition and the condition relating to effectiveness of the Registration Statement). Although Wells Fargo reserves the right to do so, Wells Fargo does not currently intend to waive the Minimum Tender Condition or the Rights Plan and DGCL 203 Condition (insofar as it relates to Section 203 of the DGCL) unless it determines that doing so would not prevent it from consummating the Merger promptly after consummating the Offer; Wells Fargo also does not currently intend to waive the Rights Plan and DGCL 203 Condition (insofar as it relates to the Rights) unless it determines that the dilution to Wells Fargo's stockholders that would result from the Rights becoming exercisable as a consequence of the Offer and the Merger would not be material in the context of the entire transaction. The determination as to whether any condition has been satisfied shall be in the sole judgment of Wells Fargo and will be final and binding on all parties. The failure by Wells Fargo at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed a continuing right which may be asserted at any time and from time to time. Notwithstanding the fact that Wells Fargo reserves the right to assert the failure of a condition following acceptance for payment but prior to payment in order to delay payment or cancel its obligation to exchange properly tendered Shares, Wells Fargo will either promptly exchange such Shares or promptly return such Shares.

  The conditions to the Offer set forth herein are identical in all material respects to the conditions of FBS to effect the FIB/FBS Merger, except that:

    (a) FBS does not have to effect the FIB/FBS Merger unless FBS receives a letter from its accountants to the effect that the FIB/FBS Merger will qualify for "pooling of interests" accounting treatment.

    (b) FBS does not have to effect the FIB/FBS Merger unless it receives an opinion of its counsel to the effect that the FIB/FBS Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly no gain or loss will be recognized by FBS or First Interstate as a result of the FIB/FBS Merger and no gain or loss will be recognized by the stockholders of First Interstate who exchange their Shares solely for FBS Common Stock pursuant to the FIB/FBS Merger.

    (c) FBS does not have to effect the FIB/FBS Merger unless First Interstate has performed in all material respects its obligations required to be performed by it under the FIB/FBS Merger Agreement at or prior to the closing of the FIB/FBS Merger, and FBS shall have received a certificate signed on behalf of First Interstate by the Chief Executive Officer and the Chief Financial Officer to such effect.

    (d) Wells Fargo does not have to accept for exchange or exchange any Shares pursuant to the Offer and can terminate or amend the Offer if the stockholders of First Interstate have approved the FIB/FBS Merger Agreement or Section 203 of the DGCL would apply to the acquisition of Shares pursuant to the Offer or the Merger.

    (e) Wells Fargo does not have to accept for exchange or exchange any Shares pursuant to the Offer and can terminate or amend the Offer if the Minimum Tender Condition is not met (based on the number of Shares outstanding or reserved for issuance pursuant to First Interstate's employee stock options and dividend reinvestment and stock purchase plans as of October 31, 1995 as reported by First Interstate and the Shares issuable pursuant to the Reciprocal Stock Option Agreement with FBS described herein, Wells Fargo believes the Minimum Tender Condition would be satisfied if at least an aggregate of 47,475,241 Shares, or 62.7% of the Shares outstanding as of October 31, 1995, are validly tendered pursuant to the Offer and not withdrawn), while the FIB/FBS Merger is conditioned on receiving approval of the holders of a majority of the outstanding Shares.

RELATIONSHIPS WITH FIRST INTERSTATE

  On November 1, 1995, Wells Fargo acquired 100 Shares at a price of $124 5/8 per Share (excluding mark-ups or commissions) in an open market purchase. Additionally, as of October 20, 1995, Wells Fargo held 1,961,095 Shares (or approximately 2.6% of the outstanding Shares) in a fiduciary capacity. Wells Fargo disclaims beneficial ownership of the Shares owned in such fiduciary capacity and any other Shares held by any pension plan of Wells Fargo or any affiliates of Wells Fargo. Except as set forth herein, and except for Philip
J. Quigley, a member of the Board of Directors of Wells Fargo, who beneficially owns 500 Shares, neither Wells Fargo nor, to the best of its knowledge, any of the persons listed in Schedule A hereto nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any equity securities of First Interstate. Except as set forth above, neither Wells Fargo nor, to the best of its knowledge, any of the persons or entities referred to above, nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in such equity securities during the past 60 days.

  Except as set forth herein, neither Wells Fargo nor, to the best of its knowledge, any of the persons listed in Schedule A hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of First Interstate, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as described herein, there have been no contacts, negotiations or transactions since November 1, 1995, between Wells Fargo or, to the best of its knowledge, any of the persons listed in Schedule A hereto, on the one hand, and First Interstate or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Neither Wells Fargo, nor, to the best of its knowledge, any of the persons listed in Schedule A hereto, has since November 1, 1995 had any transaction with First Interstate or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the Commission applicable to the Offer.

FEES AND EXPENSES

  [       is acting as Dealer Manager in connection with the Offer pursuant to a Dealer Manager Agreement (the "Dealer Manager Agreement"). Wells Fargo has
agreed to pay     , as compensation for its financial advisory service
(including services as Dealer Manager) in connection with the Offer, a fee of
$   . Upon the effectiveness of the Registration Statement, of which this
Prospectus forms a part, Wells Fargo has agreed to pay     an additional fee
of $   . If Wells Fargo consummates the Offer and the Merger, Wells Fargo has
agreed to pay      an additional fee of $   . In addition, Wells Fargo has
agreed to reimburse      for its reasonable out-of-pocket expenses, including
the fees and expenses of its counsel, in connection with the Offer, and has
agreed to indemnify      against certain liabilities and expenses in
connection with the Offer, including liabilities under the federal securities laws.

  Wells Fargo has also retained D.F. King & Co., Inc. to act as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward the Offer materials to beneficial owners of Shares. The Information Agent will receive a fee estimated not to exceed $200,000 for such services, plus reimbursement of out-of-pocket expenses and Wells Fargo will indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including liabilities under federal securities laws.

  Wells Fargo will pay the Exchange Agent reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Exchange Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Wells Fargo for customary mailing and handling expenses incurred by them in forwarding material to their customers.]

ACCOUNTING TREATMENT

  Upon consummation of the Offer, Wells Fargo will account for the acquisition of the Shares using the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," as amended. See "Background of the Offer--Comparison of the Proposals--Purchase Versus Pooling of Interests Accounting." Accordingly, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the consummation date. Income (or loss) of First Interstate prior to the consummation date will not be included in income of the combined company.

STOCK EXCHANGE LISTING

  The Wells Fargo Common Stock is listed on the NYSE, the PSE, the London Stock Exchange and the Frankfurt Stock Exchange. Application will be made to list the shares of Wells Fargo Common Stock to be issued pursuant to the Offer on the NYSE.

                            BUSINESS OF WELLS FARGO

  Wells Fargo is a bank holding company incorporated under the laws of the State of Delaware and registered under the BHCA. Based on total consolidated assets at December 31, 1994, it was the 15th largest bank holding company in the United States, having total deposits of $42.3 billion and total assets of $53.4 billion. Wells Fargo's principal subsidiary is Wells Fargo Bank, N.A., which is the seventh largest bank in the United States and is the successor to the banking portion of the business founded by Henry Wells and William G. Fargo in 1852.

  Today, Wells Fargo operates one of the largest banking businesses in the United States. Wells Fargo provides a broad range of financial products and services through electronic and traditional channels. Customers can access accounts electronically seven days a week, 24 hours a day. Besides serving as banker to millions of California households, Wells Fargo provides a full range of banking and financial services to commercial, corporate, real estate and small business customers across the nation. Its primary lines of business are highlighted below.

  The Retail Distribution Group sells and services a complete line of retail financial products for consumers and small businesses. It encompasses a branch network (including supermarket branches and banking centers), the 24-hour Customer Sales and Service Centers (telephone banking), the ATM network and Wells Fargo ON-LINE, Wells Fargo's personal computer banking service. In addition, Retail Distribution includes product management for the consumer checking business, which primarily uses the branches as a source of new customers.

  As part of the ongoing effort to provide higher-convenience, lower-cost service to customers, Wells Fargo has opened supermarket branches, which are a more efficient delivery channel for a full line of retail banking services, and banking centers throughout California. The supermarket banking centers (modularly-designed kiosks equipped with ATMs and a customer service telephone and staffed by a banking officer) are capable of providing substantially all consumer services.

  The Business Banking Group provides a full range of financial services to small businesses, including credit, deposits, investments, payroll services, retirement programs and credit and debit card services. Business Banking customers include small businesses with annual sales up to $10 million in which the owner of the business is also the principal financial decision maker.

  The Investment Group is responsible for the sales and management of savings and investment products, investment management and brokerage services, including the Stagecoach and Overland Express Funds and personal trust, employee benefit trust and agency assets. It also includes product management for market rate accounts, savings deposits, Individual Retirement Accounts and time deposits.

  Real Estate products and services include construction loans for commercial and residential development, land acquisition and development loans, secured and unsecured lines of credit, interim financing arrangements for completed buildings, rehabilitation loans, affordable housing loans and letters of credit. Secondary market services are provided through the Real Estate Capital Markets Group, whose business includes purchases of distressed loans at a discount, mezzanine financing, acquisition financing, origination of permanent loans for securitization, syndications, commercial real estate loan servicing and real estate pension fund advisory services.

  The Wholesale Products Group includes the Commercial Banking Group, which serves businesses with annual sales of $5 million to $250 million, and the Corporate Banking Group, which maintains relationships with major corporations throughout the United States. The group is responsible for soliciting and maintaining credit and noncredit relationships with businesses by offering a variety of products and services including traditional commercial loans and lines of credit, letters of credit, trade facilities and cash management.

  Consumer Lending offers a full array of consumer loan products ranging from credit card loans and auto financing and leases to other installment loans and lines of credit.

            WELLS FARGO & COMPANY AND FIRST INTERSTATE BANCORP

                   PRO FORMA COMBINED FINANCIAL INFORMATION

                                  (UNAUDITED)

  The following unaudited pro forma combined financial statements were prepared in connection with Wells Fargo's Offer to exchange each outstanding Share for two-thirds of a share of Wells Fargo Common Stock and give effect to the purchase accounting adjustments and other assumptions described in the accompanying notes. The unaudited pro forma combined balance sheet is based upon the unaudited consolidated balance sheets of Wells Fargo and First Interstate as of September 30, 1995. The unaudited pro forma combined statements of income are based on the consolidated statements of income of Wells Fargo and First Interstate for the nine-month period ended September 30, 1995 (unaudited) and the year ended December 31, 1994. Certain information was derived from the audited consolidated financial statements of First Interstate contained in its Annual Report on Form 10-K that, for purposes of this Prospectus, are not covered by reports of First Interstate's independent accountants. The pro forma combined financial statements do not give effect to the anticipated cost savings, the disposition of certain yet-to-be identified assets or the effects of any required regulatory divestitures. Divestitures may affect certain pro forma combined financial statement amounts, but the net effect of any required divestitures is not expected to be material. In its application filed with the FRB-SF, Wells Fargo has committed to divest approximately $1 billion in deposits and related assets in connection with regulatory concerns regarding possible adverse competitive effects of the Acquisition. See "The Offer--Regulatory Approval Condition."

  The resolution of the pending matters pertaining to the assets and liabilities of First Interstate described above, as well as the operations of First Interstate subsequent to September 30, 1995, will affect the allocation of the purchase price. In addition, changes to the adjustments already included in the unaudited pro forma combined financial statements are expected as valuations of assets and liabilities are completed and as additional information becomes available. An increase in the unallocated portion of the purchase price remaining after fair value adjustments will result in a greater final allocation to goodwill which will have a corresponding impact on amortization expense and will reduce tangible common equity. A decrease in the unallocated portion of the purchase price remaining after fair value adjustments will have the opposite effects. Accordingly, the final pro forma combined amounts will differ from those set forth in the unaudited pro forma combined financial statements.

  The information shown below should be read in conjunction with the consolidated historical financial statements of Wells Fargo and First Interstate, including the respective notes, which are incorporated by reference in this Prospectus (but which, in the case of First Interstate, are not covered by the report of First Interstate's independent accountants for purposes of this Prospectus) and the unaudited pro forma combined per share financial information which appear elsewhere in this Prospectus. The pro forma data are presented for comparative purposes only and are not necessarily indicative of the combined financial position or results of operations in the future. The pro forma data are also not necessarily indicative of the combined financial position or results of operations which would have been realized had the Acquisition been consummated during the periods or as of the dates for which the pro forma financial statements are presented.

              WELLS FARGO & COMPANY AND FIRST INTERSTATE BANCORP

                       PRO FORMA COMBINED BALANCE SHEET

                             SEPTEMBER 30, 1995(A)
                                  (UNAUDITED)

                                       HISTORICAL
                              ----------------------------
                                                            PRO FORMA
                              WELLS FARGO FIRST INTERSTATE ADJUSTMENTS  PRO FORMA
                               & COMPANY      BANCORP         (B,C)     COMBINED
                              ----------- ---------------- -----------  ---------
(IN MILLIONS)
ASSETS
Cash and due from banks.....    $ 3,183       $ 5,916        $  --      $  9,099
Investment securities.......      9,436         9,432           --        18,868
Loans.......................     34,298        35,967           --        70,265
Allowance for loan losses...      1,872           847           --         2,719
                                -------       -------        ------     --------
  Net loans.................     32,426        35,120           --        67,546
                                -------       -------        ------     --------
Goodwill....................        391           697         5,679(D)     6,767
Other assets................      4,498         3,902         1,475(E)     9,875
                                -------       -------        ------     --------
  Total assets..............    $49,934       $55,067        $7,154     $112,155
                                =======       =======        ======     ========
LIABILITIES
Noninterest-bearing depos-
 its........................    $ 9,627       $17,044        $  --      $ 26,671
Interest-bearing deposits...     29,321        31,192           --        60,513
                                -------       -------        ------     --------
Total deposits..............     38,948        48,236           --        87,184
Federal funds purchased and
 securities sold under re-
 purchase agreements........      2,554           -- (1)        --         2,554
Senior and subordinated
 debt.......................      3,020         1,368           --         4,388
Other liabilities...........      1,538         1,482           --         3,020
                                -------       -------        ------     --------
  Total liabilities.........     46,060        51,086           --        97,146
                                -------       -------        ------     --------
STOCKHOLDERS' EQUITY
Preferred stock.............        489           350           --           839
Common stock................        237           169            83          489
Additional paid-in capital..      1,221         1,667         8,866       11,754
Retained earnings...........      1,932         2,436        (2,436)       1,932
Other.......................         (5)            1            (1)          (5)
Less: Treasury stock........        --           (642)          642          --
                                -------       -------        ------     --------
  Total stockholders' equi-
   ty.......................      3,874         3,981         7,154(F)    15,009
                                -------       -------        ------     --------
  Total liabilities and
   stockholders' equity.....    $49,934       $55,067        $7,154     $112,155
                                =======       =======        ======     ========

--------
(1) The balance of federal funds purchased and securities sold under repurchase agreements at September 30, 1995, if any, is presumed to be included in other liabilities.

          See Notes to Pro Forma Combined Financial Statements.

               WELLS FARGO & COMPANY AND FIRST INTERSTATE BANCORP

                     PRO FORMA COMBINED STATEMENT OF INCOME

                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995(A)
                                  (UNAUDITED)

                                      HISTORICAL
                             ----------------------------
                             WELLS FARGO FIRST INTERSTATE  PRO FORMA   PRO FORMA
                              & COMPANY      BANCORP      ADJUSTMENTS  COMBINED
                             ----------- ---------------- -----------  ---------
(IN MILLIONS)
INTEREST INCOME
Investment securities......    $  460         $  480         $ --       $  940
Loans......................     2,536          2,283           --        4,819
Other......................        78             26           --          104
                               ------         ------         -----      ------
  Total interest income....     3,074          2,789           --        5,863
                               ------         ------         -----      ------
INTEREST EXPENSE
Deposits...................       750            722           --        1,472
Federal funds purchased and
 securities sold under
 repurchase agreements.....       160            --            --          160
Senior and subordinated
 debt......................       152             90           --          242
Other......................        25             72           --           97
                               ------         ------         -----      ------
  Total interest expense...     1,087            884           --        1,971
                               ------         ------         -----      ------
NET INTEREST INCOME........     1,987          1,905           --        3,892
Provision for loan losses..       --             --            --          --
                               ------         ------         -----      ------
Net interest income after
 provision for loan
 losses....................     1,987          1,905           --        3,892
                               ------         ------         -----      ------
NONINTEREST INCOME
Service charges on deposit
 accounts..................       357            446           --          803
Fees and commissions.......       316            151           --          467
Trust and investment
 services income...........       176            123           --          299
Other......................        41            103           --          144
                               ------         ------         -----      ------
  Total noninterest
   income..................       890            823           --        1,713
                               ------         ------         -----      ------
NONINTEREST EXPENSE
Salaries and employee
 benefits..................       765            804           --        1,569
Net occupancy..............       159            294           --          453
Equipment..................       139            -- (1)        --          139
Federal deposit insurance..        47             58           --          105
Other......................       528            482           342 (G)   1,352
                               ------         ------         -----      ------
  Total noninterest
   expense.................     1,638          1,638           342       3,618
                               ------         ------         -----      ------
INCOME BEFORE INCOME
 TAXES.....................     1,239          1,090          (342)      1,987
Income tax expense.........       513            420           (83)(G)     850
                               ------         ------         -----      ------
NET INCOME.................    $  726         $  670         $(259)     $1,137
                               ======         ======         =====      ======
NET INCOME APPLICABLE TO
 COMMON STOCK..............    $  695         $  645         $(259)     $1,081
                               ======         ======         =====      ======
PER COMMON SHARE
Net income.................    $14.14                                   $10.85
                               ======                                   ======
Dividends declared.........    $ 3.45                                   $ 3.45
                               ======                                   ======
Average common shares
 outstanding...............      49.2                         50.4        99.6
                               ======                        =====      ======

--------

(1) Equipment expense for First Interstate is included in net occupancy.

           See Notes to Pro Forma Combined Financial Statements.

               WELLS FARGO & COMPANY AND FIRST INTERSTATE BANCORP

                     PRO FORMA COMBINED STATEMENT OF INCOME

                    FOR THE YEAR ENDED DECEMBER 31, 1994(A)
                                  (UNAUDITED)

                                      HISTORICAL
                             ----------------------------
                             WELLS FARGO FIRST INTERSTATE  PRO FORMA   PRO FORMA
                              & COMPANY      BANCORP      ADJUSTMENTS  COMBINED
                             ----------- ---------------- -----------  ---------
(IN MILLIONS)
INTEREST INCOME
Investment securities......    $  740         $  844         $ --       $1,584
Loans......................     3,015          2,304           --        5,319
Other......................        10             44           --           54
                               ------         ------         -----      ------
  Total interest income....     3,765          3,192           --        6,957
                               ------         ------         -----      ------
INTEREST EXPENSE
Deposits...................       854            725           --        1,579
Federal funds purchased and
 securities sold under
 repurchase agreements.....        99            --            --           99
Senior and subordinated
 debt......................       192            106           --          298
Other......................        10             34           --           44
                               ------         ------         -----      ------
  Total interest expense...     1,155            865           --        2,020
                               ------         ------         -----      ------
NET INTEREST INCOME........     2,610          2,327           --        4,937
Provision for loan losses..       200            --            --          200
                               ------         ------         -----      ------
Net interest income after
 provision for loan
 losses....................     2,410          2,327           --        4,737
                               ------         ------         -----      ------
NONINTEREST INCOME
Service charges on deposit
 accounts..................       473            562           --        1,035
Fees and commissions.......       387            172           --          559
Trust and investment
 services income...........       203            193           --          396
Other......................       137            127           --          264
                               ------         ------         -----      ------
  Total noninterest
   income..................     1,200          1,054           --        2,254
                               ------         ------         -----      ------
NONINTEREST EXPENSE
Salaries and employee
 benefits..................     1,027          1,080           --        2,107
Net occupancy..............       215            228           --          443
Equipment..................       174            128           --          302
Federal deposit insurance..       101            103           --          204
Other......................       639            658           482(G)    1,779
                               ------         ------         -----      ------
  Total noninterest
   expense.................     2,156          2,197           482       4,835
                               ------         ------         -----      ------
INCOME BEFORE INCOME
 TAXES.....................     1,454          1,184          (482)      2,156
Income tax expense.........       613            450          (122)(G)     941
                               ------         ------         -----      ------
NET INCOME.................    $  841         $  734         $(360)     $1,215
                               ======         ======         =====      ======
NET INCOME APPLICABLE TO
 COMMON STOCK..............    $  798         $  701         $(360)     $1,139
                               ======         ======         =====      ======
PER COMMON SHARE
  Net income...............    $14.78                                   $10.69
                               ======                                   ======
  Dividends declared.......    $ 4.00                                   $ 4.00
                               ======                                   ======
Average common shares
 outstanding...............      53.9                         52.6       106.5
                               ======                        =====      ======

           See Notes to Pro Forma Combined Financial Statements.

              WELLS FARGO & COMPANY AND FIRST INTERSTATE BANCORP

               NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS

                                  (UNAUDITED)

NOTE A: BASIS OF PRESENTATION

  The unaudited pro forma combined balance sheet combines the historical consolidated balance sheets of Wells Fargo and First Interstate as if the Acquisition had been effective on September 30, 1995. The pro forma combined statements of income for the nine-month period ended September 30, 1995 and the year ended December 31, 1994 combine the historical consolidated statements of income of Wells Fargo and First Interstate as if the Acquisition had been effective on January 1, 1994. Certain amounts in the historical financial statements of First Interstate have been reclassified in the unaudited pro forma combined financial statements to conform to Wells Fargo's historical financial statements.

  The Acquisition is accounted for as a purchase. Under this method of accounting, assets and liabilities of First Interstate are adjusted to their estimated fair value and combined with the recorded values of the assets and liabilities of Wells Fargo. Applicable income tax effects of such adjustments are included as a component of Wells Fargo's net deferred tax asset. Certain transactions conducted in the ordinary course of business between Wells Fargo and First Interstate are immaterial and, accordingly, have not been eliminated.

  Wells Fargo has not had access to First Interstate's records in order to make its determination of the fair value of their assets and liabilities. For purposes of the pro forma financial statements, it has been assumed that the net book value of First Interstate's assets (excluding intangibles) minus liabilities approximates fair value.

  Following the Acquisition, Wells Fargo intends to combine the operations of and, subject to regulatory approvals, to merge the California subsidiary banks of both institutions as well as certain other operations. In its application with the FRB-SF, Wells Fargo has committed to divest approximately $1 billion in deposits and related assets in connection with regulatory concerns regarding possible adverse competitive effects of the Acquisition. See "The Offer--Regulatory Approval Condition." As of the date of this statement, no final determination with respect to such matters has been made. The impact of any required divestitures is not expected to be material. Wells Fargo expects to achieve significant operating cost savings as a result of the Acquisition. See "Background of the Offer--Comparison of the Proposals." No adjustment has been included in the unaudited pro forma combined financial statements for the anticipated operating cost savings.

  No adjustment has been included in the unaudited pro forma combined financial statements for the effect of a potential $200 million purportedly payable to FBS pursuant to the Reciprocal Stock Option Agreement and the Reciprocal Fee Letter. Wells Fargo believes that the Reciprocal Stock Option Agreement and the Reciprocal Fee Letter are not permissible and should be invalidated, although the Offer and the Merger are not conditioned on such invalidation. See "Background of the Offer--Litigation."

NOTE B: PURCHASE PRICE

  The purchase price is based on exchanging two-thirds of a share of Wells Fargo Common Stock for each outstanding Share at the closing price per share of Wells Fargo Common Stock on October 17, 1995, the last full business day before announcement of the Original Proposal. Exercise of First Interstate's stock options are not included in the number of outstanding Shares of First Interstate on the assumption that all options will become equivalent options on Wells Fargo Common Stock. In addition, the number of the Shares used in calculating the total market value of Wells Fargo Common Stock to be issued in connection with the Offer reflects an exchange of Wells Fargo Common Stock for the outstanding Shares, exclusive of First Interstate's common stock equivalents.

              WELLS FARGO & COMPANY AND FIRST INTERSTATE BANCORP

                                  (UNAUDITED)

  The total market value of the Wells Fargo Common Stock to be issued in connection with the Acquisition is calculated as follows:

   First Interstate's common shares outstanding on September 30, 1995
    (in thousands)....................................................   75,727
   Exchange ratio.....................................................      2/3
                                                                       --------
   Wells Fargo Common Stock to be issued (in thousands)...............   50,485
   Market price per share of Wells Fargo Common Stock at October 17,
    1995.............................................................. $213.625
                                                                       --------
     Total market value of Wells Fargo Common Stock to be issued (in millions)....................................................... $ 10,785
                                                                       ========

  In addition to the total market value of the Wells Fargo Common Stock to be issued, the total purchase price will include other direct acquisition costs, such as legal, investment banking and other professional fees. These costs, which are not expected to be material to the transaction and are preliminarily expected to be approximately $30 million, have not been included in the unaudited pro forma combined financial statements.

NOTE C: ALLOCATION OF PURCHASE PRICE

  Certain matters are still pending that will have an effect on the ultimate allocation of the purchase price. Accordingly, the allocation of the purchase price has not been finalized and the portion of the purchase price allocated to goodwill and the identifiable intangibles (discussed below) is subject to change.

  The purchase price has been allocated as described in the table below:

   (IN MILLIONS)
   Net assets applicable to First Interstate's common stock at
    September 30, 1995........................................         $ 3,631
   Increase to First Interstate's net asset value at September
    30, 1995 as a result of estimated fair value adjustments,
    net of applicable income tax effects:
     Purchased Credit Card Relationships*.....................  $  100
     Purchased Mortgage Servicing Rights*.....................      50
     Core Deposit Intangibles*................................   1,350
                                                                ------
       Total estimated fair value adjustments.................           1,500
   Elimination of First Interstate's existing goodwill and
    identifiable intangibles..................................            (722)
                                                                       -------
       Total preliminary allocation of purchase price.........           4,409
   Goodwill due to the Acquisition............................           6,376
                                                                       -------
       Total purchase price...................................         $10,785
                                                                       =======

--------
* Amounts are adjusted to a net-of-tax basis using an estimated marginal tax rate of 42.4%.

  It is expected that about $700 million of costs related to premises, severance and other restructuring charges will be incurred in connection with the Acquisition. Of this amount approximately $400 million of costs relate to First Interstate's premises, employees and operations and will affect the final amount of goodwill as of the consummation of the Acquisition. The remaining amount of approximately $300 million of costs relate to Wells Fargo's premises, employees and operations as well as all costs relating to systems conversions and other indirect, integration costs and will be expensed, either upon consummation of the Acquisition or as incurred. Wells Fargo's estimate of $700 million in restructuring charges is in the range of restructuring charges announced in connection with other similar transactions and is based on the assumption that Wells Fargo's experience in integrating First Interstate's organization and operations will be similar to comparable transactions in the past.

            WELLS FARGO & COMPANY AND FIRST INTERSTATE BANCORP

                               (UNAUDITED)

  In addition, goodwill does not include the effect of a potential $200 million purportedly payable to FBS pursuant to the Reciprocal Stock Option Agreement and the Reciprocal Fee Letter. As stated in Note A above, Wells Fargo believes that the Reciprocal Stock Option Agreement and the Reciprocal Fee Letter are not permissible and should be invalidated, although the Offer and the Merger are not conditioned on such invalidation. See "Background of the Offer--Litigation."

NOTE D: CALCULATION OF GOODWILL ADJUSTMENT AND TOTAL GOODWILL DUE TO
ACQUISITION

   (IN MILLIONS)
   Purchase price...................................................... $10,785
   First Interstate total common stockholders' equity..................  (3,631)
   Net-of-tax identifiable intangibles.................................  (1,500)
   First Interstate net-of-tax existing identifiable intangibles.......      25
                                                                        -------
   Goodwill adjustment.................................................   5,679
   First Interstate existing goodwill..................................     697
                                                                        -------
   Total goodwill due to Acquisition................................... $ 6,376
                                                                        =======

  For purposes of the pro forma combined balance sheet, it has been assumed that the net book value of First Interstate's assets (excluding intangibles) minus liabilities approximates fair value.

NOTE E: OTHER ASSETS

  This amount includes an adjustment for identifiable intangibles of $2,562 million less a reduction in Wells Fargo's net deferred tax asset of $1,087 million. The identifiable intangible adjustment represents a gross identifiable intangibles balance of $2,605 million less First Interstate's existing intangibles balance of $43 million. The net deferred tax asset adjustment represents the deferred tax liability related to the gross identifiable intangibles of $1,105 million partially offset by the reversal of First Interstate's deferred tax liability of $18 million related to existing identifiable intangibles.

  The net-of-tax identifiable intangibles of $1,500 million are amortized over their estimated period of benefit (not exceeding 15 years) on an accelerated basis.

NOTE F: STOCKHOLDERS' EQUITY

  The purchase price of $10,785 million is reduced by First Interstate's common stockholders' equity of $3,631 million. Under the Offer, Wells Fargo will issue two-thirds of a share of Wells Fargo's common stock in exchange for each of the 75,727,000 shares of First Interstate's outstanding common stock (based on the number of Shares outstanding as of September 30, 1995). The price of Wells Fargo's stock on October 17, 1995 was $213 5/8; total par value of new common stock of Wells Fargo is $252 million. The remaining $10,533 million represents additional paid-in capital. First Interstate's preferred stock will be converted into Wells Fargo's preferred stock and First Interstate's treasury stock will be eliminated.

            WELLS FARGO & COMPANY AND FIRST INTERSTATE BANCORP

                               (UNAUDITED)

  Adjustments to stockholders' equity are as follows:

                                                           FIRST
                                              PURCHASE  INTERSTATE
                                               PRICE   COMMON EQUITY ADJUSTMENT
                                              -------- ------------- ----------
   (IN MILLIONS)
   Common stock.............................. $   252     $  (169)    $    83
   Additional paid-in capital................  10,533      (1,667)      8,866
   Retained earnings.........................              (2,436)     (2,436)
   Treasury stock............................                 642         642
   Net unrealized (gains) losses on avail-
    able-for-sale securities.................                  (1)         (1)
                                              -------     -------     -------
     Total common stockholders' equity....... $10,785     $(3,631)    $ 7,154
                                              =======     =======     =======

NOTE G: PURCHASE ACCOUNTING ADJUSTMENTS

  Adjustments are made to reflect the recording of intangibles as well as to eliminate any intangible balances previously recorded by First Interstate in accordance with the purchase method of accounting. It has been assumed that the net book value of First Interstate's assets (excluding intangibles) minus liabilities approximates fair value. The following purchase accounting adjustments are based on the best available information and are subject to change as new information becomes available. Purchase accounting adjustments will be booked on a gross basis with related adjustments to Wells Fargo's net deferred tax asset as follows:

                                                                 AMORTIZATION
                                                              ------------------
                                                              9 MONTHS   YEAR
                                                               ENDED     ENDED
                                          NET OF TAX  GROSS   9/30/95* 12/31/94*
                                          ---------- -------  -------- ---------
(IN MILLIONS)
DEBIT (CREDIT)
Goodwill and identifiable intangibles of
 First Interstate.......................    $ (722)  $  (740)   $(45)    $ (60)
Goodwill due to the Acquisition.........     6,376     6,376     191       255
Identifiable intangibles due to the Ac-
 quisition..............................     1,500     2,605     196       287
                                            ------   -------    ----     -----
                                             7,154     8,241     342       482
Adjustment to Wells Fargo net deferred
 tax asset related to purchase account-
 ing adjustments........................       --     (1,087)    (83)     (122)
                                            ------   -------    ----     -----
  Total.................................    $7,154   $ 7,154    $259     $ 360
                                            ======   =======    ====     =====

--------
* Goodwill due to the Acquisition is amortized on a straight-line basis over 25 years. Identifiable intangibles due to the Acquisition are amortized over their estimated period of benefit (not exceeding 15 years) on an accelerated basis.

                   DESCRIPTION OF WELLS FARGO CAPITAL STOCK

WELLS FARGO COMMON STOCK

  The Restated Certificate of Incorporation of Wells Fargo (the "Wells Fargo Certificate") provides that Wells Fargo has authority to issue 150,000,000 shares of Wells Fargo Common Stock. On October 31, 1995, Wells Fargo had 46,966,721 shares of Wells Fargo Common Stock issued and outstanding. In 1995, Wells Fargo authorized the continuation of certain stock repurchase programs. For a full description of these programs see "--Repurchases of Wells Fargo Common Stock."

  Holders of shares of Wells Fargo Common Stock are entitled to one vote per share for each share held. Subject to the rights of holders of shares of Wells Fargo's outstanding preferred stock (the "Wells Fargo Preferred Stock") (as described below), holders of shares of Wells Fargo Common Stock have equal rights to participate in dividends when declared and, in the event of liquidation, in the net assets of Wells Fargo available for distribution to stockholders. Wells Fargo may not declare any dividends on the Wells Fargo Common Stock unless full preferential amounts to which holders of Wells Fargo Preferred Stock are entitled have been paid or declared and set apart for payment upon all outstanding shares of Wells Fargo Preferred Stock. Wells Fargo is also subject to certain contractual and regulatory restrictions on the payment of dividends. See "Certain Regulatory Considerations."

  The holders of shares of Wells Fargo Common Stock do not have preemptive rights or preferential rights of subscription for any shares of Wells Fargo Common Stock or other securities of Wells Fargo. Outstanding shares of Wells Fargo Common Stock are, and shares to be issued pursuant to the Offer will be, validly issued, fully paid and nonassessable.

  First Chicago Trust Company of New York is the transfer agent and registrar for the Wells Fargo Common Stock.

REPURCHASES OF WELLS FARGO COMMON STOCK

  In April, 1995, the Wells Fargo Board of Directors authorized the repurchase of up to 4,957,991 shares of Wells Fargo Common Stock, representing 10 percent of Wells Fargo's outstanding Common Stock as of March 31, 1995. This authorization continues a repurchase program which Wells Fargo began in 1994, and is supplemental to the shares of Wells Fargo Common Stock Wells Fargo routinely buys to offset stock issued or expected to be issued under its employee benefit and dividend reinvestment plans. There is no scheduled date for completion of the repurchase program and it is expected that Wells Fargo will purchase shares from time to time, subject to market conditions. Wells Fargo does not anticipate that completion of the Acquisition will have an adverse impact on its ability to continue to repurchase stock.

  During the nine months ended September 30, 1995, Wells Fargo repurchased 3,785,927 shares (net of issuances of 720,627 shares) of Wells Fargo Common Stock. For the year ended December 31, 1994, Wells Fargo repurchased 4,560,944 shares (net of issuances of 561,653 shares) of Wells Fargo Common Stock.

WELLS FARGO PREFERRED STOCK

  The Wells Fargo Certificate provides that Wells Fargo is authorized to issue 25,000,000 shares of Wells Fargo Preferred Stock. The Wells Fargo Preferred Stock may be issued from time to time in one or more series and the Wells Fargo Board is authorized to determine or alter the powers, preferences and rights, and the qualifications, limitations or restrictions to be granted to or imposed upon the Wells Fargo Preferred Stock or any series thereof with respect to any wholly unissued class or series of Wells Fargo Preferred Stock, and to fix the number of shares constituting any such series and the designation thereof, or any of them. Thus, the Wells Fargo Board is authorized to establish, designate and fix with respect to each series of Wells Fargo Preferred Stock the specific designation of that series, the number of shares, the dividend rate, right of redemption and the price, terms and manner of redemption, special and relative rights on liquidation, sinking fund provisions, conversion rights and voting rights, all without further action by the holders of Wells Fargo Common Stock.

  Because Wells Fargo is a holding company, its rights, the rights of its creditors and of its stockholders, including the holders of the shares of the Wells Fargo Preferred Stock, to participate in any distribution of the assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent that Wells Fargo may itself be a creditor with recognized claims against the subsidiary. The principal source of Wells Fargo's revenues are dividends received from its banking and other subsidiaries. Various statutory provisions limit the amount of dividends its bank subsidiaries and certain nonbank subsidiaries can pay without regulatory approval, and various regulations can also restrict the payment of dividends. In addition, federal statutes limit the ability of its bank subsidiaries to make loans to Wells Fargo. See "--Certain Regulatory Considerations."

  The following is a brief description of certain terms of the outstanding series of Wells Fargo Preferred Stock. This description does not purport to be complete and is qualified in its entirety by reference to the Wells Fargo Certificate, including the certificate of designations with respect to each such series.

  The shares of Wells Fargo Preferred Stock now outstanding have preference over Wells Fargo Common Stock with respect to the payment of dividends and the distribution of assets in the event of liquidation, winding up or dissolution of Wells Fargo. Each of such series ranks on a parity with one another as to dividends and the distribution of assets upon liquidation, winding up or dissolution.

  Generally, the holders of each series of Wells Fargo Preferred Stock have no voting rights. However, if the equivalent of six quarterly dividends payable on a series of Wells Fargo Preferred Stock are in default, the number of directors of Wells Fargo will be increased by two and the holders of such outstanding series of Wells Fargo Preferred Stock together with the holders of shares of every other series of Wells Fargo Preferred Stock similarly entitled to vote for the election of two directors, acting together as a single class, will be entitled to elect two of the authorized number of members of the Wells Fargo Board at the next annual meeting and at each subsequent annual meeting of stockholders to serve until all dividends accumulated have been fully paid or set apart for payment. Each series of Wells Fargo Preferred Stock is listed on the NYSE.

  Wells Fargo Series B Preferred Stock. As of November 15, 1995, there were issued and outstanding 1,500,000 shares of Adjustable Rate Cumulative Preferred Stock, Series B, par value $5.00 per share (the "Wells Fargo Series B Preferred Stock"). The Wells Fargo Series B Preferred Stock is redeemable at the option of Wells Fargo, in whole or in part, through May 14, 1996 at a price of $51.50 per share and, thereafter, at $50 per share, plus accrued and unpaid dividends to the redemption date.

  Dividends on the Wells Fargo Series B Preferred Stock are cumulative and payable quarterly on the fifteenth day of February, May, August and November of each year at the rate of 76% of the highest of the three-month Treasury Bill discount rate, 10-year constant maturity Treasury security yield or 20-year constant maturity Treasury security yield, but in no event shall be less than 5.5% per annum or greater than 10.5% per annum. The average dividend rate was 5.7%, 5.6% and 6.2% during 1994, 1993 and 1992, respectively.

  Wells Fargo Series C Preferred Stock. As of November 15, 1995, there were issued and outstanding 477,500 shares of 9% Preferred Stock, Series C, par value $5.00 per share (the "Wells Fargo Series C Preferred Stock"), evidenced by 9,550,000 depositary shares, each representing a one-twentieth interest in a share of Wells Fargo Series C Preferred Stock. The Wells Fargo Series C Preferred Stock is redeemable at the option of Wells Fargo, in whole or in part, on and after October 24, 1996 at a price of $500 per share (equivalent to $25 per depositary share) plus accrued and unpaid dividends to the redemption date.

  Dividends on the Wells Fargo Series C Preferred Stock of $11.25 per share (9% annualized rate) are cumulative and are paid quarterly on the last day of each March, June, September and December (equivalent to $0.56 per annum per depositary share).

  Wells Fargo Series D Preferred Stock. As of November 15, 1995, there were issued and outstanding 350,000 shares of 8 7/8% Preferred Stock, Series D, par value $5.00 per share (the "Wells Fargo Series D

Preferred Stock"), evidenced by 7,000,000 depositary shares, each representing a one-twentieth interest in a share of Wells Fargo Series D Preferred Stock. The Wells Fargo Series D Preferred Stock is redeemable at the option of Wells Fargo, in whole or in part, on and after March 5, 1997 at a price of $500 per share (equivalent to $25 per depositary share) plus accrued and unpaid dividends to the redemption date.

  Dividends on the Wells Fargo Series D Preferred Stock of $11.09 per share (8 7/8% annualized rate) are cumulative and are paid quarterly on the last day of each March, June, September and December (equivalent to $0.55 per annum per depositary share).

CERTAIN REGULATORY CONSIDERATIONS

  SUPERVISION AND REGULATION. The following discussion addresses the regulatory framework applicable to bank holding companies and their subsidiaries, and provides certain specific information relevant to Wells Fargo. Regulation of financial institutions such as Wells Fargo and its subsidiaries is intended primarily for the protection of depositors, the deposit insurance funds of the FDIC and the banking system as a whole, and generally is not intended for the protection of stockholders or other investors.

  The following is a summary of certain statutes and regulations that apply to the operation of banking institutions. Changes in the applicable laws, and in their application by regulatory agencies, cannot necessarily be predicted, but they may have a material effect on the business and results of banking organizations, including Wells Fargo.

  As a bank holding company, Wells Fargo is subject to regulation, supervision and examination by the Federal Reserve Board under the BHCA. Under the BHCA, bank holding companies may not, in general, directly or indirectly acquire ownership or control of more than 5% of the voting shares of any company, including a bank or bank holding company, without the prior approval of the Federal Reserve Board. In addition, bank holding companies are generally prohibited from engaging in nonbanking (i.e., commercial or industrial) activities, subject to certain exceptions under the BHCA.

  Wells Fargo's banking subsidiaries, as national banking associations, are subject to regulation, supervision and examination by the OCC.

  Depository institutions are also affected by various state and federal laws, including those relating to consumer protection and similar matters, as well as by the fiscal and monetary policies of the Federal government and its agencies, including the Federal Reserve Board. An important purpose of these policies is to curb inflation and control recessions through control of the supply of money and credit. The Federal Reserve Board uses its powers to establish reserve requirements of depository institutions and to conduct open market operations in United States government securities so as to influence the supply of money and credit. These policies have a direct effect on the availability of bank loans and deposits and on interest rates charged on loans and paid on deposits, with the result that Federal policies have a material effect on the earnings of the banking subsidiaries, and, hence, Wells Fargo.

  Wells Fargo also has other financial services subsidiaries that are subject to regulation, supervision and examination by the Federal Reserve Board, as well as other applicable state and Federal regulatory agencies. For example, Wells Fargo's discount brokerage and asset management subsidiaries are subject to supervision and regulation by the Commission, the National Association of Securities Dealers, Inc. and state securities regulators; and Wells Fargo's insurance subsidiaries are subject to regulation by the insurance regulatory authorities of the various states. Other nonbank subsidiaries of Wells Fargo are subject to other laws and regulations of both the Federal government and the various states in which they are authorized to do business.

  DIVIDEND RESTRICTIONS. Wells Fargo is a legal entity separate and distinct from its banking and other subsidiaries. The principal source of cash flow of Wells Fargo, including cash flow to pay dividends on Wells

Fargo's common and preferred stock and debt service on Wells Fargo's debt, is dividends from its banking and other subsidiaries. Various federal and state statutes and regulations limit the amount of dividends that may be paid to Wells Fargo by its banking subsidiaries without regulatory approval.

  The approval of the OCC is required for the payment of any dividend by a national bank if the total of all dividends declared by the board of directors of such bank in any calendar year would exceed the total of (i) the bank's retained net profits (as defined and interpreted by regulation) for the current year plus (ii) the retained net profits (as defined and interpreted by regulation) for the preceding two years, less any required transfer to surplus or a fund for the retirement of any preferred stock. In addition, a national bank can pay dividends only to the extent that retained net profits (including the portion transferred to surplus) exceed bad debts (as defined and interpreted by regulation).

  In addition, if, in the opinion of the applicable Federal banking agency, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the institution, could include the payment of dividends) the agency may require, after notice and hearing, that such institution cease and desist from such practice. The OCC has indicated that paying dividends that would deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound practice. Moreover, under the Federal Deposit Insurance Act (the "FDI Act"), an insured depository institution may not pay any dividend if payment would cause it to become undercapitalized or once it is undercapitalized. See "--Regulatory Capital Standards and Related Matters." Also, the Federal bank regulatory agencies have issued policy statements which provide that FDIC-insured depository institutions and their holding companies should generally pay dividends only out of current operating earnings.

  HOLDING COMPANY STRUCTURE. Transactions Involving Banking
Subsidiaries. Wells Fargo's banking subsidiaries are subject to Federal Reserve Act restrictions which limit the transfer of funds or other items of value from such subsidiaries to Wells Fargo and (with certain exceptions) to Wells Fargo's nonbanking subsidiaries (together, "affiliates") in so-called "covered transactions." In general, covered transactions include loans and other extensions of credit, investments and asset purchases, as well as other transactions involving the transfer of value from a banking subsidiary to an affiliate or for the benefit of an affiliate. Unless an exemption applies, covered transactions by a banking subsidiary with any one of its affiliates is limited in amount to 10% of that banking subsidiary's capital and surplus (as defined and interpreted by regulation) and, with respect to covered transactions with all affiliates, in the aggregate, to 20% of that banking subsidiary's capital and surplus. Furthermore, loans and extensions of credit to affiliates generally are required to be secured in specified amounts.

  Source of Strength Doctrine. Under Federal Reserve Board policy, a bank holding company is expected to serve as a source of financial and managerial strength to each of its subsidiary banks and, under appropriate circumstances, to commit resources to support each such subsidiary bank. This support may be required by the Federal Reserve Board at times when Wells Fargo may not have the resources to provide it or, for other reasons, would not otherwise be inclined to provide it. Certain loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits in, and certain other indebtedness of, the subsidiary bank. In addition, in the event of a bank holding company's bankruptcy, any commitment by a bank holding company to a Federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

  Depositor Preference. The FDI Act provides that, in the event of the "liquidation or other resolution" of an insured depository institution, the claims of depositors of such institution (including claims by the FDIC as subrogee of insured depositors) and certain claims for administrative expenses of the FDIC as a receiver would be afforded a priority over other general unsecured claims against such an institution. If an insured depository institution fails, insured and uninsured depositors, along with the FDIC, will be placed ahead of unsecured, nondeposit creditors, including a parent holding company such as Wells Fargo, in order of priority of payment.

  Liability of Commonly Controlled Institutions. Under the FDI Act, an insured depository institution that is under common control with another insured depository institution is generally liable for any loss incurred, or reasonably anticipated to be incurred, by the FDIC in connection with the default of such commonly controlled institution, or any assistance provided by the FDIC to any such commonly controlled institution that is in danger of default. The term "default" is defined generally to mean the appointment of a conservator or receiver and the term "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance.

  REGULATORY CAPITAL STANDARDS AND RELATED MATTERS. Capital Guidelines. The Federal Reserve Board, the FDIC and the OCC have adopted substantially similar risk-based and leverage capital guidelines for United States banking organizations. The guidelines establish a systematic, analytical framework that makes regulatory capital requirements sensitive to differences in risk profiles among banking organizations, takes off-balance sheet exposure into account in assessing capital adequacy and reduces disincentives to holding liquid, low-risk assets. The risk-based capital ratio is determined by classifying assets and specified off-balance sheet financial instruments into weighted categories with higher levels of capital being required for categories perceived as representing greater risk. The Federal bank regulatory agencies have indicated that in assessing the capital adequacy of a banking organization they will consider, among other things, interest rate risk, and are each considering a proposal to incorporate an explicit mechanism by which interest rate risk would be incorporated into the risk-based capital standards. Federal Reserve Board policy also provides that banking organizations generally, and, in particular, those that are experiencing internal growth or actively making acquisitions, are expected to maintain capital positions that are substantially above the minimum supervisory levels, without significant reliance on intangible assets.

  Under these risk-based capital standards, the minimum consolidated ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as standby letters of credit) required by the Federal Reserve Board for bank holding companies, such as Wells Fargo, is currently 8%. At least one-half of the total capital must be comprised of common equity, retained earnings, qualifying noncumulative perpetual preferred stock, a limited amount of qualifying cumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, less certain items such as goodwill and certain other intangible assets ("Tier I capital"). The remainder may consist of qualifying hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, preferred stock that does not qualify as Tier I capital and a limited amount of loan and lease loss reserves ("Tier II capital"). As of September 30, 1995, Wells Fargo's Tier I and total capital to risk-adjusted assets ratios were 8.56% and 12.25%, respectively. At September 30, 1995, on a pro forma combined basis after giving effect to the Acquisition on a purchase accounting basis, Wells Fargo's estimated consolidated Tier I capital and total capital to risk-adjusted assets ratios would be 7.90% and 11.24%, respectively.

  In addition to the risk-based standard, Wells Fargo is subject to minimum leverage ratio guidelines. The leverage ratio is defined to be the ratio of a bank holding company's Tier I capital to its total consolidated quarterly average assets less goodwill and certain other intangible assets (the "Leverage Ratio"). These guidelines provide for a minimum Leverage Ratio of 3% for bank holding companies that have the highest supervisory rating. All other bank holding companies must maintain a minimum Leverage Ratio of at least 4% to 5%. Neither Wells Fargo nor any of its banking subsidiaries has been advised by the appropriate Federal banking regulator of any specific Leverage Ratio applicable to it. As of September 30, 1995, Wells Fargo's Leverage Ratio was 6.93%. At September 30, 1995, on a pro forma combined basis after giving effect to the Acquisition on a purchase accounting basis, Wells Fargo's estimated consolidated Leverage Ratio would be 6.56%.

  The reductions in Wells Fargo's pro forma combined capital ratios are due to the effect of First Interstate's capital ratios, which are lower than Wells Fargo's.

  Wells Fargo's banking subsidiaries are also subject to capital requirements substantially similar to those imposed by the Federal Reserve Board on bank holding companies. As of September 30, 1995, each of Wells Fargo's banking subsidiaries had capital in excess of the foregoing minimum regulatory ratio requirements.

  Prompt Corrective Action. The FDI Act requires the federal banking agencies to take "prompt corrective action" in respect of FDIC-insured depository institutions that do not meet minimum capital requirements. A depository institution's treatment for purposes of the prompt corrective action provisions will depend upon how its capital levels compare to various relevant capital measures and certain other factors, as established by regulation.

  The OCC has adopted regulations establishing relevant capital measures and relevant capital levels. The relevant capital measures are the total capital ratio, Tier 1 capital ratio and the Leverage Ratio. Under the regulations, a national bank will be: (i) "well capitalized" if it has a total capital ratio of 10% or greater, a Tier 1 capital ratio of 6% or greater and a Leverage Ratio of 5% or greater and is not subject to any order or written directive by any such regulatory authority to meet and maintain a specific capital level for any capital measure; (ii) "adequately capitalized" if it has a total capital ratio of 8% or greater, a Tier 1 capital ratio of 4% or greater and a Leverage Ratio of 4% or greater (3% in certain circumstances) and is not "well capitalized," (iii) "undercapitalized" if it has a total capital ratio of less than 8%, a Tier 1 capital ratio of less than 4% or a Leverage Ratio of less than 4% (3% in certain circumstances); (iv) "significantly undercapitalized" if it has a total capital ratio of less than 6%, a Tier 1 capital ratio of less than 3% or a Leverage Ratio of less than 3%; and (v) "critically undercapitalized" if its tangible equity is equal to or less than 2% of average quarterly tangible assets. In addition, a bank's primary federal banking agency is authorized to downgrade the bank's capital category to the next lower category upon a determination that the bank is in an unsafe or unsound condition or is engaged in an unsafe or unsound practice. An unsafe or unsound practice can include receipt by the institution of a less than satisfactory rating on its most recent examination with respect to its asset quality, management, earnings or liquidity. As of September 30, 1995, all of Wells Fargo's subsidiary banks had capital levels that qualify them as "well capitalized" under such regulations.

  The FDI Act generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would therefore be "undercapitalized." "Undercapitalized" depository institutions are subject to limitations on, among other things, asset growth; acquisitions; branching; new business lines; acceptance of brokered deposits; and borrowings from the Federal Reserve System and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of (i) an amount equal to 5% of the depository institution's total assets at the time it became "undercapitalized," and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it is "significantly undercapitalized." "Significantly undercapitalized" depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become "adequately capitalized," requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. "Critically undercapitalized" institutions are subject to the appointment of a receiver or conservator.

  FDIC Insurance. On August 8, 1995, the FDIC amended its regulations on insurance assessments to establish an assessment rate schedule that ranged from 4 to 31 cents per $100 of insured deposits in replacement of the previous schedule of 23 to 31 cents (based on each institution's assigned risk classification) per $100 of insured deposits for institutions whose deposits are subject to assessment by the Bank Insurance Fund ("BIF"). All of Wells Fargo's insured deposits are subject to assessments payable to BIF. This BIF schedule became effective on June 1, 1995, the first day of the month after the month in which BIF reached its "designated reserve ratio" of 1.25% of total estimated insured deposits. Assessments collected under the previous assessment schedule in excess of the amount due under the new schedule were refunded, with interest, from the effective date of the new schedule. Wells Fargo's subsidiary banks received an aggregate refund of approximately $23 million. An institution's risk classification is based on an assignment of the institution by the FDIC to one of three capital groups and to one of three supervisory subgroups. The capital groups are "well capitalized," "adequately capitalized" and "undercapitalized." The three supervisory subgroups are Group "A" (for financially solid institutions with only a few minor weaknesses), Group "B" (for those institutions with weaknesses which, if uncorrected, could cause substantial deterioration of the institution and increase the risk to the deposit insurance fund) and Group "C" (for those institutions with a substantial probability of loss to the fund absent effective corrective action).

  On November 14, 1995, the Board of Directors of the FDIC approved a further reduction in the assessment schedule for BIF deposits. Effective January 1, 1996, the assessment schedule now ranges from 0 to 27 cents per $100 of deposits subject to BIF assessments, based on each institution's risk classification.

  Various legislative proposals regarding the future of BIF and the SAIF have recently been reported, which generally provide for a special assessment on SAIF deposits. While the ultimate outcome of the legislative process cannot be predicted, Wells Fargo does not expect these proposals to have an effect on its financial condition. Wells Fargo's bank subsidiaries currently hold no deposits subject to assessments payable to SAIF.

  As part of the currently pending Budget Reconciliation Act for fiscal year 1996, the House-Senate Conference Committee has proposed an assessment on all FDIC-insured depository institutions to provide funds for payment of interest on Financing Corporation debt when due. If enacted, this proposal would result in minimum BIF insurance premiums which are expected to be approximately 2.5 cents on each $100 in deposits subject to BIF assessments.

  INTERSTATE BANKING AND OTHER RECENT LEGISLATION. Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act"), which became effective on September 29, 1995, bank holding companies are permitted to acquire banks located in any state regardless of the state law in effect at the time. The Interstate Act also provides for the nationwide interstate branching of banks. Under the Interstate Act, both national and state-chartered banks will be permitted to merge across state lines (and thereby create interstate branches) commencing on June 1, 1997. States are permitted to "opt-out" of the interstate branching authority by taking action prior to the commencement date. States may also "opt-in" early (i.e., prior to June 1, 1997) to the interstate branching provisions.

  In addition to the matters discussed above, there have been proposed a number of legislative and regulatory proposals designed to strengthen the Federal deposit insurance system and to improve the overall financial stability of the U.S. banking system, and to provide for other changes in the bank regulatory structure, including proposals to reduce regulatory burdens on banking organizations and to expand the nature of products and services banks and bank holding companies may offer. It is impossible to predict whether or in what form these proposals may be adopted in the future, and, if adopted, what their effect will be on Wells Fargo.

    COMPARISON OF RIGHTS OF HOLDERS OF SHARES AND WELLS FARGO COMMON STOCK

  Pursuant to the Offer, stockholders of First Interstate who elect to receive Wells Fargo Common Stock in exchange for Shares will become stockholders of Wells Fargo. The following is a summary of certain similarities and all material differences between the rights of holders of Shares and the rights of holders of Wells Fargo Common Stock. As each of First Interstate and Wells Fargo is organized under the laws of Delaware, these differences arise solely from various provisions of the certificate of incorporation and by-laws of each of First Interstate and Wells Fargo and the Rights Agreement.

  The following summary does not purport to be a complete statement of the rights of stockholders under First Interstate's Composite Certificate of Incorporation (the "First Interstate Certificate"), the Bylaws of First Interstate (the "First Interstate Bylaws") and the Rights Agreement as compared with the rights of Wells Fargo's stockholders under the Wells Fargo Certificate and the Bylaws of Wells Fargo, as amended April 18, 1995 (the "Wells Fargo Bylaws"), or a complete description of the specific provisions referred to herein. The summary is qualified in its entirety by reference to the governing corporate instruments of First Interstate and Wells Fargo, to which stockholders are referred.

SPECIAL MEETINGS OF STOCKHOLDERS

  Under Delaware law, special meetings of the stockholders may be called by the board of directors or such other persons as may be authorized by the certificate of incorporation or bylaws. The First Interstate Bylaws provide that a special meeting may also be called by the Chairman of the Board, or in his absence or when the office of Chairman of the Board is vacant, by the President, and shall be called by the Chairman of the Board, or in his absence or when the office of Chairman of the Board is vacant, by the President, or the Secretary, at the request in writing of stockholders owning a majority of the outstanding capital stock entitled to vote. The Wells Fargo Bylaws provide that a special meeting may also be called by the Chairman of the Board, the President, the Chief Executive Officer (if other than the Chairman of the Board or the President), or one or more stockholders holding not less than 10% of the voting power of the corporation.

NUMBER OF DIRECTORS

  Under Delaware law, the number of directors shall be fixed by or in the manner provided in the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment to the certificate. The First Interstate Bylaws provide that the First Interstate Board is to consist of not less than three nor more than 26 directors, as shall be determined by resolution of the Board. The Wells Fargo Bylaws provide that the Wells Fargo Board of Directors is to consist of not less than ten nor more than 20 directors, the exact number to be fixed from time to time by a bylaw adopted by the stockholders or by the Board of Directors, but until some other number is so fixed, the number of directors shall be 14.

ADVANCE NOTICE OF STOCKHOLDER NOMINATIONS OF DIRECTORS

  Under the First Interstate Bylaws, nominations of persons for election to the First Interstate Board may be made at a meeting of stockholders by any stockholder, provided that the Secretary of First Interstate receives written notice not less than 30 days nor more than 60 days prior to the meeting. If less than 40 days' notice or prior public disclosure of the date of the meeting is given or made by First Interstate to stockholders, the notice of a nomination must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure was made. Notices of nominations, among other things, must state the nominee's name, age, business and residential address and principal occupation and employment, as well as the class and number of Shares of First Interstate beneficially owned by such nominee and any other information about the nominee required to be disclosed in solicitations for proxies for the election of directors pursuant to Rule 14a of the Exchange Act. In addition, the notice must state the name and record address of the nominating stockholder and the class and number of shares of First Interstate beneficially owned by the stockholder. The Wells Fargo Bylaws do not contain any similar advance notice provisions for the nomination of directors.

STOCKHOLDER PROPOSAL PROCEDURES

  Under the First Interstate Bylaws, business is properly brought before an annual meeting if the Secretary of First Interstate receives written notice not less than 30 days nor more than 60 days prior to the annual meeting. If less than 40 days' notice or prior public disclosure of the date of the annual meeting is given or made by First Interstate to stockholders, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure was made. Stockholder notices must state, among other things, a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, the name and record address of the stockholder proposing the business, the class and number of shares of First Interstate beneficially owned by the stockholder and any material interest in such business. The Wells Fargo Bylaws do not contain any similar advance notice provisions for stockholder proposals.

INDEMNIFICATION

  Both the First Interstate Bylaws and the Wells Fargo Bylaws provide for the indemnification of directors, officers and persons serving at the request of the respective corporations as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise to the fullest extent authorized by the DGCL. The Wells Fargo Bylaws also mandatorily extend this right to indemnification to all employees of Wells Fargo, whereas the First Interstate Bylaws provide that this right to indemnification may only be extended to employees and agents by action of the First Interstate Board.

CERTAIN VOTING RIGHTS FOR MERGERS

  Under Delaware law, any merger, consolidation or sale of all or substantially all of the assets of a corporation requires the approval of the holders of a majority (unless the certificate of incorporation requires a higher percentage) of the outstanding shares of such corporation entitled to vote thereon. Neither the First Interstate Certificate nor the Wells Fargo Certificate requires a higher percentage.

CUMULATIVE VOTING

  Under Delaware law, stockholders of a corporation are not entitled to cumulate their votes in the election of directors unless the corporation's certificate of incorporation so provides. Neither the First Interstate Certificate nor the Wells Fargo Certificate provides for cumulative voting.

REMOVAL OF DIRECTORS; FILLING VACANCIES ON THE BOARD OF DIRECTORS

  Under Delaware law, any or all directors of a corporation which does not have cumulative voting or a classified board may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors, unless such corporation's certificate of incorporation provides otherwise. Neither the First Interstate Certificate nor the Wells Fargo certificate provides otherwise.

  Under Delaware law, vacancies and newly-created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors in office. Under both the First Interstate Bylaws and the Wells Fargo Bylaws, such vacancies and newly-created directorships may also be filled by the stockholders of the respective corporations.

STOCKHOLDER ACTION BY WRITTEN CONSENT

  Under Delaware law, unless otherwise provided in the certificate of incorporation, any action which may be taken at any annual or special meeting may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Neither the First Interstate Certificate nor the Wells Fargo Certificate contains provisions to the contrary.

AMENDMENT OF BYLAWS

  Under Delaware law, the power to adopt, amend or repeal bylaws is vested in the stockholders unless the certificate of incorporation confers the power to adopt, amend or repeal bylaws upon the directors as well. Both the First Interstate Certificate and the Wells Fargo Certificate confer such power on their respective boards of directors.

CLASSIFICATION OF BOARD OF DIRECTORS

  Delaware law permits (but does not require) a certificate of incorporation to provide that a board of directors be divided into classes, with each class having a term of office longer than one year but not longer than three years. Neither the First Interstate Certificate nor the Wells Fargo Certificate provides for classes of directors.

                          MARKET PRICES AND DIVIDENDS

WELLS FARGO

  The Wells Fargo Common Stock is listed and principally traded on the NYSE and is also listed on the PSE, London Stock Exchange and Frankfurt Stock Exchange. The following table sets forth the range of high and low sales prices as reported on the NYSE Composite Tape, together with the per share dividends declared by Wells Fargo, during the periods indicated.

                                                        PRICE RANGE
                                                     -----------------
QUARTER                                                HIGH     LOW    DIVIDENDS
-------                                              -------- -------- ---------
1993:
  First............................................. $109 1/2 $ 75 1/2   $0.50
  Second............................................  120       95 3/4    0.50
  Third.............................................  127 3/8  107 1/4    0.50
  Fourth............................................  133      105 7/8    0.75
1994:
  First............................................. $147 1/2 $127 5/8   $1.00
  Second............................................  159 1/2  136 5/8    1.00
  Third.............................................  160 3/8  145 1/8    1.00
  Fourth............................................  149 5/8  141        1.00
1995:
  First............................................. $160 5/8 $143 3/8   $1.15
  Second............................................  185 7/8  157        1.15
  Third.............................................  189      177 3/4    1.15
  Fourth (through December 29, 1995)................  230 1/4  186 7/8    1.15

  On October 17, 1995, the last trading day prior to public announcement of the Original Proposal, the closing sales price per share of Wells Fargo Common Stock was $213 5/8. On October 18, 1995, the trading day of the announcement of the Original Proposal, such price was $229. On November 10, 1995, the last trading day prior to announcement of the Offer, such price was $215 3/8. On December 29, 1995, the last trading day prior to the date of this preliminary prospectus, such price was $216. Past price performance is not necessarily indicative of likely future price performance. Holders of Shares are urged to obtain current market quotations for shares of Wells Fargo Common Stock.

  In January 1995, Wells Fargo increased the quarterly dividend on the Wells Fargo Common Stock to $1.15 per share.

  Holders of Wells Fargo Common Stock are entitled to receive dividends from funds legally available therefor when, as and if declared by the Board of Directors of Wells Fargo. Although the Board of Directors of Wells Fargo presently intends to continue the policy of paying quarterly cash dividends, future dividends of Wells Fargo will depend upon the earnings of Wells Fargo and its subsidiaries, their financial condition and other factors including applicable governmental regulations and policies. See "Description Of Wells Fargo Capital Stock--Certain Regulatory Considerations." The Board of Directors will continue to determine dividends consistent with past practice by considering the factors listed above and expects that dividends will continue to be paid in amounts consistent with prior levels. As the factors used to determine dividends necessarily involve a number of future contingencies to which all companies are subject, there can be no certainty that dividends of the combined entity will equal Wells Fargo's current dividend rate per share.

FIRST INTERSTATE

  The Shares are listed and principally traded on the NYSE and are also listed on the Boston Stock Exchange, Cincinnati Stock Exchange, Midwest Stock Exchange, Philadelphia-Baltimore-Washington Stock Exchange and the PSE. The following table sets forth the range of high and low sales prices as reported on the NYSE Composite Tape, together with the per Share dividends declared by First Interstate, during the periods indicated.

                                                        PRICE RANGE
                                                     -----------------
QUARTER                                                HIGH     LOW    DIVIDENDS
-------                                              -------- -------- ---------
1993:
  First............................................. $ 58 7/8 $ 44 1/2   $0.30
  Second............................................   64 1/2   52 1/2    0.40
  Third.............................................   67       58 3/8    0.40
  Fourth............................................   68       53 1/2    0.50
1994:
  First............................................. $ 79 1/8 $ 62 3/8   $0.50
  Second............................................   85       71 3/4    0.75
  Third.............................................   84 1/8   72        0.75
  Fourth............................................   81 1/2   66 7/8    0.75
1995:
  First............................................. $ 82 1/8 $ 68 5/8   $0.75
  Second............................................   88 1/4   75 1/8    0.75
  Third.............................................  103       79 3/4    0.80
  Fourth (through December 29, 1995)................  141 3/8  100 1/8    0.80

  On October 17, 1995, the last trading day prior to public announcement of the Original Proposal, the closing sales price was $106 per Share. On October 18, 1995, the trading day of the announcement of the Original Proposal, such price was $140 1/4. On November 10, 1995, the last trading day prior to the announcement of the Offer, such price was $134 3/4. On December 29, 1995, the last trading day prior to the date of this preliminary prospectus, such price was $137 5/8. Past price performance is not necessarily indicative of likely future price performance. Holders of Shares are urged to obtain current market quotations for Shares.

  In July 1995, First Interstate increased the quarterly dividend on the Shares to $0.80 per Share.

  Holders of Shares are entitled to receive dividends from funds legally available therefor when, as and if declared by the First Interstate Board. Future dividends of First Interstate will depend upon the earnings of First Interstate and its subsidiaries, their financial condition and other factors including applicable governmental regulations and policies.

  The Rights are listed on the NYSE, but are currently attached to all outstanding Shares and may not be traded separately. As a result, the sales prices per Share set forth above are also the high and low sales prices per Share and associated Right during such periods. Upon occurrence of the First Interstate Distribution Date, the Rights are to trade separately from the Shares. According to the First Interstate Schedule 14D-9, the First Interstate Board determined to postpone the occurrence of the First Interstate Distribution Date as a result of the public announcement of the Offer until such later date as determined by the First Interstate Board.

                     VALIDITY OF WELLS FARGO COMMON STOCK

  The validity of the shares of Wells Fargo Common Stock offered hereby will be passed upon for Wells Fargo by Sullivan & Cromwell, 125 Broad Street, New York, New York 10004.

                                    EXPERTS

  The consolidated financial statements of Wells Fargo & Company as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                  SCHEDULE A

DIRECTORS AND EXECUTIVE OFFICERS OF WELLS FARGO

  The following table sets forth the name, business address and the present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment is carried on, of the directors and executive officers of Wells Fargo.

             DIRECTORS AND EXECUTIVE OFFICERS OF WELLS FARGO

        NAME AND PRINCIPAL                     PRESENT OFFICE OR OTHER
         BUSINESS ADDRESS*               PRINCIPAL OCCUPATION OR EMPLOYMENT
-----------------------------------  -------------------------------------------

H. Jesse Arnelle...................  Director; Senior Partner of Arnelle,
 Arnelle, Hastie, McGee, Willis &    Hastie, McGee, Willis & Greene
 Greene
 1 Market Plaza
 Spear Street Tower, 39th Floor
 San Francisco, California 94105

William R. Breuner.................  Director; Retired Chairman of the Board of
 The Moraga Professional Center      the John Breuner Company
 1042 Country Club Drive, Suite 2C
 Moraga, California 94556

William S. Davila..................  Director; President Emeritus of The Vons
 The Vons Companies, Inc.            Companies, Inc.
 618 Michillinda Avenue
 Arcadia, California 91007

Rayburn S. Dezember................  Director; Retired Chairman of the Board of
 5401 California Avenue              Central Pacific Corp.
 Bakersfield, California 93309

Paul Hazen.........................  Chairman of the Board and Chief Executive
                                     Officer

Robert K. Jaedicke.................  Director; Professor (Emeritus) of
 Graduate School of Business, Room   Accounting and Former Dean of the Graduate
 289                                 School of Business, Stanford University
 Stanford University
 Stanford, California 94305

Ellen M. Newman....................  Director; President, Ellen Newman
 Ellen Newman Associates             Associates
 323 Geary Street, Suite 507
 San Francisco, California 94102

Philip J. Quigley..................  Director; Chairman, President and Chief
 Pacific Telesis Group               Executive Officer of Pacific Telesis Group
 130 Kearney Street, 37th Floor
 San Francisco, California 94108

Carl E. Reichardt..................  Director; Retired Chairman of the Board


Donald B. Rice.....................  Director; President and Chief Operating
 Teledyne, Inc.                      Officer of Teledyne, Inc.
 2049 Century Park East, 15th Floor
 Los Angeles, California 90067

        NAME AND PRINCIPAL                    PRESENT OFFICE OR OTHER
        BUSINESS ADDRESS*               PRINCIPAL OCCUPATION OR EMPLOYMENT
----------------------------------  -------------------------------------------
Susan G. Swenson..................  Director; President and Chief Executive
 Cellular One                       Officer of Cellular One
 651 Gateway Boulevard, Suite 1500
 South San Francisco, California
 94080

Chang-Lin Tien....................  Director; Chancellor of the University of
 Office of the Chancellor           California, Berkeley
 200 California Hall
 University of California
 Berkeley, California 94720

John A. Young.....................  Director; Retired President and Chief
 Hewlett-Packard Company            Executive Officer of Hewlett-Packard
 3200 Hillview Avenue               Company
 Palo Alto, California 94304

William F. Zuendt.................  Director; President and Chief Operating
                                    Officer

Michael J. Gillfillan.............  Vice Chairman

Charles M. Johnson................  Vice Chairman
 2030 Main Street, Suite 900
 Irvine, California 92714

Clyde W. Ostler...................  Vice Chairman

Rodney L. Jacobs..................  Vice Chairman and Chief Financial Officer

Leslie L. Altick..................  Executive Vice President and Director of
 343 Sansome Street                 Corporate Communications
 San Francisco, California 94163

Patricia R. Callahan..............  Executive Vice President and Personnel
                                    Director

Frank A. Moeslein.................  Executive Vice President and Controller
 343 Sansome Street
 San Francisco, California 94163

Guy Rounsaville, Jr...............  Executive Vice President, Chief Counsel and
                                    Secretary

Ross J. Kari......................  Executive Vice President and General
                                    Auditor

Eric D. Shand.....................  Executive Vice President and Chief Loan
 111 Sutter Street                  Examiner
 San Francisco, California 94163

--------

* Unless otherwise indicated, the principal business address of each director and executive officer is Wells Fargo & Company, 420 Montgomery Street, San Francisco, California 94163.

                                  SCHEDULE B

              SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

(a) Notwithstanding any other provisions of this chapter, a corporation shall not engage in any business combination with any interested stockholder for a period of 3 years following the time that such stockholder became an interested stockholder, unless:

  (1) prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

  (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

  (3) At or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

(b) The restrictions contained in this section shall not apply if:

  (1) the corporation's original certificate of incorporation contains a provision expressly electing not be governed by this section;

  (2) the corporation, by action of its board of directors, adopts an amendment to its bylaws within 90 days of the effective date of this section, expressly electing not to be governed by this section, which amendment shall not be further amended by the board of directors;

  (3) the corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by this section, provided that, in addition to any other vote required by law, such amendment to the certificate of incorporation or bylaws must be approved by the affirmative vote of a majority of the shares entitled to vote. An amendment adopted pursuant to this paragraph shall be effective immediately in the case of a corporation that both (i) has never had a class of voting stock that falls within any of the three categories set out in subsection (b)(4) hereof, and (ii) has not elected by a provision in its original certificate of incorporation or any amendment thereto to be governed by this section. In all other cases, an amendment adopted pursuant to this paragraph shall not be effective until 12 months after the adoption of such amendment and shall not apply to any business combination between such corporation and any person who became an interested stockholder of such corporation on or prior to such adoption. A bylaw amendment adopted pursuant to this paragraph shall not be further amended by the board of directors;

  (4) the corporation does not have a class of voting stock that is (i) listed on a national securities exchange, (ii) authorized for quotation on The NASDAQ Stock Market or (iii) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder;

  (5) a stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and (ii) would not, at any time within the 3 year period immediately prior to a business combination between the corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership;

  (6) the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this paragraph; (ii) is with or by a person who either was not an interested stockholder during the previous 3 years or who became an interested stockholder with the approval of the corporation's board of directors or during the period described in paragraph (7) of this subsection (b); and (iii) is approved or not opposed by a majority of the members of the board of directors then in office (but not less than 1) who were directors prior to any person becoming an interested stockholder during the previous 3 years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the corporation (except for a merger in respect of which, pursuant to section 251(f) of the chapter, no vote of the stockholders of the corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as a part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation (other than to any direct or indirect wholly-owned subsidiary or to the corporation) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; or (z) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of the corporation. The corporation shall give not less than 20 days notice to all interested stockholders prior to the consummation of any of the transactions described in clauses (x) or (y) of the second sentence of this paragraph; or

  (7) The business combination is with an interested stockholder who became an interested stockholder at a time when the restrictions contained in this section did not apply by reason of any paragraphs (1) through (4) of this subsection (b), provided, however, that this paragraph (7) shall not apply if, at the time such interested stockholder became an interested stockholder, the corporation's certificate of incorporation contained a provision authorized by the last sentence of this subsection (b).

  Notwithstanding paragraphs (1), (2), (3) and (4) of this subsection, a corporation may elect by a provision of its original certificate of incorporation or any amendment thereto to be governed by this section; provided that any such amendment to the certificate of incorporation shall not apply to restrict a business combination between the corporation and an interested stockholder of the corporation if the interested stockholder became such prior to the effective date of the amendment.

(c) As used in this section only, the term:

  (1) "affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, or in controlled by, or is under common control with, another person.

  (2) "associate," when used to indicate a relationship with any person, means
(i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock, (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

  (3) "business combination," when used in reference to any corporation and any interested stockholder of such corporation, means:

    (i) any merger or consolidation of the corporation or any direct or indirect majority-owned subsidiary of the corporation with (A) the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation subsection (a) of this section is not applicable to the surviving entity;

    (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of such corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation;

    (iii) any transaction which results in the issuance or transfer by the corporation or by any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or of such subsidiary to the interested stockholder, except (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such,
  (B) pursuant to a merger under Section 251(g) of this title; (C) pursuant to a dividend to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of such corporation subsequent to the time the interested stockholder became such, (D) pursuant to an exchange offer by the corporation to purchase stock made on the same terms to all holders of said stock, or (E) any issuance or transfer of stock by the corporation, provided however, that in no case under (C)-(E) above shall there be an increase in the interested stockholder's proportionate share of the stock of any class or series of the corporation or of the voting stock of the corporation;

    (iv) any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

    (v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subparagraphs (i)-(iv) above) provided by or through the corporation or any direct or indirect majority owned subsidiary.

  (4) "control," including the term "controlling," "controlled by" and "under common control with," means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

  (5) "interested stockholder" means any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that
(i) is the owner of 15% or more of the outstanding voting stock of the corporation, or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; provided, however, that the term "interested stockholder" shall not include (x) any person who (A) owned shares in excess of the 15% limitation set forth herein as of, or acquired such shares pursuant to a tender offer commenced prior to, December 23, 1987, or pursuant to an exchange offer announced prior to the aforesaid date and commenced within 90 days thereafter and either (I) continued to own shares in excess of such 15% limitation or would have but for action by the corporation or (II) is an affiliate or associate of the corporation and so continued (or so would have continued but for action by the corporation) to be the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such a person is an interested stockholder or (B) acquired said shares from a person described in (A) above by gift, inheritance or in a transaction in which no consideration was exchanged; or (y) any person whose ownership of shares in excess of the 15% limitation set forth herein in the result of action taken solely by the corporation provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of paragraph (8) of this subsection but shall not include any other unissued stock of such corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

  (6) "person" means any individual, corporation, partnership, unincorporated association or other entity.

  (7) "Stock" means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

  (8) "Voting stock" means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity.

  (9) "owner" including the terms "own" and "owned" when used with respect to any stock means a person that individually or with or through any of its affiliates or associates:

    (i) beneficially owns such stock, directly or indirectly; or

    (ii) has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person's affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person's right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

    (iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of clause (ii) of this paragraph), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(d) No provision of a certificate of incorporation or bylaw shall require, for any vote of stockholders required by this section a greater vote of stockholders than that specified in this section.

(e) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all matters with respect to this section. (Last amended by Ch. 79, L. '95, eff. 7-1-95.)

  Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and Rights and any other required documents should be sent or delivered by each stockholder of First Interstate or his broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at one of its addresses set forth below.

                              THE EXCHANGE AGENT:
                                 [Insert Name]

                               TELEPHONE NUMBER:
                                    [     ]
                                (call collect)

   By Mail: [To Come]       Facsimile Transmission         By Hand or
                                 Copy Numbers:         Overnight Courier:
                                    [    ]                  [To Come]
                                    [    ]


                        Confirm Facsimile by Telephone:
                                    [    ]
                                    [    ]

  Any questions or requests for assistance or additional copies of the Prospectus, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager[s] at their respective telephone numbers and locations listed below. You may also contact your local broker, commercial bank, trust company or nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.

                         77 Water Street, 20th Floor
                          New York, New York 10005
               Banks and Brokers Call Collect: (212) 269-5550
                  All Others Call Toll-Free: 1-800-431-9646

                The Dealer Manager[s] for the Offer [is] [are]:

                                   [To Come]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  As permitted by Section 102(b)(7) of the DGCL, Article Fifth of the Wells Fargo Certificate (Exhibit 3.1 hereto) eliminates the monetary liability of a director to the corporation or its stockholders for breach of fiduciary duty as a director, with the following exceptions, as required by Delaware law: (i) breach of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) payment of unlawful dividends or the making of unlawful stock purchases or redemptions; or (iv) any transaction from which the director derived an improper personal benefit.

  In addition, under Section 145 of the DGCL, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed Proceeding (other than an action by or in the right of the corporation) if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of the corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of any threatened, pending or completed action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that a court determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.
Article IV of the Wells Fargo By-laws (Exhibit 3.2 hereto) provides for indemnification of its directors, officers, employees, and other agents to the fullest extent permitted by the DGCL.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  3.1    Restated Certificate of Incorporation of the Registrant dated March 3,
         1987 (filed as Exhibit 3(a) to the Registrant's Annual Report on Form
         10-K for the year ended December 31, 1993).*
  3.2    Bylaws of the Registrant, as amended April 18, 1995 (filed as Exhibit
         3(ii) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993).*
  3.3    Certificate of the Voting Powers, Designation, Preferences and
         Relative Participating, Optional or Other Special Rights, and the
         Qualifications, Limitations or Restrictions Thereof, Which Have Not
         Been Set Forth in the Certificate of Incorporation or in Any Amendment
         Thereto, of the Adjustable Rate Cumulative Preferred Stock, Series B
         (filed as Exhibit 3(c) to the Registrant's Annual Report on Form 10-K
         for the year ended December 31, 1993).*
  3.4    Certificate of the Voting Powers, Designation, Preferences and
         Relative Participating, Optional or Other Special Rights, and the
         Qualifications, Limitations or Restrictions Thereof, Which Have Not
         Been Set Forth in the Certificate of Incorporation or in Any Amendment
         Thereto, of the 9% Preferred Stock, Series C (filed as Exhibit 3 to the Registrant's Current Report on Form 8-K dated October 24, 1991).*
  3.5    Certificate of the Voting Powers, Designation, Preferences and
         Relative Participating, Optional or Other Special Rights, and the
         Qualifications, Limitations or Restrictions Thereof, Which Have Not
         Been Set Forth in the Certificate of Incorporation or in Any Amendment
         Thereto, of the 8 7/8% Preferred Stock, Series D (filed as Exhibit 3 to the Registrant's Current Report on Form 8-K dated March 5, 1992).*

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  5.1    Opinion of Sullivan & Cromwell.**
  8.1    Tax opinion of Sullivan & Cromwell.**
 21.1    Subsidiaries of the Registrant (filed as Exhibits 21 and 22 to the
         Registrant's Annual Report on Form 10-K for the year ended December
         31, 1994).*
 23.1    Consent of KPMG Peat Marwick LLP.
 23.2    Consent of Sullivan & Cromwell (included in Exhibit 5.1).**
 23.3    Consent of Sullivan & Cromwell (included in Exhibit 8.1).**
 24.1    Powers of Attorney.***
 99.1    Form of Letter of Transmittal.**
 99.2    Form of Letter of Transmittal Supplement.**
 99.3    Form of Notice of Guaranteed Delivery.**
 99.4    Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies
         and Other Nominees.**
 99.5    Form of Letter to Clients for use by Brokers, Dealers, Commercial
         Banks, Trust Companies and Other Nominees.**
 99.6    Form of Guidelines for Certification of Taxpayer Identification Number
         on Substitute Form W-9.**
 99.7    Summary Advertisement.**

--------
*  Incorporated by reference.
** To be filed by amendment.

*** Previously filed.

ITEM 22. UNDERTAKINGS

  The Undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of San Francisco, State of California on January 2, 1996.

                                     WELLS FARGO & COMPANY

                                                  /s/ Rodney L. Jacobs
                                     By---------------------------------------
                                         Rodney L. Jacobs Vice Chairman and
                                               Chief Financial Officer

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                              TITLE                     DATE
              ---------                              -----                     ----
                  *                    Chairman of the Board, Chief       January 2, 1996
______________________________________  Executive Officer and Director
              Paul Hazen                (Principal Executive Officer)

         /s/ Rodney L. Jacobs          Vice Chairman and Chief            January 2, 1996
______________________________________  Financial Officer (Principal
           Rodney L. Jacobs             Financial Officer)

                  *                    Executive Vice President and       January 2, 1996
______________________________________  Controller (Principal
          Frank A. Moeslein             Accounting Officer)

                  *
______________________________________ Director                           January 2, 1996
           H. Jesse Arnelle

                  *
______________________________________ Director                           January 2, 1996
          William R. Breuner

                  *
______________________________________ Director                           January 2, 1996
          William S. Davila

              SIGNATURE                              TITLE                     DATE
              ---------                              -----                     ----
                  *
______________________________________ Director                           January 2, 1996
         Rayburn S. Dezember
                  *
______________________________________ Director                           January 2, 1996
          Robert K. Jaedicke
                  *
______________________________________ Director                           January 2, 1996
           Ellen M. Newman
                  *
______________________________________ Director                           January 2, 1996
          Philip J. Quigley
                  *
______________________________________ Director                           January 2, 1996
          Carl E. Reichardt
                  *
______________________________________ Director                           January 2, 1996
            Donald B. Rice
                  *
______________________________________ Director                           January 2, 1996
           Susan G. Swenson
                  *
______________________________________ Director                           January 2, 1996
            Chang-Lin Tien
                  *
______________________________________ Director                           January 2, 1996
            John A. Young
                  *
______________________________________ Director                           January 2, 1996
          William F. Zuendt
         /s/ Rodney L. Jacobs
*By __________________________________
         (Rodney L. Jacobs as
      Attorney-in-Fact for each
      of the persons indicated)

                                 EXHIBIT INDEX

 EXHIBIT                                                                   PAGE
   NO.                             DESCRIPTION                             NO.
 -------                           -----------                             ----
  5.1    Opinion of Sullivan & Cromwell.**
  8.1    Tax opinion of Sullivan & Cromwell.**
 21.1    Subsidiaries of the Registrant (filed as Exhibits 21 and 22 to the Registrant's Annual Report on Form 10-K for the year ended
         December 31, 1994).*
 23.1    Consent of KPMG Peat Marwick LLP.
 23.2    Consent of Sullivan & Cromwell (included in Exhibit 5.1).**
 23.3    Consent of Sullivan & Cromwell (included in Exhibit 8.1).**
 24.1    Powers of Attorney.***
 99.1    Form of Letter of Transmittal.**
 99.2    Form of Letter of Transmittal Supplement.**
 99.3    Form of Notice of Guaranteed Delivery.**
 99.4    Form of Letter to Brokers, Dealers, Commercial Banks, Trust
         Companies and Other Nominees.**
 99.5    Form of Letter to Clients for use by Brokers, Dealers,
         Commercial Banks, Trust Companies and Other Nominees.**
 99.6    Form of Guidelines for Certification of Taxpayer Identification
         Number on Substitute Form
         W-9.**
 99.7    Summary Advertisement.**

--------
*  Incorporated by reference.

** To be filed by amendment.

*** Previously filed.